UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARNIVAL CORPORATION

CARNIVAL plc

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

February 18, 2010

MICKY ARISON

Chairman of the Boards

Chief Executive Officer

To our Shareholders:

I am pleased to invite you to attend our joint annual meetings of shareholders at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134, United States of America on Tuesday, April 13, 2010. The meetings will commence at 10:00 a.m. (EDT), and although there are technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa. Because we have shareholders in both the United Kingdom and the United States, we plan to continue to rotate the location of the annual meetings between the United Kingdom and the United States each year in order to accommodate shareholders on both sides of the Atlantic.

We are also pleased to offer an audio webcast of the annual meetings at www.carnivalcorp.com or www.carnivalplc.com.

Details regarding the matters to be voted on are contained in the attached notices of annual meetings of shareholders and proxy statement. The Carnival Corporation Notice of Annual Meeting begins on page 1 and the Carnival plc Notice of Annual General Meeting begins on page 4. Because of the DLC structure, all voting will take place on a poll (or ballot).

We are also pleased to be furnishing proxy materials to our shareholders primarily over the internet. We believe that this process expedites your receipt of proxy materials, significantly lowers the costs of our annual meetings and conserves the earth’s natural resources. Carnival Corporation shareholders can enroll for electronic delivery at www.InvestorDelivery.com. Carnival plc shareholders can enroll at www.shareview.co.uk.

Your vote is important. Whether or not you plan to attend the annual meetings in person, please vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meetings in person should you so choose.

The boards of directors consider Proposals 1-21 to be in the best interests of Carnival Corporation & plc and the shareholders as a whole. Accordingly, the boards of directors unanimously recommend that you cast your vote “FOR” Proposals 1-21. The boards of directors consider Proposal 22 not to be in the best interests of Carnival Corporation & plc and the shareholders as a whole. Accordingly, the boards of directors unanimously recommend that you cast your vote “AGAINST” Proposal 22.

Thank you for your ongoing interest in, and continued support of, Carnival Corporation & plc.

Sincerely,

Micky Arison

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS	1

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS	4

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS	10

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION	14

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC	17

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22

PROPOSALS 1-14 ELECTION OR RE-ELECTION OF DIRECTORS	22

PROPOSALS 15 & 16 RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION	24

PROPOSAL 17 RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC	25

PROPOSAL 18 APPROVAL OF DIRECTORS’ REMUNERATION REPORT	25

PROPOSALS 19 & 20 APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW CARNIVAL PLC SHARES	25

PROPOSAL 21 GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES	27

PROPOSAL 22 SHAREHOLDER PROPOSAL	28

BOARD STRUCTURE AND COMMITTEE MEETINGS	31

DIRECTOR COMPENSATION	35

COMPENSATION DISCUSSION AND ANALYSIS	38

COMPENSATION COMMITTEES REPORT	53

EXECUTIVE COMPENSATION	54

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	66

REPORT OF THE AUDIT COMMITTEES	67

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	68

Annex A Carnival plc Directors’ Report
Annex B Carnival plc Directors’ Remuneration Report—Part II
Annex C Carnival plc Corporate Governance Report

3655 N.W. 87th Avenue

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS

DATE	Tuesday, April 13, 2010

TIME	10:00 a.m. (EDT) being 3:00 p.m. (BST)

The Carnival Corporation annual meeting will start directly following the annual general meeting of Carnival plc.

PLACE	The Biltmore Hotel

1200 Anastasia Avenue

Coral Gables, Florida 33134

United States of America

WEBCAST	www.carnivalcorp.com or www.carnivalplc.com

ITEMS OF BUSINESS	1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Robert H. Dickinson as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Howard S. Frank as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Modesto A. Maidique as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

10.	To re-elect Peter G. Ratcliffe as a director of Carnival Corporation and as a director of Carnival plc.

11.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

12.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

13.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

14.	To re-elect Uzi Zucker as a director of Carnival Corporation and as a director of Carnival plc.

15.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors for Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for Carnival Corporation;

16.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc;

17.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2009 (in accordance with legal requirements applicable to UK companies);

18.	To approve the directors’ remuneration report of Carnival plc for the year ended November 30, 2009 (in accordance with legal requirements applicable to UK companies);

19.	To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

20.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

21.

To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs);

22.	To consider a shareholder proposal; and

23.	To transact such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote your Carnival Corporation shares if you were a shareholder at the close of business on February 12, 2010.

MEETING ADMISSION

Attendance at the meeting is limited to shareholders. Each Carnival Corporation shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts (“under a street name”) will need to bring a copy of a brokerage statement reflecting share ownership as of the record date. Due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 10 of this proxy statement and the instructions on your proxy card.

On behalf of the Board of Directors

ARNALDO PEREZ

Senior Vice President,

General Counsel & Secretary

Carnival Corporation is continuing to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials, unless they previously requested to receive printed copies. If you receive this one-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials. All Carnival Corporation shareholders are urged to follow the instructions in the notice and submit their proxy promptly. If you receive a printed copy of the proxy materials, the accompanying envelope for return of the proxy card requires no postage. Any shareholder attending the meeting in Coral Gables, Florida may personally vote on all matters that are considered, in which event the previously submitted proxy will be revoked.

Notice and electronic delivery of this proxy statement and accompanying proxy card are being provided on or about March 3, 2010.

THIS NOTICE OF ANNUAL GENERAL MEETING IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THE PROPOSALS REFERRED TO IN THIS DOCUMENT OR AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORIZED UNDER THE UK FINANCIAL SERVICES AND MARKETS ACT 2000.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL YOUR SHARES IN CARNIVAL PLC, PLEASE SEND THIS DOCUMENT AND THE ACCOMPANYING DOCUMENTS TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

(incorporated and registered in England and Wales under number 4039524)

Carnival House

5 Gainsford Street

London SE1 2NE

United Kingdom

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an ANNUAL GENERAL MEETING of Carnival plc will be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134, United States of America on Tuesday, April 13, 2010 at 10:00 a.m. (EDT), being 3:00 p.m. (BST), for the purpose of considering and, if thought fit, passing the resolutions described below:

•

Proposals 1 through 19 and 22 will be proposed as ordinary resolutions. For ordinary resolutions, the required majority is more than 50% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

•

Proposals 20 and 21 will be proposed as special resolutions. For special resolutions, the required majority is not less than 75% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

Election and re-election of directors

1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Robert H. Dickinson as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Howard S. Frank as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Modesto A. Maidique as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

10.	To re-elect Peter G. Ratcliffe as a director of Carnival Corporation and as a director of Carnival plc.

11.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

12.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

13.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

14.	To re-elect Uzi Zucker as a director of Carnival Corporation and as a director of Carnival plc.

Re-appointment and remuneration of Carnival plc auditors and ratification of Carnival Corporation auditors

15.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors of Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Carnival Corporation.

16.	To authorize the Audit Committee of the board of directors of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

Accounts and Reports

17.	To receive the UK accounts and the reports of the directors and auditors of Carnival plc for the year ended November 30, 2009.

Directors’ remuneration report

18.	To approve the directors’ remuneration report of Carnival plc as set out in the annual report for the year ended November 30, 2009.

Allotment of shares

19.	THAT the directors of Carnival plc be and they are hereby authorized to allot shares in Carnival plc and to grant rights to subscribe for or convert any security into shares in Carnival plc:

(a)

up to a nominal amount of $118,107,426 (such amount to be reduced by the nominal amount of any equity securities (as defined in the Companies Act 2006) allotted under paragraph (b) below in excess of $118,107,426); and

(b)

up to a nominal amount of $236,214,852 (such amount to be reduced by any shares and rights to subscribe for or convert any security into shares allotted under paragraph (a) above) in connection with an offer by way of a rights issue:

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities as required by the rights of those securities or as the directors of Carnival plc otherwise considers necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements considered necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s Carnival plc annual general meeting (or, if earlier, until the close of business on July 12, 2011) but, in each case, so that Carnival plc may make offers and enter into agreements during the relevant period which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the directors of Carnival plc may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.

Disapplication of pre-emption rights

20.

THAT subject to passing Proposal 19, the directors of Carnival plc be given power to allot equity securities (as defined in the Companies Act 2006) for cash under the authority given by that resolution and/or where the allotment is treated as an allotment of equity securities under section 560(2)(b) of the Companies Act 2006, free of the restriction in section 561(1) of the Companies Act 2006, such power to be limited:

(a)	to the allotment of equity securities in connection with an offer of equity securities (but in the case of the authority granted under paragraph (b) of Proposal 19, by way of a rights issue only):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities, as required by the rights of those securities or, as the directors of Carnival plc otherwise consider necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements considered necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(b)

in the case of the authority granted under paragraph (a) of Proposal 19 and/or in the case of any transfer of treasury shares which is treated as an allotment of equity securities under section 560(2)(b) of the Companies Act 2006, to the allotment (otherwise than under paragraph (a) above) of equity securities up to a nominal amount of $17,716,114, such power to apply until the end of next year’s annual general meeting (or, if earlier, until the close of business on July 12, 2011) but during this period Carnival plc may make offers, and enter into agreements, which would, or might, require equity securities to be allotted after the power ends and the directors of Carnival plc may allot equity securities under any such offer or agreement as if the power had not ended.

General authority to buy back Carnival plc ordinary shares

21.

THAT Carnival plc be and is generally and unconditionally authorized to make market purchases (within the meaning of Section 693(4) of the UK Companies Act 2006 (the “Companies Act 2006”)) of ordinary shares of $1.66 each in the capital of Carnival plc provided that:

(a)	the maximum number of ordinary shares authorized to be acquired is 21,344,716;

(b)	the minimum price (exclusive of expenses) which may be paid for an ordinary share is $1.66;

(c)

the maximum price which may be paid for an ordinary share is an amount (exclusive of expenses) equal to the higher of (1) 105% of the average middle market quotation for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased and (2) the higher of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out; and

(d)

unless previously revoked or renewed, this authority shall expire on the earlier of (i) the conclusion of the annual general meeting of Carnival plc to be held in 2011 and (ii) 18 months from the date of this resolution (except in relation to the purchase of ordinary shares, the contract of which was entered into before the expiry of such authority).

Carnival Corporation Shareholder Proposal

22.	To consider a shareholder proposal.

By Order of the Board	Registered Office:

Arnaldo Perez Company Secretary February 18, 2010	Carnival House 5 Gainsford Street London SE1 2NE United Kingdom

Voting Arrangements for Carnival plc Shareholders

Carnival plc shareholders can vote in either of two ways:

•	by attending the meeting and voting in person or, in the case of corporate shareholders, by corporate representatives; or

•	by appointing a proxy to attend and vote on their behalf, using the proxy form enclosed with this notice of annual general meeting.

Voting in person

If you come to the annual general meeting, please bring the attendance card (attached to the enclosed proxy form) with you. This will mean you can register more quickly.

In order to attend and vote at the annual general meeting, a corporate shareholder may appoint one or more individuals to act as its representative. The appointment must comply with the requirements of Section 323 of the Companies Act 2006. Each representative should bring evidence of their appointment, including any authority under which it is signed, to the meeting. If you are a corporation and are considering appointing a corporate representative to represent you and vote your shareholding in Carnival plc at the annual general meeting you are strongly encouraged to pre-register your corporate representative to make registration on the day of the meeting more efficient. In order to pre-register, please fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere. Please note that this fax facility should be used only for pre-registration of corporate representatives and not for any other purpose.

Voting by proxy

A shareholder entitled to attend and vote at the meeting is entitled to appoint one or more proxies to exercise all or any of their rights to attend, speak and vote in his or her stead. A proxy need not be a shareholder of Carnival plc. A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. A person who is nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006, but is not a shareholder, is not entitled to appoint a proxy.

If you are a person nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006 you may have a right under an agreement between you and the member by whom you were nominated to be appointed, or to have someone else appointed, as a proxy for the meeting. If you have no such right, or you have such a right but do not wish to exercise it, you may have a right under such an agreement to give instructions to the member as to the exercise of voting rights.

To be effective, a duly completed proxy form and the authority (if any) under which it is signed, or a notarially certified copy of such authority, must be deposited (whether delivered personally or by post) at the offices of Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6GL, United Kingdom as soon as possible and in any event no later than 3:00 p.m. (BST) on April 11, 2010. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out on the proxy form.

In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which names stand on the register of shareholders of Carnival plc in respect of the relevant joint holding.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID RA19) by the latest time(s) for receipt of proxy appointments specified in the notice of meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Carnival plc may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Shareholders who are entitled to vote

Carnival plc, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those shareholders registered in the register of members of Carnival plc at 11:00 p.m. (BST) on April 11, 2010 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 11:00 p.m. (BST) on April 11, 2010 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

Any shareholder attending the meeting has the right to ask questions. Carnival plc must cause to be answered any such question relating to the business being dealt with at the meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of Carnival plc or the good order of the meeting that the question be answered.

Documents available for inspection

Copies of all service agreements (including letters of appointment) between each director and Carnival plc will be available for inspection during normal business hours on any weekday (public holidays excluded) at the registered office of Carnival plc from the date of this notice until and including the date of the meeting and at the place of the meeting for at least 15 minutes prior to and during the meeting.

*    *    *

There are 22 Proposals that require shareholder approval at the annual meeting this year. The directors unanimously recommend that you vote in favor of Proposals 1-21 (inclusive) and against Proposal 22, and encourage you to submit your vote using one of the voting methods described herein. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting in person should you so choose.

Website materials

This proxy statement and other information required by Section 311A of the Companies Act 2006 have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Under Section 527 of the Companies Act 2006, shareholders meeting the threshold requirements set out in that section have the right to require Carnival plc to publish on a website a statement setting out any matter relating to: (i) the audit of Carnival plc’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the annual general meeting; or (ii) any circumstance connected with an auditor of Carnival plc ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with Section 437 of the Companies Act 2006. Carnival plc may not require the shareholders requesting any such website publication to pay its expenses in complying with Sections 527 or 528 of the Companies Act 2006. Where Carnival plc is required to place a statement on a website under Section 527 of the Companies Act, it must forward the statement to Carnival plc’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the annual general meeting includes any statement that Carnival plc has been required under Section 527 of the Companies Act 2006 to publish on a website.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS

Q:	Why am I receiving these materials?

A:

The board of directors of each of Carnival Corporation and Carnival plc (together, “Carnival Corporation & plc,” “we” or “us”) is providing these proxy materials to you in connection with our joint annual meetings of shareholders on Tuesday, April 13, 2010. The annual meetings will be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134, United States of America. The meetings will commence at 10:00 a.m. (EDT), and although technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the meetings, the voting process, the compensation of directors and certain executive officers and certain other information required by SEC rules applicable to both companies. We have attached as Annexes A, B and C to this proxy statement information that Carnival plc is required to provide to its shareholders under applicable UK rules.

Q:	What proposals will be voted on at each of the meetings?

A:	The proposals to be voted on at each of the meetings are set out in the notices of meetings starting on pages 1 and 4 of this proxy statement.

Q:	What is the voting recommendation of the boards of directors?

A:	Your boards of directors recommend that you vote your shares as follows:

•	“FOR” Proposals 1-21; and

•	“AGAINST” Proposal 22.

Q:	How does the dual listed company (“DLC”) structure affect my voting rights?

A:

On most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. These matters are called “joint electorate actions.” Combined voting is accomplished through the special voting shares that have been issued by each company. Certain matters specified in the organizational documents of Carnival Corporation and Carnival plc where the interests of the two shareholder bodies may diverge are called “class rights actions.” These class rights actions are voted on separately by the shareholders of each company. If either group of shareholders does not approve a class rights action, that action generally cannot be taken by either company. All of the proposals to be voted on at these annual meetings are joint electorate actions, and there are no class rights actions.

Q:	Generally, what actions are joint electorate actions?

A:

Any resolution to approve an action other than a class rights action or a procedural resolution (described below) is designated as a joint electorate action. The actions designated as joint electorate actions include:

•	the appointment, removal, election or re-election of any director of either or both companies;

•	if required by law, the receipt or adoption of the annual accounts of both companies;

•	the appointment or removal of the independent auditors of either company;

•	a change of name by either or both companies; or

•	the implementation of a mandatory exchange of Carnival plc shares for Carnival Corporation shares based on a change in tax laws, rules or regulations.

The relative voting rights of Carnival plc shares and Carnival Corporation shares are equalized based on a ratio which we refer to as the “equalization ratio.” Based on the current equalization ratio of 1:1, each Carnival Corporation share has the same voting rights as one Carnival plc share on joint electorate actions.

Q:	How are joint electorate actions voted on?

A:	Joint electorate actions are voted on as follows:

•

Carnival plc shareholders vote at the annual general meeting of Carnival plc (whether in person or by proxy). Voting is on a poll (or ballot) which remains open for sufficient time to allow the vote at the Carnival Corporation meeting to be held and reflected in the Carnival plc meeting through the mechanism of the special voting share. An equivalent vote is cast at the subsequent Carnival Corporation meeting on each of the corresponding resolutions through a special voting share issued by Carnival Corporation; and

•

Carnival Corporation shareholders vote at the Carnival Corporation annual meeting (whether in person or by proxy). Voting is by ballot (or on a poll) which remains open for sufficient time to allow the vote at the Carnival plc meeting to be held and reflected in the Carnival Corporation meeting through the mechanism of the special voting share. An equivalent vote is cast on the corresponding resolutions at the Carnival plc meeting through a special voting share issued by Carnival plc.

A joint electorate action is approved if it is approved by:

•

a simple majority of the votes cast in the case of an ordinary resolution (or not less than 75% of the votes cast in the case of a special resolution if required by applicable law and regulations or Carnival plc’s articles) by the holders of Carnival plc’s shares and the holder of the Carnival plc special voting share as a single class at a meeting at which a quorum was present and acting;

•

a simple majority of the votes cast (or other majority if required by applicable law and regulations or the Carnival Corporation articles and by-laws) by the holders of Carnival Corporation shares and the holder of the Carnival Corporation special voting share, voting as a single class at a meeting which a quorum was present and acting; and

•

a minimum of one-third of the total votes available to be voted by the combined shareholders must be cast on each resolution for it to be effective. Formal abstentions (or votes withheld) by a shareholder on a resolution will be counted as having been “cast” for this purpose.

Q:	How are the directors of each company elected or re-elected?

A:

Resolutions relating to the election or re-election of directors are considered as joint electorate actions. No person may be a member of the board of directors of Carnival Corporation or Carnival plc without also being a member of the board of directors of the other company. There are 14 nominees for election or re-election to the board of directors of each company this year. Other than Sir Jonathon Band, each nominee currently serves as a director of Carnival Corporation and Carnival plc. All nominees for director are to be elected or re-elected to serve until the next annual meetings and until their successors are elected.

Q:	What votes are required to approve the proposals?

A:	Carnival Corporation Proposals 20 and 21 are required to be approved by 75% of the combined votes cast at both meetings.

Each of the other proposals, including the election or re-election of directors, requires the approval of a majority of the combined votes cast at both meetings. Abstentions and broker non-votes are not deemed votes cast for purposes of calculating the vote, but do count for the purpose of determining whether a quorum is present.

If you are a beneficial owner of Carnival Corporation shares and do not provide the shareholder of record with a signed voting instruction card, your shares may constitute broker non-votes, as described in “How is the quorum determined?” In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not deemed cast for purposes of calculating the vote.

Q:	Generally, what are procedural resolutions?

A:

Procedural resolutions are resolutions of a procedural or technical nature that do not adversely affect the shareholders of the other company in any material respect and are put to the shareholders at a meeting. The special voting shares do not represent any votes on “procedural resolutions.” The chairman of each of the meetings will determine whether a resolution is a procedural resolution.

To the extent that such matters require the approval of the shareholders of either company, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote (provided no amendments have been raised);

•

that the question under discussion not be put to the vote (where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting);

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate (for example, to a subsequent meeting); and

•	to adjourn the meeting.

Q:	Where can I find the voting results of the meeting?

A:

The voting results will be announced to the media and the relevant stock exchanges and posted on our website at www.carnivalcorp.com and www.carnivalplc.com, after both shareholder meetings have closed. The results will also be published in a joint current report on Form 8-K within 4 business days after the date the shareholders meetings have closed.

Q:	What is the quorum requirement for the meetings?

A:

The quorum requirement for holding the meetings and transacting business as joint electorate actions at the meetings is one-third of the total votes capable of being cast by all shareholders of both companies. Shareholders may be present in person or represented by proxy or corporate representative at the meetings.

Q:	How is the quorum determined?

A:

For purposes of determining a quorum with respect to joint electorate actions, the special voting shares have the maximum number of votes attached to them as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of the other company, and such maximum number of votes (including abstentions) constitutes shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting.

In order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, the special voting entities must be present.

Abstentions (including votes withheld) and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our boards of directors. Occasionally, shareholders provide written comments on their proxy card which are then forwarded to management.

Q:	Who will bear the cost of soliciting votes for the meetings?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes for the meetings. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders.

Q:	Can I view the proxy materials electronically?

A:

Yes. This proxy statement and any other proxy materials have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com. Carnival Corporation shareholders can also access proxy-related materials at www.investoreconnect.com as described under “Questions Specific to Shareholders of Carnival Corporation” beginning on page 14.

Q:	What reports are filed by Carnival Corporation and Carnival plc with the SEC and how can I obtain copies?

A:

We file this proxy statement, joint annual reports on Form 10-K, joint quarterly reports on Form 10-Q and joint current reports on Form 8-K with the SEC. Copies of this proxy statement, the Carnival Corporation & plc joint annual report on Form 10-K for the year ended November 30, 2009, as well as any joint quarterly reports on Form 10-Q or joint current reports on Form 8-K, as filed with the SEC can be viewed or obtained without charge through the SEC’s website at www.sec.gov (under Carnival Corporation or Carnival plc) or at www.carnivalcorp.com or www.carnivalplc.com. Copies will also be provided to shareholders without charge upon written request to Investor Relations, Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida 33178 or Carnival plc, Carnival House, 5 Gainsford Street, London SE1 2NE, United Kingdom. We encourage you to take advantage of the convenience of accessing these materials through the internet as it is simple and fast to use, saves time and money, and is environmentally friendly.

Q:	May I propose actions for consideration at next year’s annual meetings?

A:

Carnival Corporation shareholders and Carnival plc shareholders (to the extent permitted under Carnival plc’s governing documents and UK law) may submit proposals for consideration at future shareholder meetings, including director nominations. In order for shareholder proposals to be considered for inclusion in our proxy statement for next year’s annual meetings, the written proposals must be received by our Secretary no later than November 5, 2010. Such proposals also will need to comply with SEC regulations and UK corporate law requirements regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of shareholders to be considered at next year’s meetings, but not included in our proxy statement, must be submitted no later than six weeks prior to the annual shareholders meeting or, if later, the time at which the notice of such meeting is publicly disclosed.

Q:	May I nominate individuals to serve as directors?

A:

You may propose director candidates for consideration by our board’s Nominating & Governance Committees. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2011 annual meetings you must submit your recommendation in writing to the attention of our Secretary at our headquarters not later than November 5, 2010. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation and service on boards of any public company or registered investment company for at least the last five years;

•

a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the factors referred to below in “Board Structure and Committee Meetings — Nominations of Directors”; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION

Carnival plc shareholders should refer to the “Questions Specific to Shareholders of Carnival plc” beginning on page 17.

Q:	What Carnival Corporation shares owned by me can be voted?

A:

All Carnival Corporation shares owned by you as of February 12, 2010, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Carnival Corporation’s Dividend Reinvestment Plan and its Employee Stock Purchase Plan and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	Will I be asked to vote at the Carnival plc annual meeting?

A:

No. Your vote at the Carnival Corporation annual meeting, for purposes of determining the outcome of combined voting, is automatically reflected as appropriate at the parallel annual meeting of Carnival plc through the mechanism of the special voting share issued by Carnival plc.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Carnival Corporation is taking advantage of SEC rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials unless they previously requested to receive printed copies. You will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the shareholders of Carnival Corporation hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Carnival Corporation’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and the notice of Internet availability of proxy materials or set of printed proxy materials, as applicable, is being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, Carnival Corporation will provide a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the notice of Internet availability of proxy materials or set of printed proxy materials, as applicable, is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, your broker or nominee will provide a voting instruction card for you to use.

Q:	How can I vote my Carnival Corporation shares in person at the meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting in Coral Gables, Florida. If you choose to do so, please bring your proxy card and proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Please refer to the voting instructions provided by your broker or nominee.

Q:	How can I vote my Carnival Corporation shares without attending the meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. For shareholders of record, you may do this by voting on the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by signing your proxy card and mailing it in the enclosed envelope. If you provided specific voting instructions, your shares will be voted as you instruct. If you submit a proxy but do not provide instructions, your shares will be voted as described below in “How are votes counted?” Where your shares are held in street name, in most instances you will be able to do this over the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by mail. Please refer to the voting instruction card included by your broker or nominee.

Q:	Can I change my vote?

A:

You may change your proxy instruction at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares owned beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one notice of Internet availability of proxy materials or set of printed proxy materials, as applicable?

A:	It means your shares are registered differently or are in more than one account. Please follow the instructions in each notice to ensure all of your shares are voted.

Q:

Only one notice of Internet availability of proxy materials or set of printed proxy materials was delivered to my address, but there are two or more shareholders at this address. How do I request additional copies of the proxy materials?

A.

Broadridge Financial Solutions, Inc., the entity we have retained to mail the notice of Internet availability of proxy materials or printed proxy materials to Carnival Corporation’s registered owners and the entity retained by the brokerage community to mail the notice of Internet availability of proxy materials or printed proxy materials to Carnival Corporation’s beneficial owners, has been instructed to deliver only one notice or set of printed proxy materials to multiple security holders sharing an address unless we have received contrary instructions from you or one of the other shareholders. We will promptly deliver a separate copy of the notice or set of printed proxy materials for this year’s annual meeting or for any future meetings to any shareholder upon written or oral request. To make such request, please contact Broadridge Financial Solutions at 1-800-542-1061, or write to Broadridge Financial Solutions, Attention: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may contact us through any of these methods if you receive multiple notices or sets of printed proxy materials and would prefer to receive a single copy in the future.

Q:	Who can attend the Carnival Corporation meeting?

A:

All Carnival Corporation shareholders of record as of February 12, 2010, or their duly appointed proxies, may attend and vote at the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.

If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of February 12, 2010 together with proof of identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q:	What class of shares are entitled to be voted at the Carnival Corporation meeting?

A:

Carnival Corporation has only one class of common stock outstanding. Each share of Carnival Corporation common stock outstanding as of the close of business on February 12, 2010, the record date, is entitled to one vote at the annual meeting. As of January 15, 2010, Carnival Corporation had 620,035,762 shares of common stock issued and outstanding. The trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with your shares of common stock do not give you separate voting rights.

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the proposals. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions. If you submit a proxy or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the boards of directors.

Q:	What happens if additional proposals are presented at the meeting?

A:

Other than the proposals described in this proxy statement, Carnival Corporation does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Micky Arison, Carnival Corporation’s Chairman of the Board and Chief Executive Officer, and Arnaldo Perez, Carnival Corporation’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is unable to accept nomination or election (which is not anticipated), the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the boards of directors.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services LLC, our transfer agent, will tabulate the votes and act as the inspector of elections.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC

Carnival Corporation shareholders should refer to “Questions Specific to Shareholders of Carnival Corporation” beginning on page 14.

Q:	Who is entitled to attend and vote at the annual general meeting of Carnival plc?

A:

If you are a Carnival plc shareholder registered in the register of members of Carnival plc at 11:00 p.m. (BST) on April 11, 2010, you will be entitled to attend in person and vote at the annual general meeting to be held in the United Kingdom in respect of the number of Carnival plc shares registered in your name at that time. You may also appoint one or more proxies to attend, speak and vote instead of you. If you are a corporation you may appoint one or more corporate representatives to represent you and vote your shareholding in Carnival plc at the annual general meeting to be held in the United Kingdom. For further details regarding appointing a proxy or corporate representative please see below.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website at www.carnivalcorp.com or www.carnivalplc.com shortly before the start of the meetings and follow the instructions provided.

Q:	Will I be asked to vote at the Carnival Corporation annual meeting?

A:

No. Your vote at the Carnival plc annual general meeting, for purposes of determining the outcome of combined voting, will automatically be reflected as appropriate at the parallel annual meeting of Carnival Corporation through the mechanism of a special voting share issued by Carnival Corporation.

Q:	How do I vote my Carnival plc shares without attending the annual general meeting?

A:

You may vote your Carnival plc shares at the annual general meeting by completing and signing the enclosed form of proxy in accordance with the instructions set out on the form and returning it as soon as possible, but in any event so as to be received by Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6GL, by not later than 3:00 p.m. (BST) on April 11, 2010. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out in the proxy form. It is also possible to appoint a proxy via the CREST system, please see the Carnival plc Notice of Annual General Meeting for further details. Voting by proxy does not preclude you from attending the annual general meeting and voting in person should you wish to do so.

If you are a corporation you can vote your Carnival plc shares at the annual general meeting by appointing one or more corporate representatives. You are strongly encouraged to pre-register your corporate representative to make registration on the day of the annual meeting more efficient. In order to pre-register you would need to fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere.

Corporate representatives themselves are urged to arrive at least two hours before commencement of the annual general meeting to assist Carnival plc’s registrars with the appropriate registration formalities. Whether or not you intend to appoint a corporate representative, you are strongly encouraged to return the enclosed form of proxy to Carnival plc’s registrars.

Q:	Can I change my vote given by proxy or by my corporate representative?

A:

Yes. You may change your proxy vote by either (1) completing, signing and dating a new form of proxy in accordance with its instructions and returning it to Carnival plc’s registrars by no later than the start of the annual general meeting, or (2) by attending and voting in person at the annual general meeting. If you do not attend and vote in person at the annual general meeting and wish to revoke the appointment of your proxy or corporate representative you must do so by delivering a notice of such revocation to Carnival plc’s registrars at least three hours before the start of the annual general meeting.

Q:	What class of shares are entitled to be voted at the Carnival plc meeting?

A:

Carnival plc has only one class of ordinary shares in issue. Each Carnival plc ordinary share in issue as of the close of business on April 11, 2010, is entitled to one vote at the annual general meeting. As of January 15, 2010, Carnival plc had 213,447,155 ordinary shares in issue. However, the 45,971,194 Carnival plc ordinary shares directly or indirectly held by Carnival Corporation have no voting rights (in accordance with the Articles of Association of Carnival plc).

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” your vote for each of the resolutions. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information concerning the share ownership of (1) all persons known by us to be the beneficial owners of 5% or more of the 620,035,762 shares of Carnival Corporation common stock and trust shares of beneficial interest in the P&O Princess Special Voting Trust outstanding as of January 15, 2010, (2) all persons known by us to be the beneficial owners of 5% or more of the 213,447,155 ordinary shares of Carnival plc outstanding as of January 15, 2010, 45,971,194 of which are directly or indirectly owned by Carnival Corporation and have no voting rights, (3) each of our executive officers named in the “Summary Compensation Table” which appears elsewhere in this proxy statement, (4) each of our directors and (5) all directors and executive officers as a group.

Micky Arison, Chairman of the board and Chief Executive Officer of each of Carnival Corporation and Carnival plc, certain other members of the Arison family and trusts for their benefit (collectively, the “Principal Shareholders”), beneficially own shares representing approximately 34.6% of the voting power of Carnival Corporation and approximately 27.2% of the combined voting power of Carnival Corporation & plc and have informed us that they intend to cause all such shares to be voted in favor of Proposals 1 through 21 and against Proposal 22 listed in the accompanying Carnival Corporation Notice of Meeting. The table begins with ownership of the Principal Shareholders.

The number of shares beneficially owned by each entity, person, director, nominee or executive officer is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shares voting power or investment power and also any shares which the individual would have the right to acquire as of March 16, 2010 (being 60 days after January 15, 2010) through the exercise of any stock option (“Vested Options”), the vesting of restricted share units (“RSUs”) and restricted shares, which had no voting rights prior to vesting.

Beneficial Ownership Table

Name and Address of Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*	Percent of Carnival Corporation Common Stock	Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares	Percent of Carnival plc Ordinary Shares	Percent of Combined Voting Power**
Micky Arison	181,607,916(2)(3)(4)	29.3%	0	***	23.1%
MA 1994 B Shares, L.P.	103,638,843(2)(5)	16.7%	0	***	13.2%
MA 1994 B Shares, Inc.	103,638,843(2)(5)	16.7%	0	***	13.2%
Nickel 2003 Revocable Trust	486,566(2)(6)	***	0	***	***
Artsfare 2005 Trust No. 2 c/o SunTrust Delaware Trust Company 1011 Centre Road, Suite 108 Wilmington, DE 19805	37,580,930(2)(7)(12)	6.1%	0	***	4.8%
J.P. Morgan Trust Company of Delaware	3,759,010(2)(8)	***	0	***	***
JMD-LMA Protector, Inc.	37,580,930(2)(7)	6.1%	0	***	4.8%
Eternity Two Trust	1,879,504(2)(8)(13)	***	0	***	***
Jafasa Continued Irrevocable Trust	1,000,000(2)	***	0	***	***
MBA I, L.P.	900,000(2)(3)(9)	***	0	***	***
Artsfare 2003 Trust	900,000(2)(3)(9)	***	0	***	***
TAMMS Management Corporation	32,439(2)(3)	***	0	***	***
James M. Dubin c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019	109,848,402(2)(3)(10)	17.7%	0	***	14.0%
John J. O’Neil c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019	65,546,535(2)(11)(14)	10.6%	0	***	8.3%
SunTrust Delaware Trust Company 1011 Centre Road, Suite 108 Wilmington, DE 19805	37,580,930(2)(12)	6.1%	0	***	4.8%
JMD Delaware, Inc.	6,720,937(2)(5)(6)(13)	1.1%	0	***	***
Knight Protector, Inc.	65,546,535(2)(14)	10.6%	0	***	8.3%
Citigroup Inc. 399 Park Avenue New York, NY 10043	63,700,037(15)	10.3%	0	***	8.1%
Citigroup Institutional Trust Company 824 Market Street Wilmington, DE 19801	61,787,525(15)	10.0%	0	***	7.8%
David Bernstein	71,400(16)	***	0	***	***
Gerald R. Cahill	303,501(17)	***	0	***	***

Name and Address of Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*	Percent of Carnival Corporation Common Stock	Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares	Percent of Carnival plc Ordinary Shares	Percent of Combined Voting Power**
Pier Luigi Foschi c/o Costa Crociere S.p.A. Via XII Ottobre, 2 16121 Genoa Italy	0	***	380,264(18)	***	***
Howard S. Frank	761,898(19)	***	0	***	***
Sir Jonathon Band 33 Auckland Road East Southsea, Hampshire PO5 2HB United Kingdom	0	***	0	***	***
Ambassador Richard G. Capen, Jr. 1384 West Muirlands Drive La Jolla, CA 92037	41,000(20)	***	0	***	***
Robert H. Dickinson	424,000(21)	***	0	***	***
Arnold W. Donald 1 North Brentwood Blvd., Suite 510 Clayton, MO 63105	47,843(22)	***	0	***	***
Richard J. Glasier 122 Crystal Canyon Drive Carbondale, CO 81623	33,647(23)	***	0	***	***
Modesto A. Maidique c/o Florida International University 11200 SW 8th Street, CBC 317 Miami, FL 33199	51,647(24)	***	0	***	***
Sir John Parker c/o National Grid plc 1-3 Strand London WC2N 5EH United Kingdom	12,147	***	10,004(25)	***	***
Peter G. Ratcliffe c/o Princess Cruise Lines 24305 Town Center Drive Santa Clarita, CA 91355	150,000(26)	***	0(27)	***	***
Stuart Subotnick c/o Metromedia Company 810 7th Avenue, 29th Floor New York, NY 10019	21,747(28)	***	0	***	***
Laura Weil 220 East 73rd Street New York, NY 10021	8,216	***	0	***	***
Randall J. Weisenburger 354 Stanwich Road Greenwich, CT 06830	24,647	***	0	***	***
Uzi Zucker 870 5th Avenue New York, NY 10021	104,347(29)	***	0	***	***
Barrow, Hanley, Mewhinny & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	31,835,974(30)	5.1%			4.0%
Capital Research Global Investor 333 South Hope Street Los Angeles, CA 90071	49,458,960(31)	8.0%	0	***	6.3%
AXA S.A. 25 Avenue Matignon 75008 Paris France	0	***	21,347,289(32)	12.7%	2.7%
BlackRock, Inc. 33 King William Street London EC4R 9AS United Kingdom	0	***	21,656,989(32)	13.0%	2.8%
All directors and executive officers as a group (22 persons)	184,269,162(33)	29.7%	428,822(34)	***	23.4%

*

As part of the establishment of the DLC structure, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust (the “Trust”), a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the Trust were transferred to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following the transfer, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation common stock. Under a pairing agreement, the trust shares of beneficial interest in the Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the pairing agreement, when a share of Carnival Corporation common stock is issued to a person after the implementation of the DLC structure, a paired trust share will be issued at the same time to such person. Each share of Carnival Corporation common stock and the paired trust share may not be transferred separately. The Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol “CCL.” Accordingly, each holder of Carnival Corporation common stock is also deemed to be the beneficial owner of an equivalent number of trust shares.

**

As a result of the DLC structure, on most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. Combined voting is accomplished through the special voting shares that have been issued by each company.

***	Less than one percent.
(1)

The address of each natural person named, unless otherwise noted, is 3655 N.W. 87 Avenue, Miami, Florida 33178. The address of all entities, unless otherwise noted, is 1201 North Market Street, Wilmington, Delaware 19899.

(2)	The Principal Shareholders and others have filed a joint statement on Schedule 13D with respect to the shares of Carnival Corporation common stock held by such persons.
(3)	TAMMS Management Corporation holds 32,439 shares of common stock (“TAMMS Corp.”). TAMMS Corp. is wholly-owned by MBA I, L.P. (“MBA I”).
(4)

Includes (i) 1,008,000 Vested Options, (ii) 1,108,470 shares of common stock held by the Nickel 2006 GRAT, (iii) 382,587 shares of common stock held by the Nickel 2007 GRAT, (iv) 624,680 shares of common stock held by the Nickel 2008 GRAT; (v) 2,405,199 shares of common stock held by the Nickel 2008-2 GRAT, (vi) 1,200,000 shares of common stock held by the Nickel 2009 GRAT, (vii) 486,566 shares of common stock held by the Nickel 2003 Revocable Trust, (viii) 103,638,843 shares of common stock held by MA 1994 B Shares, L.P., (ix) 69,821,132 shares of common stock held by the Artsfare 2005 Trust No. 2, Eternity Four Trust and the Nickel 97-07 Irrevocable Trust by virtue of the authority granted to Mr. Arison under the last will of Ted Arison and (x) 932,439 shares of common stock held by the Artsfare 2003 Trust by virtue of authority granted under the trust instrument all of which may be deemed to be beneficially owned by Mr. Arison. Of these shares, Eternity Four Trust has pledged approximately 9.5 million shares. Mr. Arison does not have an economic interest in the shares of common stock held by Artsfare 2005 Trust No. 2, Artsfare 2003 Trust and Eternity Four Trust.

(5)

MA 1994 B Shares, L.P. (“MA 1994, L.P.”) owns 103,638,843 shares of common stock. The general partner of MA 1994, L.P. is MA 1994 B Shares, Inc. (“MA 1994, Inc.”), which is wholly-owned by the Nickel 1994 “B” Trust, a trust established for the benefit of Mr. Arison and his heirs (the “B Trust”). The sole limited partner of MA 1994, L.P. is the B Trust. Under the terms of the instrument governing the B Trust, Mr. Arison has the sole right to vote and direct the sale of the common stock indirectly held by the B Trust. By virtue of the limited partnership agreement of MA 1994, L.P., MA 1994, Inc. may be deemed to beneficially own all such 103,638,843 shares of common stock. By virtue of Mr. Arison’s interest in the B Trust and the B Trust’s interest in MA 1994, L.P., Mr. Arison may be deemed to beneficially own all such 103,638,843 shares of common stock. The trustee of the B Trust is JMD Delaware, Inc., a corporation wholly-owned by James M. Dubin.

(6)

Nickel 2003 Revocable Trust, a trust established for the benefit of Mr. Arison and his heirs (the “Nickel 2003 Trust”) owns 486,566 shares of common stock. Under the terms of the instrument governing the Nickel 2003 Trust, Mr. Arison has the sole right to vote and direct the sale of the common stock held by the Nickel 2003 Trust. The trustee of the Nickel 2003 Trust is JMD Delaware, Inc., a corporation wholly-owned by James M. Dubin.

(7)

JMD-LMA Protector, Inc., a Delaware corporation, is the protector of the Artsfare 2005 Trust No. 2. JMD-LMA Protector, Inc. has shared voting and dispositive power with respect to the shares of common stock held by Artsfare 2005 Trust No. 2.

(8)

J.P. Morgan Trust Company of Delaware acts as trustee of Eternity Two Trust. As trustee of Eternity Two Trust, J.P. Morgan Trust Company of Delaware has shared voting and dispositive power with respect to 3,759,010 shares of common stock held by Eternity Two Trust. J.P. Morgan Trust Company of Delaware disclaims beneficial ownership of the common stock held by Eternity Two Trust.

(9)

MBA I owns 900,000 shares of common stock and is the sole shareholder of TAMMS Corp. (See Note 3 above). MBA I may be deemed to own 32,439 shares of common stock held by TAMMS Corp. The Artsfare 2003 Trust owns a controlling interest in MBA I; therefore, the Artsfare 2003 Trust is deemed to beneficially own all such 900,000 shares of common stock.

(10)

By virtue of being the sole shareholder of JMD Delaware, Inc. and JMD-LMA Protector, Inc., a 50% shareholder of Knight Protector, Inc., and the sole trustee of the Artsfare 2003 Trust, Mr. Dubin may be deemed to own the aggregate of 109,848,402 shares of common stock beneficially owned by such entities, as to which he disclaims beneficial ownership. Mr. Dubin beneficially owns 1,000 shares of common stock held directly.

(11)

By virtue of being a 50% shareholder of Knight Protector, Inc., Mr. O’Neil may be deemed to own the aggregate of 65,546,535 shares of common stock beneficially owned by such entity, as to which he disclaims beneficial ownership.

(12)	SunTrust Delaware Trust Company acts as trustee for the Artsfare 2005 Trust No. 2.
(13)

JMD Delaware, Inc. is a Delaware corporation wholly owned by Mr. James Dubin. JMD Delaware, Inc. acts as trustee of the Nickel Continued Irrevocable Trust, the Jafasa Continued Irrevocable Trust, the Nickel 2006 GRAT, the Nickel 2007 GRAT, the Nickel 2008 GRAT, the Nickel 2008-2 GRAT and the Nickel 2009 GRAT. JMD Delaware, Inc. has shared dispositive power over the shares of common stock held by the Jafasa Continued Irrevocable Trust, the Nickel Continued Irrevocable Trust, the Nickel 2006 GRAT, the Nickel 2007 GRAT, the Nickel 2008 GRAT, the Nickel 2008-2 GRAT and the Nickel 2009 GRAT.

(14)

Knight Protector, Inc. acts as protector of the Eternity Four Trust, and has shared dispositive power with respect to all 61,787,525 shares of common stock held by Eternity Four Trust, shared voting power with respect to 31,701,809 shares of common stock held by Eternity Four Trust and sole voting power with respect to 30,085,716 shares of common stock held by Eternity Four Trust. Knight Protector, Inc. acts as protector of the Eternity Two Trust, and has shared voting and dispositive power with respect to 3,759,010 shares of common stock held by Eternity Two Trust.

(15)

Citigroup Institutional Trust Company acts as trustee for the Eternity Four Trust. According to Amendment No. 3 to Schedule 13G filed on February 8, 2007 by Citigroup Inc. and Citigroup Institutional Trust Company (formerly known as Smith Barney Corporate Trust Company), as of December 31, 2006 Citigroup Institutional Trust Company (of which Citigroup Inc. is the sole member) has shared dispositive power over 61,787,525 shares of common stock (all of which are shares held by the Eternity Four Trust), and Citigroup Inc. has shared voting power and shared dispositive power over 63,700,037 shares of common stock (61,787,525 shares of which are shares held by the Eternity Four Trust).

(16)	Includes 43,600 Vested Options.
(17)	Includes 198,000 Vested Options.
(18)	Includes 380,264 Vested Options.
(19)	Includes (i) 400,000 Vested Options, (ii) 5,073 held in GRAT#4 and (iii) 8,954 held in GRAT#5.
(20)	Includes (i) 36,000 Vested Options, and (ii) 2,000 shares owned by the Capen Trust, of which Mr. Capen is co-trustee.
(21)

Includes (i) 304,000 Vested Options and (ii) 120,000 shares of common stock owned by Dickinson Enterprises Limited Partnership (the “Dickinson Partnership”). The general partner of the Dickinson Partnership is Dickinson Enterprises, Inc., which is wholly owned by a revocable trust established for the benefit of Mr. Dickinson and his heirs (the “Dickinson Trust”). Under the terms of the instrument governing the Dickinson Trust, Mr. Dickinson has the sole right to vote and direct the sale of the common stock indirectly held by the Dickinson Trust.

(22)	Includes (i) 41,000 Vested Options and (ii) 1,807 shares held by The Arnold W. Donald Revocable Trust UAD 5/26/98.
(23)	Includes 24,000 Vested Options.
(24)	Includes 42,000 Vested Options.
(25)	Includes 7,000 shares held by Whitefoord Limited on behalf of GHM Trustees Limited, the trustee for Sir John Parker’s Fixed Unapproved Restricted Retirement Scheme.
(26)	Includes 140,000 Vested Options and 10,000 RSUs.
(27)

Does not include Mr. Ratcliffe’s conditional right to receive 40,036 share awards under the Carnival plc Deferred Bonus and Co-Investment Matching Plan after a three-year retention period, during which Mr. Ratcliffe does not have the right to vote or direct the sale of those shares.

(28)	Includes 9,600 Vested Options.
(29)	Includes 37,200 Vested Options.
(30)

As reflected in separate Schedules 13G/A, filed on December 31, 2008 with the SEC. Barrow, Hanley, Mewhinny & Strauss, Inc. reported sole voting power over 8,980,104 shares of common stock and sole dispositive power over 31,835,974 shares of common stock as a result of acting as an investment advisor.

(31)

As reflected in separate Schedules 13G/A, filed on December 31, 2008 with the SEC. Capital Research Global Investors reported sole voting power over 52,405,000 shares of common stock and sole dispositive power over 58,583,680 shares of common stock as a result of acting as an investment advisor to various investment companies. The company disclaims beneficial ownership of such shares.

(32)	Based on notifications to Carnival plc of interests of 3% or more in the voting rights of Carnival plc as required by the Disclosure and Transparency Rules of the UK Listing Authority.
(33)	Includes 2,719,059 Vested Options and 10,000 RSUs.
(34)	Includes 410,130 Vested Options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Carnival Corporation and Carnival plc during and with respect to their most recent fiscal year and upon written representations from persons known to Carnival to be subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “reporting person”), all reporting persons filed on a timely basis reports required by Section 16(a) of the Exchange Act during and with respect to the year ended November 30, 2009, with the exception of Howard S. Frank who filed one late report relating to one transaction.

PROPOSALS 1-14

ELECTION OR RE-ELECTION OF DIRECTORS

The DLC structure requires the boards of Carnival plc and Carnival Corporation to be identical. Shareholders are required to approve the election or re-election of directors to each board. There are 14 nominees for election or re-election to each board of directors. Other than Sir Jonathon Band, each nominee currently serves as a director of both companies. All nominees for director are to be elected or re-elected to serve until the next annual meeting and until their successors are elected.

With respect to each nominee set forth below, the information presented includes such person’s age, the month and year in which such person first became a director, any other position held with Carnival Corporation and Carnival plc, such person’s principal occupations during at least the past five years and any directorships held by such nominee in public or certain other companies.

The Nominating & Governance Committees conducted performance evaluations on the members of our boards of directors serving during fiscal 2009 and reported the results to the boards. The boards determined that each of those directors was an effective and committed member of the boards and, therefore, that each such director should be proposed for re-election, with the exception of Richard G. Capen, Jr. who, having reached the age of 75, has not been nominated for re-election as a director in accordance with the Carnival Corporation & plc Corporate Governance Guidelines.

The Nominating & Governance Committees were requested by the boards to identify a nominee to add to the existing membership of the boards. Based on an assessment of the skills, experience and qualifications of the existing members of the boards, the Nominating & Governance Committees determined that a director with extensive experience in vessel operations, vessel construction and maritime security issues would be of most value to the boards. A person who could provide additional international perspective to the boards was also determined to be desirable.

The Nominating & Governance Committees conducted a search for a suitable nominee and interviewed several candidates. The search concluded with the selection of Admiral Sir Jonathon Band GCB ADC, recently retired from the British Navy. Sir Jonathon’s distinguished service in the British Navy since his graduation from Exeter University until his retirement has provided him with extensive experience in maritime and security matters. In 2006, he was appointed First Sea Lord and Chief of Naval Staff, the most senior officer position in the British Navy, and in 2008 he was appointed a Knight Grand Cross of the Order of the Bath.

Following interviews with Sir Jonathon, the Nominating & Governance Committees unanimously agreed that his credentials and qualifications in the maritime sector, combined with his high-level military leadership experience, were an ideal match for the requirements of the boards.

Accordingly, the boards of directors unanimously recommend a vote FOR the election or re-election of each of the following nominees:

1.

Micky Arison, age 60, has been Chairman of the board of directors of Carnival Corporation since October 1990 and a director since June 1987. He became a director and Chairman of the board of directors of Carnival plc in April 2003. He has been Chief Executive Officer of Carnival Corporation since 1979 and became Chief Executive Officer of Carnival plc in April 2003.

2.

Sir Jonathon Band, age 60, was nominated by the Nominating & Governance Committees for election as a director of Carnival Corporation and Carnival plc in January 2010. He served in the British Navy from 1967 until his retirement in November 2009, having served as First Sea Lord and Chief of Naval Staff, the most senior officer position in the British Navy, until July 2009.

3.

Robert H. Dickinson, age 67, has been a director of Carnival Corporation since June 1987 and a director of Carnival plc since April 2003. From May 2003 to July 2007, Mr. Dickinson served as President and Chief Executive Officer of the Carnival Cruise Lines division of Carnival Corporation. He retired from Carnival Cruise Lines on November 30, 2007. From May 1993 through May 2003, Mr. Dickinson was President and Chief Operating Officer of Carnival Cruise Lines.

4.

Arnold W. Donald, age 55, has been a director of Carnival Corporation since January 2001 and a director of Carnival plc since April 2003. Mr. Donald served as President and Chief Executive Officer of Juvenile Diabetes Research Foundation International from January 2006 to February 2008. From March 2000 to November 2005, Mr. Donald was the Chairman of the Board of Merisant Company, a manufacturer and marketer of tabletop sweetener products, including the Equal® and Canderel® brands. From March 2000 to March 2003, he was also the Chief Executive Officer of Merisant Company. From January 1998 to March 2000 he was Senior Vice-President of Monsanto Company, a company which develops agricultural products and consumer goods, and President of its nutrition and consumer sector. Prior to that he was President of Monsanto Company’s agricultural sector. He is a member of the boards of directors of Crown Holdings, Inc., The Laclede Group, Inc. and Oil-Dri Corporation of America.

5.

Pier Luigi Foschi, age 63, has been a director of Carnival Corporation and Carnival plc since April 2003. He has been Chief Executive Officer of Costa Crociere S.p.A. (“Costa”), a subsidiary of Carnival plc, and chairman of its board since January 2000.

6.

Howard S. Frank, age 68, has been Vice Chairman of the board of directors of Carnival Corporation since October 1993 and a director since April 1992. He has been a director, Vice Chairman of the board of directors and Chief Operating Officer of Carnival plc since April 2003. He has served as Chief Operating Officer of Carnival Corporation since January 1998. Mr. Frank is a director of The Fairholme Funds, Inc.

7.

Richard J. Glasier, age 64, has been a director of Carnival Corporation and Carnival plc since July 2004. From July 2002 to May 2005, Mr. Glasier was President of Argosy Gaming Company, an owner and operator of casinos, and its Chief Executive Officer from May 2003 until October 2005. From November 1995 to July 2002, Mr. Glasier was Executive Vice President and Chief Financial Officer of Royal Caribbean Cruises Ltd.

8.

Modesto A. Maidique, age 69, has been a director of Carnival Corporation since April 1994 and a director of Carnival plc since April 2003. He is a professor of management of Florida International University (“FIU”) and Executive Director of FIU’s Center for Leadership. He served as President of FIU from 1986 to 2009. Prior to assuming the presidency of FIU, Dr. Maidique taught at the Massachusetts Institute of Technology, Harvard University and Stanford University. Dr. Maidique has also served as Vice President and General Manager of the Semiconductor Division of Analog Devices, Inc. which he co-founded in 1969, as President and Chief Executive Officer of Genome Therapeutics Corporation (formerly known as Collaborative Research, Inc.), a genetics engineering firm, and as General Partner of Hambrecht & Quist, a venture capital firm. Dr. Maidique is a director of National Semiconductor, Inc.

9.

Sir John Parker, age 67, has been a director of Carnival Corporation since April 2003 and a director of Carnival plc since October 2000, having served as Deputy Chairman of Carnival plc from September 2002 to April 2003. He has been the non-executive Chairman of National Grid plc since October 2002, Vice Chairman of DP World (Dubai) since May 2007 and a director of Anglo American plc since July 2009, serving as its Chairman since August 2009. He is also a non-executive director of European Aeronautic Defence and Space Company EADS N.V. and a member of the Prime Minister’s Business Council for Britain and Chancellor of the University of Southampton. He was formerly Senior Non-Executive Director of the Court of the Bank of England, a non-executive director of GKN plc, Brambles Industries plc and BG Group plc, Chairman of Babcock International Group plc, RMC Group plc and P&O Group plc and a President of the Royal Institution of Naval Architects. Sir John Parker has been a member of the General Committee of Lloyds Register of Shipping since 1983 and was Chairman of its Technical Committee from 1993 until 2002.

10.

Peter G. Ratcliffe, age 61, has been a director of Carnival Corporation since April 2003 and a director of Carnival plc since October 2000. He was Carnival plc’s Chief Executive Officer until April 2003. From April 2003 to June 2007 he served as Chief Executive Officer of P&O Princess Cruises International comprised of Cunard Line, Ocean Village, P&O Cruises, P&O Cruises (Australia), Princess Cruises and Princess Tours. He is a member of the boards of directors of BBA Aviation plc and Mead Johnson Nutrition Company.

11.

Stuart Subotnick, age 68, has been a director of Carnival Corporation since July 1987 and a director of Carnival plc since April 2003. Mr. Subotnick has been a general partner and the Executive Vice President of Metromedia Company, a privately held diversified Delaware general partnership, since July 1986. He is a member of the board of directors of Abovenet Inc.

12.

Laura Weil, age 53, has been a director of Carnival Corporation and Carnival plc since January 2007. Ms. Weil has been the Chief Executive Officer of Urban Brands, Inc., a privately held apparel retailer since August 2009. Ms. Weil was the Chief Operating Officer and Senior Executive Vice President of AnnTaylor Stores Corporation, a women’s apparel company, from October 2005 to May 2006. From December 1995 to September 2005, she was the Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a clothing retailer.

13.

Randall J. Weisenburger, age 51, has been a director of Carnival Corporation and Carnival plc since January 2009. Mr. Weisenburger has been the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., an advertising, marketing and corporate communications company, since September 1998.

14.

Uzi Zucker, age 74, has been a director of Carnival Corporation since July 1987 and a director of Carnival plc since April 2003. Mr. Zucker was a Senior Managing Director of Bear, Stearns & Co. until he retired in December 2002. Mr. Zucker is now a private investor.

PROPOSALS 15 & 16

RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION

The Audit Committee of the board of directors of Carnival plc has selected the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the year ending November 30, 2010, subject to approval of our shareholders. The Audit Committee of the board of directors of Carnival Corporation has selected the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the year ending November 30, 2010. Representatives of both the U.S. and UK firms of PricewaterhouseCoopers LLP will be present at the annual meetings and will have an opportunity to make a statement if they desire to do so. Representatives of PricewaterhouseCoopers LLP will be available to respond to appropriate questions from shareholders.

This resolution would re-appoint PricewaterhouseCoopers LLP as the independent auditors of Carnival plc until the conclusion of the next general meeting at which accounts are laid. It is a requirement of Section 489(2) of the Companies Act 2006 that Carnival plc appoint its independent auditors at a general meeting at which accounts are laid. You are also being asked to authorize the Audit Committee of Carnival plc to determine the remuneration of PricewaterhouseCoopers LLP as independent auditors of Carnival plc.

Although ratification by our shareholders of the appointment of independent certified public accountants for Carnival Corporation is not legally required, our boards of directors believe that such action is desirable. If our shareholders do not approve Proposal 16, the Audit Committees will consider the selection of another accounting firm for 2010 and future years.

The boards of directors unanimously recommend a vote FOR the re-appointment of the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the 2010 fiscal year, the authorization of the Audit Committee of Carnival plc to agree the remuneration of PricewaterhouseCoopers LLP and the ratification of the selection of the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the 2010 fiscal year.

PROPOSAL 17

RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC

The directors of Carnival plc are required by the Companies Act 2006 to present the financial statements, the UK statutory Directors’ Report and the auditors’ report relating to those accounts to the Carnival plc shareholders. Accordingly, the directors of Carnival plc lay before the annual meetings the Carnival plc accounts and the reports of the directors and auditors for the year ended November 30, 2009, which have been approved by and signed on behalf of Carnival plc’s board of directors and will be delivered to the Registrar of Companies in the UK following the annual meetings. Shareholders are voting to approve receipt of these documents, as UK law does not require shareholder approval of the substance and content of these documents. The UK statutory Directors’ Report is attached to this proxy statement as Annex A. The full accounts and reports of Carnival plc will be available for inspection prior to and during the annual meetings.

The boards of directors unanimously recommend a vote FOR the receipt of the accounts and reports of Carnival plc for the year ended November 30, 2009.

PROPOSAL 18

APPROVAL OF DIRECTORS’ REMUNERATION REPORT

In accordance with Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (the “LMCG Regulations”), shareholders are voting to approve adoption of the Carnival plc Directors’ Remuneration Report, which is in two parts. Part I also constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the LMCG Regulations. Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with the LMCG Regulations, including certain information which has been audited for the purposes of the Carnival plc Annual Report. UK law does not require shareholder approval of the substance and content of the Carnival plc Directors’ Remuneration Report. Accordingly, disapproval of the Carnival plc Directors’ Remuneration Report will not require us to amend the report although under applicable UK guidelines the boards and Compensation Committees are expected to take into account both the voting result and the views of our shareholders in their application, development and implementation of remuneration policies and schemes.

The Carnival plc Directors’ Remuneration Report sets out the boards’ remuneration policy for the next and subsequent fiscal years and other details required by the LMCR Regulations and the Combined Code on Corporate Governance published by the UK Financial Reporting Council in June 2006 (the “UK Combined Code”).

The boards of directors unanimously recommend a vote FOR the approval of the Carnival plc Directors’ Remuneration Report.

PROPOSALS 19 & 20

APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW CARNIVAL PLC SHARES

Summary. Proposal 19 authorizes the directors of Carnival plc to issue, until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 12, 2011), a maximum number of Carnival plc ordinary shares (or to grant rights to subscribe for or convert any securities into ordinary shares up to a maximum aggregate amount) without further shareholder approval. Proposal 20 authorizes the directors of Carnival plc to issue (or sell any ordinary shares which Carnival plc elects to hold in treasury), until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 12, 2011), a maximum number of Carnival plc ordinary shares for cash without first offering them to existing shareholders in accordance with the pre-emption rights that would otherwise be applicable. As is the case with many UK companies, these resolutions are proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted without shareholder approval and for shares to be allotted for cash without making a pre-emptive offer. The Carnival plc directors have no current commitments or plans to allot additional shares of Carnival plc.

Discussion. Under Article 30 of the Articles of Association of Carnival plc, the directors have, for a “prescribed period,” unconditional authority to allot ordinary shares in Carnival plc up to an aggregate nominal amount known as the “allotment amount.

The power to implement the authority provided by Article 30 is sought each year by the proposal of an ordinary resolution to establish the prescribed period and the allotment amount. By passing this ordinary resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, a maximum number of shares having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval.

Under Article 31 of the Articles of Association of Carnival plc, the directors have, for the same “prescribed period” referred to above, power to allot a small number of ordinary shares for cash without making a pre-emptive offer to existing shareholders up to an aggregate nominal amount known as the “disapplication amount.”

The power to implement the authority provided by Article 31 is sought each year by the proposal of a special resolution to establish the disapplication amount. By passing this special resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, an amount of shares having an aggregate nominal value equal to the disapplication amount, for cash without first offering them to existing shareholders of Carnival plc.

Carnival Corporation’s articles of incorporation do not contain equivalent provisions and holders of Carnival Corporation shares do not have pre-emption rights. Accordingly, no action is required in respect of the ability of Carnival Corporation to allot shares or to disapply pre-emption rights.

In common with many UK companies, resolutions to renew the prescribed period and re-establish the allotment amount and the disapplication amount are normally proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted and for shares to be allotted for cash without making a pre-emptive offer. This is the purpose of Proposal 19 (an ordinary resolution) and Proposal 20 (a special resolution). As usual, the prescribed period is the period from the passing of the resolutions until the next annual general meeting (or, if earlier, until the close of business on July 12, 2011).

Guidelines issued by the Association of British Insurers, whose member insurance companies are some of the largest institutional investors in UK listed companies, require the allotment amount to be limited to one-third of the issued ordinary share capital (except in the case of a rights issue). By reference to Carnival plc’s issued ordinary share capital on January 15, 2010, the maximum allotment amount is $118,107,426, which is equal to 71,149,052 new Carnival plc ordinary shares, being one third of the amount of the issued ordinary share capital.

In line with guidance issued by the Association of British Insurers, paragraph (b) of Proposal 19 would give the directors of Carnival plc authority to allot ordinary shares or grant rights to subscribe for or convert any securities into ordinary shares in connection with a rights issue in favor of ordinary shareholders up to an aggregate nominal amount equal to $236,214,852 (representing 142,298,103 ordinary shares), as reduced by the nominal amount of any shares issued under paragraph (a) of Proposal 19. This amount (before any reduction) represents approximately two-thirds of the issued ordinary share capital (excluding treasury shares) of Carnival plc as at January 15, 2010.

Guidelines issued by the Pre-emption Group, a group comprising representatives of UK listed companies, investment institutions and corporate finance practitioners and formed under the support of the London Stock Exchange to monitor the operation of the Guidelines, recommend that a resolution to disapply the statutory pre-emption rights provided by UK company law should be limited to an amount of equity securities not exceeding 5% of the nominal value of the company’s issued ordinary share capital. By reference to Carnival plc’s issued ordinary share capital on January 15, 2010, the maximum disapplication amount is $17,716,114, which is equal to 10,672,358 new Carnival plc ordinary shares. In respect of this aggregate nominal amount, the directors of Carnival plc confirm their intention to follow the provisions of the Pre-emption Group’s Statement of Principles regarding cumulative usage of authorities within a rolling 3-year period where the Principles provide that usage in excess of 7.5% should not take place without prior consultation with shareholders.

In summary, if Proposals 19 and 20 were passed, the extent of the authority of the directors to allot new Carnival plc ordinary shares for cash on terms which would be dilutive to the existing shareholdings of Carnival plc shareholders, without shareholder approval, would be limited to 10,672,358 new Carnival plc ordinary shares, being 5% of the issued ordinary share capital of Carnival plc at January 15, 2010. The directors have no current commitments or plans to allot additional shares of Carnival plc. Furthermore, the adoption of Proposals 19 and 20 would have no material effect on the ability of Carnival plc to undertake or defend against a takeover attempt.

The boards of directors have authorized the repurchase of up to 19.2 million Carnival plc ordinary shares and up to 25 million shares of Carnival Corporation common stock under “Stock Swap” programs. We use the “Stock Swap” programs in situations where we can obtain an economic benefit because either Carnival Corporation common stock or Carnival plc ordinary shares are trading at a price that is at a premium or discount to the price of Carnival plc ordinary shares or Carnival Corporation common stock, as the case may be.

In the event Carnival Corporation common stock trades at a premium to Carnival plc ordinary shares, we may elect to issue and sell Carnival Corporation common stock in “at the market” transactions and use the sale proceeds to repurchase Carnival plc ordinary shares in the UK market on at least an equivalent basis, with the remaining net proceeds used for general corporate purposes. In the offering, Carnival Corporation may issue and sell up to 19.2 million of its common stock in the U.S. market, which shares are to be sold from time to time at prevailing market prices in ordinary brokers’ transactions.

In the event Carnival Corporation common stock trades at a discount to Carnival plc ordinary shares, we may elect to sell existing ordinary shares of Carnival plc, with such sales made by Carnival Investments Limited, a subsidiary of Carnival Corporation, from time to time in “at the market” transactions, and use the sale proceeds to repurchase Carnival Corporation common stock in the U.S. market on at least an equivalent basis, with the remaining net proceeds used for general corporate purposes. In the offering, Carnival Investments Limited may sell up to 25 million Carnival plc ordinary shares in the UK market, which shares are to be sold from time to time at prevailing market prices in ordinary brokers’ transactions.

The boards of directors unanimously recommend a vote FOR the approval of limits on the authority to allot Carnival plc shares and the disapplication of pre-emption rights for Carnival plc.

PROPOSAL 21

GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES

In June 2006, the boards of directors authorized the repurchase of up to an aggregate of $1 billion of Carnival Corporation common stock and Carnival plc ordinary shares subject to certain restrictions. On September 19, 2007, the boards of directors increased the remaining $578 million general repurchase authorization back to $1 billion (the “Repurchase Program”). The Repurchase Program does not have an expiration date and may be discontinued by our boards of directors at any time.

At January 15, 2010, the remaining availability pursuant to the Repurchase Program was $787 million. It is not our present intention to repurchase any shares of Carnival Corporation common stock or Carnival plc ordinary shares under the Repurchase Program, except for any repurchases made with net proceeds resulting from the “Stock Swap” programs described above.

Shareholder approval is not required for us to buy back shares of Carnival Corporation, but is required under the Companies Act 2006 for us to buy back shares of Carnival plc. Accordingly, last year Carnival Corporation and Carnival plc sought and obtained shareholder approval to effect market purchases of up to 21,324,993 ordinary shares of Carnival plc (being approximately 10% of Carnival plc’s ordinary shares in issue) of which 450,000 ordinary shares have been purchased under the Repurchase Program and the Stock Swap Programs through January 15, 2010 by Carnival Corporation for approximately $9.1 million. Carnival Corporation & plc treats these purchases as if they were made by Carnival plc under the Carnival plc share buy back authority. That approval expires at the conclusion of Carnival plc’s 2010 annual general meeting. Shareholder approval to effect market purchases (within the meaning of Section 693(4) of the Companies Act 2006) of up to 21,344,716 ordinary shares of Carnival plc (being 10% of Carnival plc’s ordinary shares in issue as of January 15, 2010) is being sought.

The boards of directors confirm that the authority to purchase Carnival plc’s shares under the Repurchase Program and the “Stock Swap” program will only be exercised after careful consideration of prevailing market conditions and the position of Carnival plc. In particular, the program will only proceed if we believe that it is in the best interests of Carnival Corporation, Carnival plc and their shareholders generally. The boards of directors are making no recommendation as to whether shareholders should sell any shares in Carnival plc and/or Carnival Corporation.

If the boards of directors exercise the authority conferred by Proposal 21, we would have the option of holding the shares in treasury, or canceling them. Shares held in treasury can be re-sold for cash, used for employee share schemes or later cancelled. The boards of directors think it prudent to maintain discretion as to dealing with the purchased shares.

The boards of directors consider that any buy back of Carnival plc shares may include the purchase of its American Depositary Shares (“ADSs”), each representing one ordinary share of Carnival plc, with a subsequent cancellation of the underlying ADSs.

If the underlying ADSs are so cancelled, Carnival plc will either cancel or hold in treasury the ordinary share represented by such ADSs.

The minimum price (exclusive of expenses) which may be paid for each Carnival plc ordinary share is $1.66, and the maximum price which may be paid is an amount (exclusive of expenses) equal to the higher of: (i) 105% of the average middle market quotations for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out.

As of January 15, 2010, there are options outstanding to subscribe for 2,777,254 ordinary shares and Carnival plc has issued 738,540 RSUs, which represent in the aggregate approximately 1.65% of Carnival plc’s issued share capital. If 21,344,716 ordinary shares of Carnival plc were purchased by Carnival plc and cancelled, these options and RSUs would represent in the aggregate approximately 1.83% of Carnival plc’s issued share capital.

The authority to purchase Carnival plc ordinary shares will expire at the conclusion of the Carnival plc annual general meeting in 2011 or on October 12, 2011, whichever is earlier (except in relation to any purchases of shares the contract for which was entered before the expiry of such authority).

The boards of directors unanimously recommend a vote FOR the general authority to buy back Carnival plc ordinary shares.

PROPOSAL 22

SHAREHOLDER PROPOSAL

Robert L. Kurte, Harold Kurte and Sheila Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403 have notified us that they intend to present a proposal at the annual shareholders meeting. The boards of directors recommend a vote AGAINST the shareholder proposal for the reasons outlined in our opposition statement below.

“Resolved, that the shareholders of Carnival Corporation & PLC hereby request that the company in compliance with applicable law take the steps necessary to adopt the following hold through retirement policy for equity awards.

1.	That all named officers hold 75% of the net after-tax shares received from equity compensation programs until two years following the termination of their employment through retirement or otherwise.

2.

That non-executive directors hold 25% of the net after-tax shares received from equity compensation programs until two years following the termination of their employment through retirement or otherwise.”

Shareholder Supporting Statement

“Both the Business Roundtable and the Council of Institutional Investors have endorsed the Aspen Principles. The Principles ‘requires that senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.’”

“A hold through retirement policy for equity awards is an important means of more closely aligning the interests of the named executive officers and non-executive directors with the interests of the company’s shareholders. It will keep executives and directors focused on the Company’s long term goals throughout their careers and remove the ability to cash out based on short term company profits that are not sustainable or from market swings.”

“Adding a hold through retirement policy can send a reassuring message to shareholders and the markets that the named executive officers and non-executive directors have committed to keep skin in the game for the long term.”

“Carnival Corporation & PLC at present does not have a stock ownership guideline for the named executive officers, but requires non-executive directors to own at least 5,000 shares of either Carnival Corporation stock or Carnival PLC ordinary shares. We view a hold through retirement requirement as superior to this type of guideline because a guideline loses effectiveness once it has been satisfied.”

“In order to better align the interests of the named executive officers and non-executive directors with all shareholders of our company, we urge you to vote for our proposal.”

Opposition Statement

The boards of directors believe that the shareholder proposal is not in the best interests of Carnival Corporation, Carnival plc and their shareholders and therefore unanimously recommend a vote AGAINST the proposal for the following reasons:

Philosophy. Our boards of directors and Compensation Committees believe it is important for directors and executive officers to build and maintain a long-term ownership position in Carnival Corporation and Carnival plc shares to align their financial interests with those of our shareholders and to encourage the creation of long-term value. This philosophy is already reflected in our compensation practices and policies. For the reasons set forth below, the shareholder proponent’s proposal is not in the best interests of our shareholders.

We already emphasize, and have emphasized for many years, a compensation structure that provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. This provides strong incentives for executive officers to improve our long-term performance and deliver value to our shareholders, and helps our Compensation Committees fulfill their goal of substantially linking executive compensation with corporate performance and shareholder value over the long-term. Indeed, an executive officer’s existing stock ownership level is not a factor in equity-based award determinations, as we do not want to discourage executives from holding significant amounts of Carnival Corporation and Carnival plc shares.

Stock Ownership Policies. Our Compensation Committees have established a stock ownership policy for our senior executives who we designate as reporting officers under Section 16 of the Exchange Act (“Section 16 Officers”). The policy specifies target ownership levels of Carnival Corporation and Carnival plc shares for each participant expressed in terms of the value of the equity holdings (inclusive of unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary as follows:

Officers	Ownership Target Multiple of Base Salary
Chairman and Chief Executive Officer	5X salary
Vice Chairman and Chief Operating Officer	4X salary
Other Section 16 Officers	3X salary

Current Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of the policy’s adoption. Individuals who are newly designated as Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of becoming a Section 16 Officer. Our Section 16 Officers are restricted from trading call and put options and entering into any hedging transactions with respect to our shares. Carnival Corporation & plc does not make any commitment to any persons covered by the stock ownership policy that they will receive any particular level of equity-based awards.

Our boards of directors have also adopted a stock ownership policy for our non-executive directors, that requires each non-executive director to own at least 5,000 shares (inclusive of unvested restricted shares, RSUs and shares in a trust beneficially owned by the director) of Carnival Corporation common stock and Carnival plc ordinary shares. Each of our current non-executive directors already meets this requirement. New non-executive directors must comply with the ownership requirement no later than two years from the date of their initial election to the boards of directors by the shareholders.

Effect of Stock Ownership Policies and Compensation Philosophy. Unlike the shareholder proposal, which would set stock ownership requirements only through retention of shares acquired through our equity compensation plans (and therefore would provide no assurances regarding overall actual ownership), our stock ownership policies require a specific – and substantial – level of ownership of shares. We believe that our boards of directors are in the best position to tailor these policies and make judgments about the levels of stock ownership to include in such policies, and that the current levels appropriately balance the need to align the interests of our directors, executive officers and shareholders with the need of directors and executive officers to engage in legitimate and appropriate financial planning.

As much as the proponent’s stock ownership policy could result in inappropriately low levels of share ownership, it could result in excessive levels of share ownership. To the extent that the proponent’s 75% or 25% rules resulted in excessive stock ownership relative to the total wealth of a director or executive officer (a result that becomes more likely the greater the tenure and experience of the director or executive officer), the Compensation Committees could be unable to utilize the desired level of equity-based compensation (relative to cash compensation) without jeopardizing its ability to retain directors and executive officers. Moreover, we would be at a competitive disadvantage relative to our peers who would be able to better balance cash and equity-based compensation and retain the types of long-term, experienced directors and executive officers that our company needs in order to succeed in a highly challenging and competitive environment.

The shareholder proponent’s supporting statement recognizes that we have in place our stock ownership policy for non-executive directors, but asserts that this policy loses effectiveness once it is satisfied. In this regard, we note that our annual equity awards to non-executive directors cliff vest on the third anniversary of the grant date, and, except in the case of death or disability, vesting is not accelerated upon a director’s departure from the board.

In addition, equity awards made to retirement-eligible Section 16 Officers remain restricted until the third anniversary of the grant date, even if the executive retires before the restriction expires. This feature of our equity incentive plans is consistent with the perspective of the “hold through retirement” advocates.

Similarly, the aggregate dollar value of the mandatory holding requirement for our Section 16 Officer is a meaningful investment that continues for the duration of their employment, which for our Section 16 Officers has historically been a long period of time. As a result, our Section 16 Officers have little if any incentive to focus on short-term results to the detriment of the value of our shares, especially considering that their annual cash bonus opportunity generally represents a much smaller amount than the value of the shares they are required to hold.

A requirement that non-executive directors continue to hold 25% of all equity awards and that Section 16 Officers continue to hold 75% of all equity awards until two years following their termination of employment could strain our program and philosophy for paying cash compensation. To the extent our equity awards reflect earned compensation, they serve to reduce the amount of cash compensation we may otherwise have to pay to our non-executive directors and Section 16 Officers. If our Section 16 Officers are unable to sell some of their equity to pay for their personal expenses, we may have to increase cash compensation to the detriment of our “pay for performance” philosophy, increasing the cost of our compensation program. Finally, we see no benefit in restricting the access of our retired directors and executive officers to such a significant portion of their equity compensation earned over an entire career for a period of two years after retirement, when they no longer have the ability to influence the results, direction or operating strategy of Carnival Corporation & plc. Such a policy may also encourage the earlier retirement of our directors and executive officers, and thereby reduce our ability to retain talented and qualified directors and executive officers.

Our current compensation structure and stock ownership policies already achieve the fundamental objective of the shareholder proposal.

The boards of directors unanimously recommend a vote AGAINST the Carnival Corporation shareholder proposal.

BOARD STRUCTURE AND COMMITTEE MEETINGS

Independence of Board Members

The boards of directors have determined that each of the following directors is an “independent director” in accordance with the corporate governance rules of the New York Stock Exchange as a result of having no material relationship with Carnival Corporation & plc other than (1) serving as a director and board committee member, (2) receiving related fees as disclosed in this proxy statement and (3) having beneficial ownership of Carnival Corporation and/or Carnival plc securities as disclosed in the section of this proxy statement entitled “Stock Ownership of Certain Beneficial Owners and Management”: Sir Jonathon Band, Ambassador Richard G. Capen, Jr., Arnold W. Donald, Richard J. Glasier, Modesto A. Maidique, Sir John Parker, Stuart Subotnick, Laura Weil, Randall J. Weisenburger and Uzi Zucker.

Changes in Board Composition

Randall J. Weisenburger was appointed to the boards of directors in January 2009 and was elected by the shareholders in April 2009.

Board Meetings

During the year ended November 30, 2009, the board of directors of each of Carnival Corporation and Carnival plc held a total of nine meetings. Each Carnival Corporation director and each Carnival plc director attended either telephonically or in person at least 75% of all Carnival Corporation & plc board of directors and applicable committee meetings.

Our Corporate Governance Guidelines provide that our non-executive directors will meet privately in executive session at least quarterly. All of our non-executive directors, acting in executive session, elected Mr. Subotnick as the Presiding Director to preside at these meetings. Mr. Subotnick also acts as the senior independent director under the UK Combined Code.

All board members are expected to attend our annual meetings of shareholders. At the 2009 annual meetings, all of the board members of each company were in attendance.

Board Committees

The boards delegate various responsibilities and authority to different board committees. The committees regularly report on their activities and actions to the full boards. The board of directors of each of Carnival Corporation and Carnival plc has established standing Audit; Compensation; Executive; Health, Environmental, Safety & Security (“HESS”); and Nominating & Governance Committees, which are comprised of the same directors for each company. A majority of the directors of each company and all of the members of the Audit Committee, Compensation Committee, HESS Committee and Nominating & Governance Committee of each company are independent (as defined by the listing standards of the New York Stock Exchange, SEC rules and the UK Combined Code).

The membership and function of each committee is described below. Our Corporate Governance Guidelines and copies of the charters of our Audit, Compensation, HESS and Nominating & Governance Committees are available under the “Corporate Governance” section of our website at www.carnivalcorp.com and www.carnivalplc.com. Each committee will periodically review its charter in light of new developments in applicable regulations and may make additional recommendations to the boards to reflect evolving best practices. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

The following table identifies the current committee members.

Name	Audit	Compensation	Executive	HESS	Nominating & Governance
Micky Arison	—	—	Chair	—	—
Richard G. Capen, Jr.(1)	—	—	—	X	—
Robert H. Dickinson	—	—	—	—	—
Arnold W. Donald	—	Chair	—	X	—
Pier Luigi Foschi	—	—	—	—	—
Howard S. Frank	—	—	X	—	—
Richard J. Glasier	Chair	X	—	—	—
Modesto A. Maidique	X	—	—	—	—
Sir John Parker	—	—	—	Chair	X
Peter G. Ratcliffe	—	—	—	—	—
Stuart Subotnick	X	—	—	—	X
Laura Weil	X	X	—	—	—
Randall J. Weisenburger	X	—	—	—	—
Uzi Zucker	X	—	X	—	Chair
Number of committee meetings/consent actions in fiscal 2009	14	9	12		4

(1)

In accordance with the Carnival Corporation & plc Corporate Governance Guidelines, Mr. Capen has not been nominated for re-election as a director at the April 13, 2010 annual general meeting, having reached the age of 75.

Audit Committees. The Audit Committees assist the boards in their general oversight of our financial reporting, internal controls and audit functions, and are responsible for the appointment, retention, compensation, and oversight of the work of our independent auditors and our independent registered certified public accounting firm. The board of directors of Carnival Corporation has determined that Mr. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the board of Carnival plc has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Combined Code. The boards determined that each member of the Audit Committees has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committees. The responsibilities and activities of the Audit Committees are described in detail in “Report of the Audit Committees” and the Audit Committees’ charter.

Compensation Committees. The Compensation Committees have authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock incentive plans, including reviewing and granting equity-based awards to our executive officers and all other employees. The Compensation Committees also review and determine various other compensation policies and matters, including making recommendations to the boards with respect to the compensation of the non-executive (non-employee) directors, incentive compensation and equity-based plans generally, and administering the employee stock purchase plans. For more information on the responsibilities and activities of the Compensation Committees, including the committees’ processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Executive Compensation,” and the Compensation Committees’ charter.

Executive Committees. The Executive Committees may exercise the authority of the full board between board meetings, except to the extent that the board has delegated authority to another committee or to other persons, and except as limited by applicable law.

HESS Committees. The HESS Committees review and recommend policies relative to the protection of the environment and the health, safety and security of employees, contractors, customers and the public. The HESS Committees also supervise and monitor health, environmental, safety and security policies and programs and review with management significant risks or exposures and actions required to minimize such risks. For more information on the responsibilities and activities of the HESS Committees’, see the HESS Committees’ charter.

Nominating & Governance Committees. The Nominating & Governance Committees review and report to the boards on a periodic basis with regard to matters of corporate governance. The Nominating & Governance committees also review and assess the effectiveness of our Corporate Governance Guidelines, make recommendations to the boards regarding proposed revisions to these Guidelines, and make recommendations to the boards regarding the size and composition of the boards and their committees. For more information on the responsibilities and activities of the Nominating & Governance Committees, see “Nominations of Directors,” “Procedures Regarding Director Candidates Recommended by Shareholders” and the Nominating & Governance Committees’ charter.

Additional information with respect to Carnival plc’s corporate governance practices during the 2009 fiscal year is included in the Carnival plc Corporate Governance Report attached to this proxy statement as Annex C.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address various governance issues and principles, including director qualifications and responsibilities, access to management personnel, director compensation, director orientation and continuing education and annual performance evaluations of the boards and directors. Our Corporate Governance Guidelines are posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Nominations of Directors

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Nominating & Governance Committee. As the DLC structure requires that there be identical boards of directors, the Nominating & Governance Committees make one set of determinations in relation to both companies.

The Nominating & Governance Committees actively seek individuals qualified to become board members and recommend to the boards the nominees to stand for election as directors at the annual meetings of shareholders or, if applicable, at a special meeting of shareholders.

When evaluating prospective candidates for director, regardless of the source of the nomination, the Nominating & Governance Committees will consider, in accordance with their charter, such factors, as they deem appropriate, including:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the boards and any committees of the boards.

The Nominating & Governance Committees will also use their best efforts to seek to ensure that the composition of the boards at all times adheres to the independence requirements applicable to companies listed for trading on the New York Stock Exchange and the London Stock Exchange. The Nominating & Governance Committees may consider candidates proposed by management, but are not required to do so. Other than the foregoing, there are no stated minimum criteria for director nominees.

The Nominating & Governance Committees identify nominees by first evaluating the current members of the boards willing to continue in service. Current members of the boards with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the boards with that of obtaining a new perspective. If any member of the boards does not wish to continue in service or if the Nominating & Governance Committees or the boards decide not to re-nominate a member for re-election, the Nominating & Governance Committees identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committees and the boards are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committees. The Nominating and Governance Committees may engage a third party search firm to identify or evaluate or assist in identifying potential nominees.

Procedures Regarding Director Candidates Recommended by Shareholders

The Nominating & Governance Committees will also consider shareholder recommendations of qualified director nominees when such recommendations are submitted in accordance with the procedures below. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2011 annual meetings, a shareholder must submit his or her recommendation in writing to the attention of our Secretary at our headquarters no later than November 5, 2010. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation and service on boards of any public company or registered investment company for at least the last five years;

•	a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

Once we receive the recommendation, we will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Nominating & Governance Committees in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating & Governance Committees.

Communications between Shareholders and the Boards

Shareholders or interested parties who wish to communicate with the boards, the Presiding Director, the non-executive directors as a group or any individual director should address their communications to the attention of the Secretary of Carnival Corporation and Carnival plc at 3655 N.W. 87th Avenue, Miami, Florida 33178. The Secretary will maintain a log of all such communications, promptly forward to the Presiding Director those which the Secretary believes require immediate attention, and also periodically provide the Presiding Director with a summary of all such communications and any responsive actions taken. The Presiding Director will notify the boards or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

Code of Business Conduct and Ethics

Carnival Corporation and Carnival plc’s Code of Business Conduct and Ethics applies to all employees and members of the boards of Carnival Corporation and Carnival plc. Our Code of Business Conduct and Ethics is posted on our website at www.carnivalcorp.com and www.carnivalplc.com. The Code of Business Conduct and Ethics may be amended periodically to remain in line with best practices.

DIRECTOR COMPENSATION

Our non-executive directors are entitled to receive an annual retainer of $40,000 per year, an attendance fee per board meeting of $5,000 ($2,000 if meeting attended by telephone), equity compensation, as further described below, and reimbursement for travel, meals and accommodation expenses attendant to their board membership. We do not provide retirement benefits or other benefits to our non-executive directors. We reimburse directors for travel expenses incurred for spouses or partners when we request that they attend a special event. Any amount reimbursed for spousal or partner travel is reported below in the “Director Compensation for Fiscal Year 2009” table. The Presiding Director receives an additional retainer of $20,000 per annum. In addition, non-executive directors receive additional compensation for serving as chairman or a member of a board committee. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors. In April 2009, the Compensation Committees approved increases for certain services as follows:

•	The annual retainer for the chairman of the Compensation Committees increased from $14,000 to $23,000;

•	The annual retainer for members of the HESS Committees increased from $3,750 to $7,500; and

•	The attendance fees for members of the HESS Committees increased from $2,500 to $3,000 for in person meetings and from $1,250 to $1,500 for telephonic meetings.

The retainer and meeting attendance fees currently in effect for the board committees are as follows:

	Retainer		Attendance Fee
	Chair	Member	In Person	By Telephone
Audit Committees	$23,000	$7,500	$3,000	$1,500
Compensation Committees	$23,000	$3,750	$2,500	$1,250
Executive Committees	—	$3,750	—	—
HESS Committees	$23,000	$7,500	$3,000	$1,500
Nominating & Governance Committees	$10,000	$3,750	$2,500	$1,250

For purposes of calculating fees, a board or committee meeting of Carnival Corporation and a concurrent or related board or committee meeting of Carnival plc constitute a single meeting. Non-executive directors receive payment of their earned retainer and meeting fees in quarterly installments. Annual retainers are pro-rated so that adjustments can be made during the year. Unearned portions of cash retainers are forfeited upon termination of service.

Non-executive directors receive annual share awards under the Carnival Corporation 2001 Outside Director Stock Plan. In April 2009 that plan was amended to remove the limitation on the number of restricted shares and RSUs that may be granted to non-executive directors under the plan. The amendment provides that the annual award of Carnival Corporation restricted shares or RSUs will be in an amount (or dollar value) determined by the board in its sole discretion, instead of a fixed amount equal to 2,500 restricted shares or RSUs. The board was advised that denominating annual equity awards to non-executive directors as a dollar value is consistent with market practice and is consistent with their practice in determining equity awards to management. Accordingly, the board approved awards with a dollar value equal to $120,000. As a result, an award of 4,647 Carnival Corporation restricted shares or RSUs was made to each non-executive director re-elected on April 15, 2009 when the closing price of a share was $25.82.

Awards under the plan vest in their entirety on the third anniversary of the grant date. The plan no longer permits awards of options. Awards of restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. Awards of RSUs do not receive dividends and do not have voting rights. Each RSU awarded is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock, and, for RSUs awarded prior to December 1, 2008, interest is credited on the amount of cash dividend equivalents at a rate of 2% per annum. The cash and stock dividend equivalents will be distributed upon the settlement of the RSUs upon vesting. It is anticipated that non-executive directors will receive their annual awards initially upon their election to the boards and subsequently at the time of their annual re-election to the boards.

Director Compensation for Fiscal Year 2009

The following table details the total compensation earned by our non-executive directors in fiscal 2009. Compensation for our executive directors, being Messrs. Arison, Foschi and Frank is reflected in the section entitled “Summary Compensation Table,” which follows the Compensation Discussion and Analysis. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard G. Capen, Jr.	88,063	119,986	42,340	10,446	260,835
Robert H. Dickinson	70,000	119,986	—	5,283	195,269
Arnold W. Donald	124,063	119,986	31,299	—	275,348
Richard J. Glasier	140,000	119,986	42,340	3,220	305,546
Modesto A. Maidique	104,500	119,986	42,340	4,989	271,815
Sir John Parker	116,250	119,986	—	—	236,236
Peter G. Ratcliffe	65,000	119,986	—	—	184,986
Stuart Subotnick	138,250	119,986	20,254	—	278,490
Laura Weil	124,500	119,986	—	10	244,496
Randall J. Weisenburger	98,000	98,208	—	—	196,208
Uzi Zucker	128,250	119,986	42,340	—	290,576

(1)	Refer to the table above describing the board committee membership.
(2)

The amounts in the table represent the dollar amount recognized for financial reporting purposes with respect to fiscal year 2009 and relate to grants of Carnival Corporation restricted shares and RSUs in fiscal 2009 and in prior years, except that amounts in this table do not reflect a reduction for estimated forfeitures. Each of the non-executive directors received a grant of 4,647 restricted shares or RSUs upon their re-election to the boards on April 15, 2009 when the closing price of a share was $25.82. The grant date fair value of each award was $119,986. We calculate compensation expense related to options using the Black-Scholes option-pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. We calculate compensation expense related to a share of restricted stock and an RSU based on the market price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, on the date of grant. Refer to footnotes 2 and 12 in the Carnival Corporation & plc financial statements for the year ended November 30, 2009 for a description of the assumptions used to determine the fair value of these awards. As noted in the Carnival Corporation & plc financial statements, share-based payments expense for grants made prior to December 1, 2005 is recognized ratably using the straight-line attribution method over the expected vesting period. The restricted shares and RSUs granted in 2008 and thereafter to non-executive directors vest on the third anniversary of the grant date. The restricted shares and RSUs granted to non-executive directors also vest in full upon the death or disability of the director, and continue to vest in accordance with the original vesting schedule and are not forfeited if a director ceases to be a director for any other reason after having served as a director for at least one year. Except for Mr. Weisenburger, all of the above directors have served for the entire 2009 fiscal year. Accordingly, for grants made to directors serving at least one year after December 1, 2005, we are required to recognize the full expense of these awards at the date of the grant. The amount reported for Mr. Weisenburger is the expense recognized for his 2009 grant of restricted shares that were expensed from the date of grant through the end of the fiscal year.

(3)	The aggregate number of Carnival Corporation and Carnival plc restricted shares, RSUs and options (both exercisable and unexercisable) outstanding at November 30, 2009 are as follows:

Name	Unvested Restricted Shares	Unvested RSUs	Unexercised Options
Richard G. Capen, Jr.	0	7,147	42,000
Robert H. Dickinson	120,000	7,147	400,000
Arnold W. Donald	4,897	3,000	44,000
Richard J. Glasier	4,647	2,500	30,000
Modesto A. Maidique	4,647	2,500	48,000
Sir John Parker	8,647	0	0
Peter G. Ratcliffe	40,036	57,147	200,000
Stuart Subotnick	8,647	0	9,600
Laura Weil	4,647	4,000	0
Randall J. Weisenburger	4,647	0	0
Uzi Zucker	7,147	0	43,200

(4)	Represents reimbursement of expenses associated with spousal or partner travel and the incremental cost of cruise benefits.

The following policies also apply to our non-executive directors:

•

Stock Ownership Guidelines. All non-executive directors are required to own at least 5,000 shares (inclusive of unvested restricted shares, RSUs and shares in a trust beneficially owned by the director) of either Carnival Corporation common stock or Carnival plc ordinary shares. Each of the non-executive directors elected by the shareholders in 2009 have achieved this board mandated requirement. New directors must achieve this requirement no later than two years from the date of their initial election to the boards by the shareholders.

•

Product Familiarization. All non-executive directors are encouraged to take a cruise for up to 14 days per year for product familiarization and pay a fare of $35 per day for such cruises. In addition, guests traveling with the non-executive director in the same stateroom are charged a fare of $35 per day. All other charges associated with the cruise (e.g., air fares, fuel supplements, government fees and taxes, gratuities, ground transfers, tours, etc.) are the responsibility of the non-executive director.

Carnival plc

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2009 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

and

CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT – PART I

INTRODUCTION

Carnival Corporation and Carnival plc are separate legal entities (together referred to in this report as “Carnival Corporation & plc”) and each company has its own board of directors and Compensation Committee. However, as is required by the agreements governing the dual listed company (“DLC”) structure, the boards of directors and members of the committees of the boards, including the Compensation Committees, are identical and there is a single management team.

Carnival Corporation and Carnival plc are subject to disclosure regimes in the U.S. and UK. While some of the disclosure requirements are the same or similar, some are very different. As a result, the Carnival plc Directors’ Remuneration Report is in two parts. The information contained in this Part I constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (the “LMCG Regulations”). Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with the LMCG Regulations, including certain information which has been audited for the purposes of the Carnival plc Annual Report.

Parts I and II of the Carnival plc Directors’ Remuneration Report are in compliance with the LMCG Regulations, the Combined Code on Corporate Governance published in June 2006 by the UK Financial Reporting Council (the “UK Combined Code”), the UK Companies Act 2006 and the Listing Rules of the UK Listing Authority. Both Parts I and II form part of the Annual Report of Carnival plc for the year ended November 30, 2009.

Pursuant to rules promulgated by the SEC and the LMCG Regulations, this Compensation Discussion and Analysis reviews the compensation of the named executive officers of Carnival Corporation & plc (the “NEOs”) as follows:

Name	Title
Micky Arison	Chairman of the Boards of Directors and Chief Executive Officer
David Bernstein	Senior Vice President and Chief Financial Officer
Gerald R. Cahill	President and Chief Executive Officer of Carnival Cruise Lines
Pier Luigi Foschi	Chairman and Chief Executive Officer of Costa
Howard S. Frank	Vice Chairman of the Boards of Directors and Chief Operating Officer

OVERALL PHILOSOPHY AND OBJECTIVES

The objectives of the Compensation Committees with respect to executive compensation are to create competitive compensation packages that provide both short-term rewards and long-term incentives for positive individual and corporate performances and to increase the alignment of the financial interests of our executive officers and Carnival Corporation & plc’s shareholders. The Compensation Committees’ philosophy is to place more emphasis on the variable elements of compensation, such as the annual cash bonus and equity-based compensation, than on base salary. The Compensation Committees seek to provide total direct compensation for each NEO within a reasonable range of the peer group median, adjusted as necessary to take into consideration a particular NEO’s individual circumstances, as applicable (including the NEO’s tenure with the Company and in his current role, the NEO’s performance as evaluated over sustained periods, and the performance of the NEO’s operating group and/or area of responsibility). The Compensation Committees review the position of each element of total direct compensation relative to the peer group, and use the range of compensation levels at the peer group to assess the extent to which the compensation provided to the NEOs is generally consistent with that offered by the peer group companies to their named executive officers.

Most of the executive officers of Carnival Corporation & plc are located in the U.S., with others based in Europe. As a global entity, it is challenging to establish consistent compensation practices across geographic and corporate lines that satisfy the particular requirements of all jurisdictions. Since the largest presence of executive officers is in the U.S., our compensation policies primarily reflect U.S. market practices and take into account data provided to the Compensation Committees by Watson Wyatt Worldwide. However, the Compensation Committees seek to incorporate UK compensation principles, including those contained in the UK Combined Code, as far as practicable, unless the application of those principles would be uncompetitive in the U.S. or other markets, or would restrict Carnival Corporation & plc’s ability to transfer executives between operating units.

OVERVIEW OF TOTAL DIRECT COMPENSATION FOR 2009 AND COMPARISON TO 2008

Cash Compensation. Annual changes in cash compensation for Carnival Corporation & plc’s senior management team, including the NEOs, are managed to closely correlate with changes in operating income as measured at the most relevant levels (corporate and/or operating company). Other considerations impacting cash compensation include changes in responsibility, market pay positioning and comparisons to other Carnival Corporation & plc executives with similar responsibility levels.

At the time fiscal 2009 salaries and target bonuses were established, Carnival Corporation & plc’s operating income was forecast to decrease from the actual operating income for fiscal 2008 by approximately 13%. While the actual operating income for fiscal 2009 declined by 21%, as compared to fiscal 2008 operating income, the Compensation Committees noted that this financial result was a significant achievement, taking into account the very difficult operating environment caused by the global economic downturn experienced in 2009. With the prospect of a major reduction in revenue, our management teams were challenged to look for every opportunity to reduce costs. Carnival Corporation & plc achieved net income of $1.8 billion in one of the most difficult economic climates in recent history, with superior financial performance in 2009 relative to its competitors in the cruise industry. Although fiscal 2009 operating income fell short of target, there were many notable operating achievements in fiscal 2009, including (1) significant cost reductions, (2) successful ship initiatives, including the absorption of five new ships into our fleet, (3) successful financing and liquidity management, (4) port development, (5) continued progress in realizing synergies among the various operating companies and (6) maintaining the strength of our brands.

The table below shows how actual cash compensation for fiscal 2009 compared to actual cash compensation for fiscal 2008. Annual cash bonuses generally declined in fiscal 2009 from fiscal 2008, except in the case of Mr. Foschi, consistent with operating performance of the business units under his management. Annual cash bonuses for performance in a fiscal year are paid early in the following fiscal year, following the Compensation Committees’ review of Carnival Corporation & plc’s overall performance and individual performance for such fiscal year.

NEO	2008 Salary Plus Bonus	2009 Salary Plus Bonus	Change from 2008 Salary Plus Bonus
Micky Arison	$ 880,000	$3,086,116	*
David Bernstein	$ 934,120	$ 917,500	(1.78%)
Gerald R. Cahill	$1,912,288	$1,599,750	(16.34%)
Pier Luigi Foschi	€2,156,209	€2,240,750	3.92%
Howard S. Frank	$3,489,400	$2,917,175	(16.40%)

*	Mr. Arison declined his 2008 bonus.

Total Direct Compensation. Similar to cash bonuses, equity-based compensation awards for the NEOs are granted early in one fiscal year based on overall company and individual performance results from the prior fiscal year. Unlike the annual cash bonuses, however, individual equity awards are not directly linked to operating income results from the prior year. Equity awards take into account the scope of the NEO’s responsibilities, the NEO’s performance and long-term retention considerations. The changes in total direct compensation in fiscal 2009 from fiscal 2008 for the NEOs were primarily driven by the same factors that explain the year-over-year change in NEO cash compensation.

The table below compares each NEOs’ total direct compensation for fiscal 2009 (salary, annual cash bonus and equity awards made for fiscal 2009 performance) to total direct compensation for fiscal 2008.

NEO	2008 Total Direct Compensation	2009 Total Direct Compensation	Change from 2008 Total Direct Compensation
Micky Arison	$4,498,481	$*	**
David Bernstein	$1,364,880	$*	*%
Gerald R. Cahill	$2,989,212	$*	*%
Pier Luigi Foschi	€2,850,192	€*	*%
Howard S. Frank	$6,504,793	$*	*%

*	To be completed following the award of equity-based compensation based on fiscal 2009 performance (expected to be made by the Compensation Committees on or about February [1], 2010).
**	Mr. Arison declined his 2008 bonus.

The fiscal 2009 compensation values included in the above table reflect the fair value of grants made in February 2010 (awarded in fiscal 2010 based on performance in fiscal 2009). Under SEC disclosure rules, because the equity awards were not granted until fiscal 2010, the grants do not appear in the “Fiscal 2009 Grants of Plan-Based Awards” table, even though these grants are based on performance in fiscal 2009. However, the Compensation Committees believe that the equity grants made in fiscal 2010 are properly considered as part of the NEOs compensation for fiscal 2009 performance (in the same way that bonuses paid in fiscal 2010 are treated as compensation for fiscal 2009 performance).

PROCESS FOR MAKING COMPENSATION DETERMINATIONS

The Compensation Committees determine the compensation policy and the compensation payable to all of our executive officers, including Carnival Corporation & plc’s Chief Executive Officer and Chief Financial Officer. As part of the annual compensation determination process, Mr. Arison and Mr. Frank recommend to the Compensation Committees key initiatives and goals for Carnival Corporation & plc at the beginning of each year. After the fiscal year is complete, Mr. Arison and Mr. Frank review with the Compensation Committees the results of those initiatives, progress towards goals and other material items relating to overall Carnival Corporation & plc performance. The compensation for the NEOs is then determined by the Compensation Committees using their discretion to evaluate the individual performance of the NEOs and the overall performance of Carnival Corporation & plc.

Compensation Consultant

From 2003 through the close of fiscal 2009, the Compensation Committees engaged a consultant from Watson Wyatt Worldwide (the “Consultant”) as their outside compensation consultant to assist in their annual review of our executive and director compensation programs.

The Compensation Committees believe that the Consultant provided objective advice to the Compensation Committees. Watson Wyatt Worldwide also furnishes actuarial and administrative services to Carnival plc in relation to the UK pension schemes and accounting valuation advice and administrative services with respect to equity awards to Carnival Corporation and Carnival plc. The Compensation Committees do not believe the provision of these services by Watson Wyatt Worldwide results in a conflict of interest as they are administrative in nature and Watson Wyatt Worldwide does not act in a decision-making capacity.

The Consultant attended meetings of the Compensation Committees and, upon request, provided its views on proposed actions by the Compensation Committees. The Compensation Committees interact with management of Carnival Corporation & plc on compensation issues primarily through communications, meetings and discussions with Mr. Arison, Mr. Frank and the Senior Vice President – Global Human Resources, who also attend meetings of the Compensation Committees as requested by the Compensation Committees.

Competitive Market (Peer Group) Analysis

When determining each element of NEO compensation, the Compensation Committees annually review the compensation practices of certain other publicly-listed companies with the assistance of the Consultant. The annual market assessment consists of an analysis of top officer pay at a group of publicly-listed peer companies. Based on the recommendations of the Consultant, the Compensation Committees approve a peer group before the annual assessment commences. The peer group used when determining the fiscal 2009 base salaries for the NEOs consisted of 14 U.S. publicly-listed companies comparable in size to Carnival Corporation & plc (considering revenue, market capitalization, operating income, total assets and reported full-time employees) and reflect a balanced group of comparable media, entertainment, consumer goods and services and retailing companies. For peer group analyses conducted during fiscal 2009, Anheuser-Busch Companies, Inc. and MGM Mirage, both of which were included in the peer group during fiscal 2008, were removed (Anheuser-Busch Companies, Inc. merged with InBev N.V.; and the Compensation Committees concurred with the Consultant’s recommendation that MGM Mirage be removed from the peer group since its approach to officer compensation was substantially different from those at Carnival Corporation & plc and the other peer group companies). Accordingly, the NEO compensation data for Anheuser-Busch and MGM Mirage was removed from the peer group, and Yum Brands, Inc. was added. Notwithstanding the use of this peer group, the Compensation Committees believe there are no public companies that are directly comparable to Carnival Corporation & plc in terms of comparing executive officer pay. The only direct peer is Royal Caribbean Cruises Ltd., which is a substantially smaller corporation. The other selected companies have some characteristics similar to Carnival Corporation & plc, but they also have some significant differences.

Current Peer Group Companies

Colgate-Palmolive Company	Royal Caribbean Cruises Ltd.
Macy’s, Inc.	Starbucks Corporation
General Mills, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Marriott International, Inc.	Target Corporation
McDonald’s Corporation	The DIRECTTV Group, Inc.
NIKE, Inc.	The Walt Disney Company
Yum Brands, Inc.

Market (Peer Group) Comparison on an Aggregate Basis

The Consultant conducted an analysis on behalf of the Compensation Committees of our aggregate NEO total direct compensation for fiscal 2009 in comparison to our peer group.

Based on the data compiled by the Consultant, Carnival Corporation & plc’s fiscal 2009 revenues and operating income are slightly below the peer group median, but its market capitalization and net income exceeds the peer group’s median. The aggregate target total direct compensation (which includes fiscal 2009 salaries, actual bonuses paid for fiscal 2009 performance and the grant date fair value of equity grants made in February 2010 for performance during fiscal 2009) for the Carnival Corporation & plc NEOs approximates the peer group’s 50th percentile. A comparison of aggregate target total direct compensation for these NEOs as compared to the aggregate for the peer group based on the data described above also indicates that our compensation mix places more emphasis on the annual bonus element (representing 39% of total target direct compensation as compared to 21% for the peer group) and less emphasis on equity-based compensation (representing 42% of total target direct compensation as compared to 61% for the peer group). The Consultant’s analysis suggests that when evaluated as a percentage of revenues and operating income, the aggregate total direct compensation for Carnival Corporation & plc’s NEOs approximates the peer group median. However, the aggregate target total direct compensation of these five Carnival Corporation & plc NEOs is below the median as a percentage of market capitalization and is below the 25th percentile for the peer group as a percentage of net income.

In summary, these analyses suggest that total direct compensation levels for Carnival Corporation & plc’s NEOs are competitively positioned against other similarly-sized public companies but are also relatively conservative given Carnival Corporation & plc’s profitability and its market capitalization. Consistent with the approach that the Compensation Committees take in reviewing each element of total direct compensation, these analyses assist the Compensation Committees in assessing the extent to which the compensation provided to the NEOs is generally consistent with (or significantly inconsistent with) that offered by the peer group companies to their named executive officers. The Compensation Committees do not use these analyses to peg any particular element of compensation (or total compensation) to any specific targeted peer group level.

NEO COMPENSATION DESIGN AND ELEMENTS

The compensation elements for our NEOs consist of base salary, an annual cash bonus, equity-based compensation, retirement benefits, perquisites and other benefits.

The compensation practices for each of our NEOs vary in order to reflect the organizational structure of Carnival Corporation & plc. Three of our NEOs (Messrs. Arison, Bernstein and Frank) had company-wide roles during fiscal 2009 and two of our NEOs (Mr. Cahill and Mr. Foschi) were chief executive officers of one or more operating units during fiscal 2009. As a result, the compensation practices for these two groups are different. Carnival Corporation & plc’s business strategy gives the chief executive officer of each operating unit a greater degree of responsibility and autonomy as compared to more centralized companies. Accordingly, Carnival Corporation & plc provides these executives a level of compensation opportunity that is higher than typical market practice for operating unit executives and an annual cash bonus program that places more emphasis on performance of their respective operating unit. Moreover, the benefits and perquisites and certain elements of the equity-based awards vary among the NEOs to reflect local market practices where an NEO resides.

In determining the amount of any particular element of compensation to award, the Compensation Committees consider the impact of such element on total compensation (and thus, indirectly each element affects the amount paid in respect of other elements of compensation). For example, the Compensation Committees consider the amount of the base salary and annual bonus that may be earned by an NEO when granting an equity award. However, the annual bonus and equity-based compensation awards are set independently on the basis of dollar values (and are not set or determined as a fixed percentage of base salary).

Base Salaries

A.	General

Base salaries are intended to provide a baseline level of fixed compensation that reflects each NEO’s level of responsibility. Base salaries for fiscal 2009 to our NEOs are reported in the “Summary Compensation Table.” With the exception of Mr. Foschi, our NEOs do not have agreements that establish a minimum base salary. Mr. Foschi’s service agreement sets forth a minimum base salary of €950,000. The Compensation Committees annually review the NEO’s performance and may increase the NEO’s base salary in their discretion if merited by performance or other market factors in order to attract and retain our executives.

Salaries are established for NEOs after performance results for the prior fiscal year are available. Mr. Arison and Mr. Frank review the annual peer group analysis provided by the Consultant, as well as individual and operating unit performance, and provide the Compensation Committees with recommended salaries for all NEOs, except for their own salaries. The recommendations include a capsule review of each NEO’s individual performance for the prior fiscal year.

Mr. Arison and Mr. Frank also submit a self-assessment regarding the overall performance of Carnival Corporation & plc and summarize their individual activities and results as compared to the goals as presented to the Compensation Committees at the beginning of the year. The Compensation Committees determine the salaries for Mr. Arison and Mr. Frank, and may also request recommendations from the Consultant. The base salaries of Mr. Arison and Mr. Frank typically are within $100,000 of each other, reflecting the belief of the Compensation Committees that they have a similar level of job responsibility and both have significant impact on the success of Carnival Corporation & plc.

B.	2009 Base Salaries and Analysis

In response to deteriorating economic conditions and a projected decline in revenues, Carnival Corporation’s Chairman and CEO and Vice Chairman and COO advised the Compensation Committees that executive salaries would remain unchanged for fiscal 2009 (with some individual exceptions) and recommended that the same approach be used in determining salaries for the NEOs in 2009. The Compensation Committees accepted the recommendation, which included a proposed salary increase for Mr. Bernstein. Mr. Bernstein was provided a salary increase for 2009 recognizing that his base salary level and total direct compensation were at the low end of the compensation range for chief financial officers of the peer group companies. The increase also reflected the Compensation Committees’ favorable perspective on Mr. Bernstein’s continued growth and performance since becoming Chief Financial Officer in July 2007. As a result, the base salaries for 2009 were approved as follows:

NEO	Fiscal 2008 Base Salary	Fiscal 2009 Base Salary	Percentage Increase (%)
Micky Arison	$880,000	$880,000	0%
David Bernstein	$350,000	$450,000	28.6%
Gerald R. Cahill	$750,000	$750,000	0%
Pier Luigi Foschi(1)	€950,000	€950,000	0%
Howard S. Frank	$780,000	$780,000	0%

(1)

Mr. Foschi’s base salary is payable in euros. His base salary is equivalent to $1,320,500 for fiscal 2009 and $1,415,500 for fiscal 2008 when converted into U.S. dollars at the average exchange rate for fiscal 2009 of $1.39: €1 and fiscal 2008 of $1.49: €1.

Annual Cash Bonuses

A.	General

The performance-related annual cash bonus is the most significant cash compensation feature of our executive compensation program. In fiscal 2009, each NEO’s bonus comprised the majority of their respective total cash compensation, supporting Carnival Corporation & plc’s objective to pay for performance. Annual cash bonus payments are intended to reward short-term individual and corporate and operating unit performance results and achievements. The emphasis on the annual cash bonus allows Carnival Corporation & plc greater flexibility in rewarding favorable individual and overall company performance than is possible under a compensation structure where the majority of compensation is a fixed salary.

B.	2009 Annual Cash Bonuses and Analysis

For fiscal 2009, the annual cash bonuses for NEOs were determined in accordance with the annual bonus programs described below.

The Corporate Plan

Messrs. Arison, Bernstein and Frank, who have company-wide roles, participate in the Carnival Corporation & plc Management Incentive Plan for Executive Officers (the “Corporate Plan”), which was adopted in January 2008. The Corporate Plan is designed to focus the attention of these NEOs on achieving outstanding performance results as reflected by income from operations of Carnival Corporation & plc and other relevant measures.

Under the Corporate Plan, the target bonus for each participant is revised from year-to-year directly in proportion to the percentage change in the Corporation Operating Income Target for the new plan year as compared to the Corporation Operating Income Target of the prior year. The “Corporation Operating Income Target” for each year will be equal to the projected Corporation Operating Income for the year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the fiscal year by Carnival Corporation & plc. “Corporation Operating Income” is defined in the plan to mean the net income of Carnival Corporation & plc before interest income and expense, other nonoperating income and expense and income taxes as reported by Carnival Corporation & plc in its full year earnings report issued following each plan year. The Compensation Committees may, in their discretion, increase or decrease the Corporation Operating Income Target for any reason they deem appropriate. The Compensation Committees also have discretion to modify the target bonus.

The Corporate Plan contains a schedule that calibrates the Corporation Operating Income Target for the year with the target bonus for each participant. The performance range in the schedule is from 72% to 123% of the Corporation Operating Income Target with results at 72% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 123% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 97% to 103% of the Corporation Operating Income Target result in a preliminary bonus amount equal to 100% of the target bonus. The preliminary bonus amount for results between 72% and 97% as well as results between 103% and 123% are calculated using interpolation.

The Corporation Operating Incomes, performance levels and resulting performance level payouts for fiscal 2009 were as follows:

Corporation Operating Income	Performance Level (% of Target Achievement)	Resulting Percent of Target Bonus
$1,709,357,040	Threshold (72%)	50%
$2,374,107,000	Target (97% - 103%)	100%
$2,920,151,610	Maximum (123%)	150%

Following the end of each fiscal year, the Compensation Committees confirm the actual Corporation Operating Income for the year and the preliminary bonus amount for each participant. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of each participant such as successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of the target bonus of the participant.

In December 2008, the Compensation Committees set the initial fiscal 2009 target bonuses for Messrs. Arison, Bernstein and Frank after consideration of both competitive peer group analysis and historical bonus payout levels at Carnival Corporation & plc, along with corresponding Carnival Corporation & plc financial performance results. They also considered that the Corporation Operating Income Target for fiscal 2009 was approximately 13% less than the actual Corporation Operating Income achieved in fiscal 2008. For fiscal 2009, the Compensation Committees established target bonuses of $2,524,160 for Mr. Arison, $2,445,280 for Mr. Frank and $438,884 for Mr. Bernstein. When these target annual cash bonuses are combined with their 2009 base salary, their target cash compensation for fiscal 2009 represented decreases of approximately 17% for Mr. Arison and 17% for Mr. Frank and an increase of approximately 6% for Mr. Bernstein, over their respective target cash compensation for fiscal 2008. The Compensation Committees determined that an increase in Mr. Bernstein’s target cash compensation from fiscal 2008 to fiscal 2009 was warranted, primarily in light of the Compensation Committees’ determination that his total direct compensation was at the low end of the compensation range for chief financial officers of the peer group companies, but also in recognition of his continued growth and performance as Chief Financial Officer.

Following the end of fiscal 2009, the Compensation Committees confirmed funding guideline bonus amounts for the NEO participants based on the actual Corporation Operating Income results achieved during fiscal 2009. Actual Corporation Operating Income for fiscal 2009 was $2.153 billion, or 91% of the Corporation Operating Income Target, and was 21% lower than the actual Corporation Operating Income for fiscal 2008. Based on the formula set forth above, the achievement of 91% of the Corporation Operating Income Target resulted in a funding guideline equal to 87% of a participant’s target bonus.

Mr. Arison and Mr. Frank made recommendations to the Compensation Committees for all NEO cash bonuses except for their own. The recommendations included a capsule review of the prior fiscal year performance of each NEO. Mr. Arison and Mr. Frank also submitted self-assessments to the Compensation Committees summarizing their own activities and results as compared to their goals, as well as Carnival Corporation & plc’s overall performance. Their bonuses were then determined by the Compensation Committees, which requested input from the Consultant. In making their determinations, including whether to vary bonuses from the amount determined under the funding guidelines, the Compensation Committees considered the following factors: (1) recognition of an extremely challenging operating environment in 2009 and significant operating results achieved in 2009; (2) the successful maintenance of the strength of our brands; (3) superior financial performance in comparison to peer group competitors; (4) a desire to foster executive retention and commitment in leading the business into a sustained recovery in fiscal 2010; (5) the competitive market compensation for each NEO; and (6) individual NEO performance in fiscal 2009. Based on such factors, the Compensation Committees determined the final bonus amounts.

Based on the bonus funding schedule set forth in the Corporate Plan, the Compensation Committees awarded Mr. Arison a fiscal 2009 bonus of $2,206,116 or approximately 87% of his target. A comparison against the amount Mr. Arison received as an annual bonus for fiscal 2008 is not meaningful as he voluntarily elected to forego his bonus for fiscal 2008.

Based on the bonus funding schedule set forth in the Corporate Plan, the Compensation Committees awarded Mr. Frank a fiscal 2009 bonus of $2,137,175 or approximately 87% of his target. This bonus represents a 21% decline from Mr. Frank’s fiscal 2008 bonus.

Based on the bonus funding schedule set forth in the Corporate Plan, Mr. Bernstein’s fiscal 2009 funding guideline under the Corporate Plan was calculated at $383,585 or approximately 87% of his target bonus of $438,884.

Mr. Arison and Mr. Frank did not recommend any modifications to their preliminary bonus amounts. They did recommend modification of Mr. Bernstein’s annual cash bonus. As permitted by the terms of the Corporate Plan, the Compensation Committees considered other factors relevant to the financial performance of Carnival Corporation & plc and the personal performance of Mr. Bernstein as noted above (including, in particular, that his compensation is generally below median when compared to the peer group), and increased his bonus by $83,915, for a total annual bonus of $467,500. This final annual cash bonus for fiscal 2009, even as adjusted, represents a 20% decline from Mr. Bernstein’s fiscal 2008 bonus, which is consistent with the Compensation Committees determination that pay for fiscal 2009 should be less, in general, than in fiscal 2008 in light of the overall economic performance of Carnival Corporation & plc in fiscal 2009 as compared to fiscal 2008.

The CCL Plan

Mr. Cahill participates in the Carnival Cruise Lines Management Incentive Plan (the “CCL Plan”). The CCL Plan is designed to focus the attention of the employees of Carnival Cruise Lines on achieving outstanding performance results as reflected in the operating income of Carnival Cruise Lines and the operating income of Carnival Corporation & plc, as well as other relevant measures.

Bonus funding under the CCL Plan is calculated by reference to a bonus schedule that calibrates the weighted Carnival Cruise Lines Operating Income Target (75%) and Corporation Operating Income Target (25%) for the 2009 plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

The “CCL Operating Income” means the net income of Carnival Cruise Lines before interest income and expense and other nonoperating income and expense and income taxes, as reported by Carnival Cruise Lines for the plan year. The “CCL Operating Income Target” for the plan year will be equal to the actual Carnival Cruise Lines Operating Income for the prior plan year adjusted for any change in capacity. The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

The Compensation Committees have the discretion to increase or decrease the CCL Operating Income Target and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the CCL and Corporation Operating Income Targets and the actual CCL and Corporation Operating Income for any plan year.

Following the end of each plan year, the Compensation Committees confirm the actual CCL Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Cahill. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Cruise Lines and Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of Carnival Cruise Lines or Mr. Cahill, including, but not limited to operating performance metrics (such as return on investment, revenue yield, costs per available lower berth day), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the preliminary bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of Mr. Cahill’s target bonus.

Both the CCL Operating Income Target and the actual CCL Operating Income achieved for fiscal 2009 were measured using a constant fuel price per ton. The Corporation Operating Income Target and actual Corporation Operating Income for fiscal 2009 are as described above for the Corporate Plan.

For fiscal 2009, the Compensation Committees established Mr. Cahill’s target bonus at $1,133,000 after consideration of the competitive market (peer group) analysis, his individual historical bonus levels and the aggregate compensation levels of the other chief executives of the operating companies within Carnival Corporation & plc. His fiscal 2009 target bonus represented a 3% increase over his fiscal 2008 target bonus. Mr. Cahill’s preliminary bonus funding for fiscal 2009 was expected to be significantly below Mr. Cahill’s target bonus, because CCL Operating Income was forecasted to substantially decline in fiscal 2009 from fiscal 2008, making the achievement of the fiscal 2009 CCL Operating Income Target highly unlikely. As a result, even though Mr. Cahill’s fiscal 2009 target bonus slightly increased from his fiscal 2008 target bonus, his fiscal 2009 actual bonus was expected to decline from his fiscal 2008 actual bonus.

The actual CCL Operating Income for fiscal 2009 was approximately 61% of its target and the actual Corporation Operating Income for fiscal 2009 was 91% of its target, resulting in a funding guideline equal to approximately 58% of Mr. Cahill’s target bonus.

In making their bonus determination for Mr. Cahill under the CCL Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2009, the Compensation Committees awarded Mr. Cahill a fiscal 2009 bonus of $655,440 or approximately 58% of his target bonus of $1,133,000. After reviewing the recommendation of Mr. Arison and Mr. Frank, and, as permitted by the terms of the CCL Plan, after considering other factors relevant to the financial performance of Carnival Cruise Lines and Carnival Corporation & plc and the personal performance as noted above (including Mr. Cahill’s implementation of cost management programs and management team changes that they believe will result in long-term benefits to Carnival Corporation & plc), the Compensation Committees determined to increase Mr. Cahill’s bonus by $194,310, for a total annual bonus of $849,750. This final annual bonus for fiscal 2009, even as adjusted, represents a 27% decline from Mr. Cahill’s fiscal 2008 bonus, which is consistent with the Compensation Committees determination that pay for fiscal 2009 should be less, in general, than in fiscal 2008 in light of overall economic performance of Carnival Corporation & plc in fiscal 2009 as compared to fiscal 2008.

The Costa Plan

Costa entered into a new service agreement with Pier Luigi Foschi, dated August 21, 2009, which provides for 12-month terms, and automatically renews unless either party gives 60 days advance written notice. Pursuant to the agreement, Mr. Foschi’s annual cash bonus is determined pursuant to the Costa Crociere CEO Lines Management Incentive Plan (the “Costa Plan”). The Costa Plan is designed to focus Mr. Foschi’s attention on achieving outstanding performance results as reflected in the operating income of (1) Costa, including its Asia operations, (2) Ibero Cruises, (3) AIDA Cruises, and (4) any other operating company under Mr. Foschi’s management (the entities identified in (1), (2), (3) and (4) shall be collectively referred to as the “Group” and each of such entities shall be individually referred to as a “Member”) and the operating income of Carnival Corporation & plc (the “Corporation”), as well as other relevant measures.

Bonus funding will be calculated by reference to a bonus schedule that calibrates the weighted Group Operating Income Target Per Berth Day (75%) and the Corporation Operating Income Target (25%) for the plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

The Compensation Committees may, in their discretion, increase or decrease the Group Operating Income Target Per Berth Day and the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Group Operating Income Target Per Berth Day and the Corporation Operating Income and the actual Group and Corporation Operating Income for any Plan Year.

“ALBD” means available lower berth day. “Group Operating Income Target Per Berth Day” for the plan year is calculated as follows:

Step 1: Add together each Member’s Member Operating Income Per ALBD for the prior Plan Year, multiplied by such Member’s current Plan Year’s budgeted ALBDs;

Step 2: The amount determined in Step 1 shall then be divided by the sum of the current Plan Year’s budgeted ALBDs of all the Members.

“Group Operating Income” is the sum of the prior Plan Year’s actual Member Operating Income for each Member of the Group. “Group Operating Income Per Berth Day” for the Plan Year shall be equal to (A) the Group Operating Income; divided by (B) the sum of the ALBDs of each Member. “Member Operating Income” shall mean the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year. “Member Operating Income Per ALBD” shall mean the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year, divided by the ALBDs of the Member. The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

Following the end of each fiscal year, the Compensation Committees confirm the actual Group Operating Income Per Berth Day and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Foschi. The Compensation Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Group and the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of Mr. Foschi. The Compensation Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Group or Mr. Foschi, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Compensation Committees may increase or decrease the preliminary bonus amount to determine the final bonus amount. The final bonus amount shall not exceed 200% of Mr. Foschi’s target bonus.

For fiscal 2009, the Compensation Committees set Mr. Foschi’s target bonus at €1.5 million after consideration of the competitive market (peer group) analysis, his individual historical bonus levels and the aggregate compensation levels of the other chief executives of the operating companies within Carnival Corporation & plc. His fiscal 2009 target bonus represented a 24% increase over his fiscal 2008 bonus. This increase is significantly higher than any other NEO and reflected the superior performance of the Group under Mr. Foschi’s management, and also reflected Mr. Foschi’s expanded responsibilities for operations in addition to Costa (such as AIDA Cruises, Ibero Cruises and Costa’s Asia operations). Based on the original December 2008 forecasts for fiscal 2009, the Compensation Committees expected that his actual fiscal 2009 bonus would be close to the target bonus amount. However, in April 2009, when the Costa Plan was established for fiscal 2009 (and by the time that Mr. Foschi’s new service agreement was completed), it was anticipated that Mr. Foschi’s fiscal 2009 actual bonus would be in the range of 80% to 90% of his target bonus.

The actual Group Operating Income Per Berth Day for fiscal 2009 was approximately 93.8% of its target and the actual Corporation Operating Income for fiscal 2009 was 91% of its target, resulting in a funding guideline equal to 86% of Mr. Foschi’s target bonus.

In making their bonus determination for Mr. Foschi under the Costa Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2009, the Compensation Committees awarded Mr. Foschi a fiscal 2009 bonus of €1,290,750 ($1,794,143) or approximately 86% of his target. This bonus represents a 7% increase from Mr. Foschi’s fiscal 2008 bonus. Notwithstanding the Compensation Committees’ view that, as a general matter, pay for fiscal 2009 should be less than fiscal 2008 (as was the case for each of the other NEOs), the Compensation Committees determined that it was appropriate in Mr. Foschi’s case to take into account Mr. Foschi’s expanded responsibilities for operations in addition to Costa, and to recognize that the Group’s operating results were only slightly lower than fiscal 2008. The fiscal 2009 operating results reflected an impressive performance in light of one of the most challenging economic and operating environments in the cruise industry in recent history.

Equity-Based Compensation

A.	General

The Compensation Committees award equity-based compensation to NEOs to provide long-term incentives and align management and shareholder interests. The Compensation Committees believe that a significant percentage of compensation should be equity-based, rather than paid in cash. Awards are granted pursuant to the Carnival Corporation 2002 Stock Plan or the Carnival plc 2005 Employee Share Plan, which have been approved by Carnival Corporation & plc’s shareholders. Messrs. Arison, Bernstein, Cahill and Frank receive equity awards under the Carnival Corporation 2002 Stock Plan. Mr. Foschi receives awards under the Carnival plc 2005 Employee Share Plan. These awards are in the form of restricted shares or RSUs, which appreciate or depreciate in value based on the trading price of our shares. The equity-based compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance and align the interests of the executive with our shareholders’ interests. Existing ownership levels are not a factor in award determinations, as we do not want to discourage executives from holding significant amounts of Carnival Corporation & plc shares.

The specific equity awards granted to NEOs reflect the desire of the Compensation Committees to have a substantial portion of compensation be in the form of equity-based compensation. The number and form of equity awards granted annually to our NEOs are determined both in the discretion of the Compensation Committees and pursuant to certain agreements with certain NEOs. In 1998, Mr. Arison and Mr. Frank entered into Long-Term Equity Incentive Compensation Agreements that provide for an annual grant of restricted shares. These grants are subject to the Compensation Committees’ review of their performance taking into consideration each NEO’s long-term contributions. The terms of these agreements are described below in the narrative disclosure following the “Grants of Plan-Based Awards in Fiscal Year 2009” table.

The number of equity awards granted to the other NEOs is determined by the Compensation Committees after reviewing the recommendation of Mr. Arison and Mr. Frank, the size of the NEO’s prior year award and other elements of an NEO’s current year compensation, and taking into account the position and role of the NEO, his individual performance in the preceding fiscal year and historically, and his perceived future value to Carnival Corporation & plc. As noted earlier, on an aggregate basis, approximately [42]% of our NEO’s total direct compensation for fiscal 2009 was provided in the form of equity-based awards. The Compensation Committees seek to keep total direct compensation competitive in relationship to the peer group. As such, the Compensation Committees also review the peer group data for long-term incentive compensation provided by the Consultant to confirm that the value of an NEO’s aggregate equity-based compensation remains competitive in the marketplace. As discussed earlier, the Compensation Committees do not benchmark the value of equity-based compensation against market references. Rather, the peer group data are used as a general reference to assist the Compensation Committees in their deliberations.

Equity-based awards granted in recognition of fiscal 2009 performance were made in the form of restricted shares or RSUs and the Compensation Committees currently expect this practice to continue in future years unless market trends and practices, expense implications, tax efficiencies or other considerations warrant reconsideration of the form of equity-based awards. Restricted shares and RSUs, as compared to stock options, use a smaller percentage of our shares outstanding for compensation purposes (to deliver equivalent grant-date value) and are regarded by employees as an award with a lower risk than stock options, because at vesting, restricted shares and RSUs will have value equal to the market price of the underlying shares, even if there has been no appreciation in the market price of our stock during the vesting period. Stock options, even if vested, will not have any value unless the market price for our stock at the time of exercise is greater than the exercise price of the option. Accordingly, the Compensation Committees believe that restricted shares and RSUs are a more effective retention and recruiting tool because the value of the awards is perceived as more tangible by our NEOs.

B.	Disclosure and the Timing of Equity-Based Compensation

Equity-based compensation awards for the NEOs are determined by the Compensation Committees based on overall company and individual officer performance results for the previous year. Thus, equity-based awards in recognition of fiscal 2009 performance are made early in fiscal 2010. As noted above, these grants will not appear in the Grants of Plan-Based Awards table for fiscal 2009 (but will appear in next year’s proxy for fiscal 2010). Nonetheless, the Compensation Committees believe that discussion of these equity-based compensation awards made after year end is important to an understanding of overall NEO compensation for the preceding fiscal year. As a result, in the next section of this Compensation Discussion and Analysis, we first discuss equity-based awards made in fiscal 2010 based on 2009 performance. Following that discussion, we include a description of the equity-based awards that were made in early fiscal 2009 based on 2008 performance (and which were discussed previously in last year’s proxy statement but first appear in the Grants of Plan-Based Awards table in this year’s proxy statement).

The Compensation Committees met in February 2010 to determine the equity awards to be granted in fiscal year 2010 for performance during fiscal 2009, including awards to the NEOs. The restricted share and RSU awards for performance during fiscal 2009 were approved by the Compensation Committees in February 2010, after the public release in December 2009 of earnings results for fiscal 2009.

The Compensation Committees determined the number of equity awards to grant to the NEOs and all other participants based on the value of the shares rather than based on share numbers. Basing equity awards on value facilitates comparisons to external market references and also to other forms of remuneration such as salaries, bonuses and benefits. Value-based equity awards help Carnival Corporation & plc more effectively manage stock compensation expense.

The vesting of equity-based awards made to the NEOs are not subject to performance criteria. While the UK Combined Code provides that performance criteria should apply to the vesting of equity-based awards, the Compensation Committees have deemed it appropriate to take account of practice in the U.S., which is Carnival Corporation & plc’s main market for executive talent, and the need to be able to transfer executives between operating units. Although equity awards vest based on continued service, the experience and long-term performance of individuals is taken into account in determining the size of annual awards made to individual executives.

C.	Equity-Based Awards Made During Fiscal 2010 Based on Fiscal 2009 Performance

Equity-based awards made during fiscal 2010 were based on overall company and individual performance during fiscal 2009. All participants in the Carnival Corporation 2002 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, receive restricted shares or RSUs that cliff vest after three years, which vesting is in conformity with the UK Combined Code.

The Compensation Committees approved the equity-based awards to the NEOs (other than Mr. Arison and Mr. Frank) after consideration of recommendations received from Mr. Arison and Mr. Frank and reviewing their long-term and fiscal 2009 performance. The NEOs received restricted shares of Carnival Corporation common stock under the Carnival Corporation 2002 Stock Plan, with the exception of Mr. Foschi who received Carnival plc RSUs under the Carnival plc 2005 Employee Share Plan. The equity-based awards approved for the NEOs in February 2010 were as follows:

NEO	Restricted Shares/RSUs (#)	Grant Date Fair Value of Stock Awards(1)
Micky Arison	*	$
David Bernstein	*	$
Gerald R. Cahill	*	$
Pier Luigi Foschi	*	€(2)
Howard S. Frank	*	$

*	To be determined by the Compensation Committees in February 2010.
(1)

The grant date fair value of the stock awards is calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant (which is expected to be on or about February [1], 2010).

(2)

The Carnival plc shares awarded to Mr. Foschi are denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the Carnival plc shares awarded to Mr. Foschi has been converted from sterling into euros based on the February [1], 2010 exchange rate of €[        ]:£1.

The value of the equity-based compensation awarded in respect of fiscal 2009 performance to Messrs. Cahill, Bernstein and Foschi represent an increase over awards in respect of fiscal 2008 performance. This reflects a determination by the Compensation Committees to increase the portion of their total direct compensation that is in the form of equity-based awards, so as to more closely align the long-term interests of these NEOs with our shareholders. In light of Mr. Arison’s and Mr. Frank’s existing holdings and long-term compensation agreements, the Compensation Committees concluded that it was not necessary to increase the value of their annual equity awards. A portion of the awards made to Mr. Arison and Mr. Frank, specifically 84,000 restricted shares to Mr. Arison and 70,000 restricted shares to Mr. Frank, was made under the Carnival Corporation 2002 Stock Plan pursuant to their Executive Long-Term Compensation Agreements. These grants were contingent on the Compensation Committees’ determination that their long-term and recent performance was satisfactory.

D.	Equity-Based Awards Made During Fiscal 2009 Based on Fiscal 2008 Performance

Equity-based awards made during fiscal 2009 were based on overall company and individual performance during fiscal 2008. These awards were previously discussed in detail in our 2009 proxy statement.

All participants in the Carnival Corporation 2002 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, received restricted shares or RSUs in December 2008 that cliff vest after three years, which vesting is in conformity with the UK Combined Code.

The fair value of the awards for each NEO’s December 2008 equity grant was substantially the same fair value as the awards made in February 2008 (in respect of fiscal 2007 performance). Because the market prices of both Carnival Corporation and Carnival plc shares declined from February 2008 to December 2008, the number of restricted shares awarded to each NEO correspondingly increased.

The Compensation Committees approved the equity-based awards to the other NEOs after consideration of recommendations received from Mr. Arison and Mr. Frank and reviewing their long-term and fiscal 2008 performance. The NEOs received restricted shares of Carnival Corporation common stock under the Carnival Corporation 2002 Stock Plan, with the exception of Mr. Foschi who received Carnival plc RSUs under the Carnival plc 2005 Employee Share Plan. The equity-based awards made to the NEOs in December 2008 were as follows:

NEO	Restricted Shares/RSUs (#)	Grant Date Fair Value of Stock Awards(1)
Micky Arison	149,524	$3,618,481
David Bernstein	17,800	$ 430,760
Gerald R. Cahill	44,501	$1,076,924
Pier Luigi Foschi	44,880	€ 718,403	(2)
Howard S. Frank	124,603	$3,015,393

(1)	The value of the stock awards has been calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant.
(2)

The Carnival plc shares awarded to Mr. Foschi are denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the Carnival plc shares awarded to Mr. Foschi has been converted from sterling into euros based on the December 19, 2008 exchange rate of €1.07:£1

A portion of the awards made to Mr. Arison and Mr. Frank, specifically 84,000 restricted shares to Mr. Arison and 70,000 restricted shares to Mr. Frank, were made under the Carnival Corporation 2002 Stock Plan pursuant to their Executive Long-Term Compensation Agreements. These grants were contingent on the Compensation Committees’ determination that their long-term and recent performance was satisfactory.

The number of restricted shares and RSUs granted to our NEOs during fiscal 2009 are shown in the “Grants of Plan-Based Awards in Fiscal Year 2009” table and are included in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, and any expense taken into account during fiscal 2009 is reflected in the “Summary Compensation Table.”

Perquisites and Other Compensation

The NEOs are provided various perquisites believed by the Compensation Committees to be representative of common practices for executives in their respective countries. Some of Mr. Foschi’s perquisites and other benefits are provided pursuant to terms of his service agreement and are consistent with the executive compensation practices in Italy where he resides. The Compensation Committees believe these benefits are standard in the hospitality industry. The Compensation Committees, with the assistance of the Consultant, review perquisites provided to the NEOs on a periodic basis and taking into account the individual NEO’s particular circumstances, and believe the perquisites provided by Carnival Corporation & plc continue to be an appropriate element of the overall compensation package used to attract and retain such officers. The last comprehensive review by the Compensation Committees occurred in fiscal 2006. However, during fiscal 2009 the Compensation Committees reviewed the corporate aircraft usage policy. As a result of this review, undertaken with the assistance of the Consultant, the Compensation Committees determined that the current aircraft usage policy (described below), and levels of usage and costs (taking into account that the Carnival Corporation & plc program includes usage by not only the Chief Executive Officer but also the Chief Operating Officer), was consistent with those offered by competitors in the peer group. In addition, NEOs are no longer provided with the use of certain sports tickets purchased by Carnival Corporation & plc, following the Compensation Committees’ consideration of this practice in relation to the overall compensation philosophy of Carnival Corporation & plc.

As noted above, the Compensation Committees have approved a policy to establish procedures and controls as to the authorized use of aircraft owned or chartered by Carnival Corporation & plc (the “Aircraft”). According to the policy, the Aircraft can only be used for business purposes, except that Mr. Arison and Mr. Frank (with the authorization of Mr. Arison) are authorized to use the Aircraft for personal travel. Guests may accompany these executives when traveling. Because there is no determinable incremental cost attributable to NEO guests’ use of aircraft, no amount is allocated for a guest’s travel when accompanying an NEO traveling for business purposes in the “Summary Compensation Table.” Personal use of the Aircraft is taxable to the NEOs as required by law.

The perquisites received by each NEO in fiscal 2009, as well as their incremental cost to Carnival Corporation & plc, are reported in the “Summary Compensation Table” and its accompanying footnotes.

POST-EMPLOYMENT COMPENSATION OBLIGATIONS

Carnival Corporation & plc does not have any change of control agreements that provide cash severance to our NEOs upon a change of control of Carnival Corporation & plc. With the exception of Mr. Foschi, we do not have employment agreements with any of our NEOs that provide cash severance benefits in connection with an executive’s termination of employment. Under his service agreement, Mr. Foschi is generally entitled to an amount equal to one-year base salary and bonus if his employment is terminated by us. The Compensation Committees believe that the severance benefits provided to Mr. Foschi under his service agreement are reasonable and in accordance with market practice in Italy.

Upon termination of employment for certain circumstances or upon a change of control, our NEOs may be entitled to receive accelerated vesting of equity awards. These benefits are provided under the terms of the plans pursuant to which the equity grants were awarded and under individual agreements with certain NEOs. The benefits that our NEOs may be eligible to receive in connection with termination of employment or upon a change of control are described in detail in this proxy statement under the heading “Potential Payments Upon Termination or Change of Control.”

The Compensation Committees believe these arrangements are reasonable and encourage an executive to comply with post-termination non-compete and other restrictive covenants and to cooperate with us both before and after their employment is terminated.

Pensions and Deferred Compensation Plans

As part of the overall compensation program, Carnival Corporation & plc operates various group pension programs for certain of its executives; however, since January 1, 2009, none of the NEOs are able to participate. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses were used to determine pension benefits.

Until January 1, 2009, Mr. Arison, Mr. Cahill and Mr. Frank received retirement benefits under the Carnival Corporation Nonqualified Retirement Plan for Highly Compensated Employees (the “Retirement Plan”) and Mr. Frank also participated in the Carnival Corporation Supplemental Executive Retirement Plan (“Carnival SERP”). In light of the application of Section 457A of the U.S. Internal Revenue Code (discussed in more detail below), the present value of any annual accruals after fiscal 2008 earned by eligible and participating employees (including participating NEOs) under the Retirement Plan and the Carnival SERP are payable currently. See the information regarding defined benefit retirement plan benefits for each of the NEOs in the “Pension Benefits in Fiscal Year 2009” table. The benefit formula for these plans is described in the narrative immediately following this table.

In addition, until January 1, 2009, Messrs. Bernstein, Cahill and Frank also participated in a nonqualified deferred compensation plan established by Carnival Corporation. Carnival Corporation offered the Carnival Corporation Fun Ship Nonqualified Savings Plan (the “Savings Plan”), which is a nonqualified defined contribution plan whereby certain executives may defer salary and/or bonus amounts into the Savings Plan. Because Mr. Bernstein was not a participant in the Retirement Plan, which was closed to participation prior to his commencement of employment, Carnival Corporation matched 50% of every dollar Mr. Bernstein deferred into the Savings Plan up to the lower of (i) 50% of the U.S. Internal Revenue Service qualified plan limitation (which in 2009 was $16,500) or (ii) 6% of his annual base salary (before any pre-tax contributions from his pay and taxes) and bonus. Additional information regarding the Savings Plan is described in the narrative immediately following the “Nonqualified Deferred Compensation in Fiscal Year 2009” table. Information regarding nonqualified deferred compensation for each of the NEOs is shown in the “Nonqualified Deferred Compensation in Fiscal Year 2009” table.

Mr. Foschi does not participate in any pensions or defined benefit pension plans sponsored by Carnival Corporation or Carnival plc.

The Emergency Economic Stabilization Act of 2008 added Section 457A to the U.S. Internal Revenue Code (“Section 457A”), which applies to foreign corporations, including Carnival Corporation, that maintain nonqualified deferred compensation plans. Under Section 457A, participants in a nonqualified deferred compensation plan are subject to U.S. federal income tax when an amount of compensation becomes vested. Section 457A provides that compensation earned after December 31, 2008 cannot be deferred unless it is subject to a substantial risk of forfeiture (that is, continued employment is required to earn the benefit). As a result, Carnival Corporation no longer provides future accruals under the Retirement Plan, the Savings Plan or the Carnival SERP to its employees, including the NEOs. Furthermore, all vested funds in these retirement and deferred compensation plans as of December 31, 2008 will be distributed by December 31, 2017 or be subject to a 20% penalty and interest assessment. Employees were given an opportunity to change their form and timing elections under these plans to be in compliance with the Transition Relief under the applicable Section 409A Treasury Regulations.

In an effort to minimize the adverse impact of Section 457A on Carnival Corporation’s ability to provide retirement benefits to the employees who would have been eligible to participate in the Retirement Plan or the Savings Plan, the Compensation Committees approved payment of an additional annual cash bonus directly to these employees in an amount equal to what would have been deposited on behalf of those employees into those plans. These payments are taxable as ordinary income. The first such bonus will be paid to applicable employees in March 2010.

The Compensation Committees believe that pension plans would enhance our executive compensation package. The primary objective of pension plans is to attract and retain our executives. The Compensation Committees continue to seek alternative pension arrangements that do not violate Section 457A.

STOCK OWNERSHIP REQUIREMENTS

Our boards of directors and Compensation Committees believe it is important for executive officers and directors to build and maintain a long-term ownership position in Carnival Corporation and Carnival plc shares to align their financial interests with those of our shareholders and to encourage the creation of long-term value. Our compensation structure provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. As a result, in January 2010, our Compensation Committees established a stock ownership policy for our Section 16 Officers, including our NEOs. The policy specifies target ownership levels of Carnival Corporation and Carnival plc shares for each participant expressed in terms of the value of the equity holdings (including unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary as follows:

Officers	Ownership Target Multiple of Base Salary
Chairman & Chief Executive Officer	5X salary
Vice Chairman & Chief Operating Officer	4X salary
Other Section 16 Officers	3X salary

Current Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of the policy’s adoption. Individuals who are newly designated as Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of becoming a Section 16 Officer. Our Section 16 Officers are restricted from trading call and put options and entering into any hedging transactions with respect to our shares. Carnival Corporation & plc does not make any commitment to any persons covered by the stock ownership policy that they will receive any particular level of equity-based awards.

IMPACT OF REGULATORY REQUIREMENTS ON COMPENSATION

In making determinations regarding executive compensation, the Compensation Committees consider relevant issues relating to accounting treatment, tax treatment (both company and individual) and regulatory requirements. The global nature of Carnival Corporation & plc’s operations necessarily means that monitoring these technical issues and considering their potential impact on appropriate design and operation of executive remuneration programs is increasingly a complex exercise. Technical issues are evaluated in light of Carnival Corporation & plc’s philosophy and objectives for executive compensation and its corporate governance principles as described earlier in this Compensation Discussion and Analysis.

As described above, Section 457A significantly impacted the Compensation Committees ability to provide pension and deferred compensation arrangements to the NEOs.

COMPENSATION COMMITTEES REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committees recommended to our boards of directors that the Compensation Discussion and Analysis be incorporated by reference into the Carnival Corporation & plc joint Annual Report on Form 10-K for 2009 and included in the Carnival Corporation & plc 2010 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committees:

The Compensation Committee of Carnival Corporation	The Compensation Committee of Carnival plc
Arnold W. Donald, Chairman	Arnold W. Donald, Chairman
Richard J. Glasier	Richard J. Glasier
Laura Weil	Laura Weil

EXECUTIVE COMPENSATION

Although Carnival Corporation and Carnival plc are two separate entities with separate officers, our business is run by a single management team. The following table sets forth the annual compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended November 30, 2009. Because Mr. Foschi lives in Italy, his compensation is payable in euros. These euro amounts have been converted into U.S. dollars at the average exchange rate of the dollar for the 2009 fiscal year of $1.39:€1.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1) ($)		Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Micky Arison	2009	880,000		—		4,772,807	930,546	2,206,116	(5)	255,581	496,513	9,541,563
Chairman of the Board & CEO	2008	880,000		—		5,561,856	1,538,673	—		112,718	404,329	8,497,576
	2007	850,000		—		3,689,123	1,879,529	2,925,000		69,875	336,688	9,750,215

David Bernstein	2009	450,000		83,915	(6)	274,181	91,013	383,585		—	107,269	1,389,963
Senior Vice President & CFO	2008	350,000		155,860		107,122	128,795	428,260		—	105,088	1,275,125
	2007	269,596		—		—	158,043	350,000		—	77,193	854,832

Gerald R. Cahill	2009	750,000		194,310	(6)	1,094,676	423,413	655,441		884,716	58,869	4,061,425
President and CEO of Carnival Cruise Lines	2008	750,000		—		708,717	569,727	1,162,288		675,536	48,775	3,915,043
	2007	625,000		—		168,248	654,499	1,000,000		343,435	42,841	2,834,023

Pier Luigi Foschi	2009	1,320,500	(7)	—		791,735	315,915	1,794,143		—	340,033	4,562,326
Chairman and CEO of Costa Crociere S.p.A.	2008	1,415,500		996,810		486,451	583,118	800,441		—	402,830	4,685,150
	2007	1,244,400		909,840		194,428	1,663,810	668,430		—	312,149	4,993,057

Howard S. Frank	2009	780,000		—		3,015,393	513,577	2,137,175		—	267,303	6,713,448
Vice Chairman of the Board & COO	2008	780,000		—		2,893,800	827,976	2,709,400		3,899,136	355,255	11,465,567
	2007	750,000		—		2,610,000	1,113,260	2,825,000		—	243,383	7,541,643

(1)

Represents annual base salaries and annual cash bonuses earned during the fiscal year, including amounts deferred under the Savings Plan, which have been included in the “Nonqualified Deferred Compensation in Fiscal Year 2009” table.

(2)

No stock option awards were granted in fiscal 2009. For the grant date fair value of equity awards granted to the NEOs in fiscal 2009 based on their performance in fiscal 2008, see the “Grants of Plan-Based Awards in Fiscal Year 2009” table. For the grant date fair value of equity awards granted to the NEOs based on their performance during 2009, which awards were granted in January 2010, see the “Grants of Equity Awards During Fiscal 2010 Based on Fiscal 2009 Performance Table.” The amounts included in the “Summary Compensation Table” represent the dollar amount recognized for financial reporting purposes with respect to the applicable fiscal year related to grants of Carnival Corporation restricted shares and options and Carnival plc RSUs to these NEOs in fiscal year 2009 and in prior years, except that amounts in this table do not reflect a reduction for estimated forfeitures. Refer to note 2 of the “Director Compensation for Fiscal Year 2009” table for a description of the method used to determine the value and expense of the equity awards and the assumptions used. Prior to 2006 it was our policy to expense an award over the vesting period without regard to retirement eligibility. For the proceeds actually received by the listed officers upon exercise of options granted in prior years or the vesting of restricted shares or RSUs, see the “Option Exercises and Stock Vested for Fiscal Year 2009” table.

(3)

Represents the actuarial increase during fiscal year 2009 in the pension value for the plans in which each NEO participates. Carnival Corporation & plc does not pay above-market rates under its nonqualified deferred compensation plans. A description of these benefits is set forth in the “Pension Benefits in Fiscal Year 2009” and “Nonqualified Deferred Compensation Benefits in Fiscal Year 2009” tables.

(4)	See the “All Other Compensation Table” for additional information.
(5)

Pursuant to Mr. Arison’s request Carnival Corporation donated the entire amount of Mr. Arison’s Non-Equity Incentive Plan Compensation to the following relief organizations: UNICEF, the University of Miami's Project Medishare, American Red Cross, and Save the Children to aid in the relief efforts in Haiti following the devastating earthquake in January 2010.

(6)	Represents the discretionary increases in the bonus above the funding guideline set forth in the Corporate Plan or CCL Plan, as applicable.
(7)	Includes an annual non-competition payment in accordance with his service agreement described below.

The amounts set forth in the columns entitled Stock Awards and Option Awards in the “Summary Compensation Table” do not represent the equity-based compensation awarded to the NEOs based on their performance during fiscal 2009. As required by SEC rules and as described in note 2 to the “Summary Compensation Table,” the amounts reported in these columns represent the expense recognized by Carnival Corporation & plc for financial reporting purposes in fiscal 2009 and include the expense associated with awards made in fiscal 2009 and in prior years based on their performance in fiscal 2008 and prior years. The amounts reported in these columns do not include any expense associated with grants made in January 2010 based on performance during fiscal 2009 that are described in the Compensation Discussion and Analysis. The expense recognized by Carnival Corporation & plc for these awards will begin to be reported in fiscal 2010. The equity awards granted to the NEOs in January 2010 relating to their performance during fiscal 2009 are as follows:

Grants of Equity Awards During Fiscal 2010 Based on Fiscal 2009 Performance Table

Name	Grant Date Fair Value of Stock Awards(1) ($)	Option Awards ($)
Micky Arison	*	0
David Bernstein	*	0
Gerald R. Cahill	*	0
Pier Luigi Foschi	*	0
Howard S. Frank	*	0

*	To be determined by the Compensation Committees in February 2010.
(1)

The amounts in this column are the full value of the stock awards on February [1], 2010., the date the awards were granted. The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the February [1], 2010 exchange rate of $[            ]:£1. Generally, the full grant date fair value for an award is the amount that Carnival Corporation & plc will expense in its financial statements over the award’s vesting schedule, and may not correspond to the actual value that will be realized by the NEOs.

All Other Compensation Table

Each component of the All Other Compensation column in the “Summary Compensation Table” above is as follows:

Item	Micky Arison ($)	David Bernstein ($)	Gerald R. Cahill ($)	Pier Luigi Foschi ($)	Howard S. Frank ($)
Employer contributions to Defined Contribution Plan	—	28,260	—	—	—
Private medical/health insurance costs and premiums(1)	22,697	53,577	22,697	—	35,080
Automobile lease or allowance	13,322	11,400	18,000	57,440	21,488
Personal use of Aircraft(2)	328,306	—	—	—	130,132
Other personal air travel	—	8,434	10,545	—	30,941
Tax planning and tax return preparation services	—	4,400	5,800	—	31,469
Personal use of sporting event tickets	123,714	—	—	—	10,179
Living accommodations and maintenance	—	—	—	168,479	—
Driver and Security	6,103	—	—	91,826	—
Other(3)	2,371	1,198	1,827	22,288	8,014

Total	496,513	107,269	58,869	340,033	267,303

(1)

Certain of our NEOs are eligible to participate in an executive health insurance program, which includes a fully insured plan and a secondary self-funded plan. Amounts reported represent the cost of the premiums paid on an NEO’s behalf under these plans plus the cost of medical services rendered during the fiscal year. NEOs participating in this plan generally have until March 31, 2010 to submit their 2009 claims for reimbursement, and as a result, these amounts may increase. The maximum amount that may be reimbursed in any year under the secondary plan is $20,000.

(2)

Represents the aggregate incremental cost to Carnival Corporation & plc for travel not related to company business. The aggregate incremental cost for the use of the Aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the Aircraft used by the hours used. The hourly variable cost rate primarily includes fuel, airport handling and other fees, aircraft repairs and maintenance, crew expenses and catering. The variable cost rate is recomputed annually to reflect changes in costs.

(3)

This item reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the NEO. These other benefits include: accidental death or dismemberment insurance premiums, long-term disability insurance premiums, life and auto insurance premiums, automobile repairs and expenses, health or other club membership, the opportunity to travel on Carnival Corporation & plc cruise lines for reduced fares, and gross-ups for a portion of Mr. Foschi’s income taxes for his living accommodations and maintenance and automobile lease. The other personal air travel refers to the cost of tickets purchased by Carnival Corporation & plc used by the NEO or his guests on business and non-business occasions.

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2009 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2009

Equity awards and non-equity awards granted to the NEOs during fiscal 2009 are as follows:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) ($)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
		Threshold	Target	Maximum
Micky Arison		1,262,080	2,524,160	3,786,240
	12/19/2008				149,524	3,618,481
David Bernstein		219,442	438,884	658,326
	12/19/2008				17,800	430,760
Gerald R. Cahill		566,500	1,133,000	1,699,500
	12/19/2008				44,501	1,076,924
Pier Luigi Foschi		1,042,500	2,085,000	3,127,500
	12/19/2008				44,880	1,034,035
Howard S. Frank		1,222,640	2,445,280	3,667,920
	12/19/2008				124,603	3,015,393

(1)

This column shows the potential value of the payout of the annual cash bonuses under the management incentive plan applicable for each NEO for fiscal 2009 performance. The Non-Equity Incentive Plan awards for Messrs. Arison, Bernstein and Frank were made under the Corporate Plan. The Non-Equity Incentive Plan award for Mr. Cahill was made under the CCL Plan. The Non-Equity Incentive Plan award for Mr. Foschi was made under the Costa Plan. The actual amount of a NEO’s annual cash bonus paid in fiscal 2010 for fiscal 2009 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For a more detailed description of the potential payout under each plan, see the description in the Compensation Discussion and Analysis under the section “2009 Annual Cash Bonuses.”

(2)

This column shows the number of restricted shares of Carnival Corporation common stock granted to the NEOs in fiscal 2009 granted under the Carnival Corporation 2002 Stock Plan, with the exception of Mr. Foschi who received Carnival plc RSUs granted under the Carnival plc 2005 Employee Share Plan.

(3)

The amounts in this column are the full grant date values of the stock awards made in fiscal 2009, which were determined based on the assumptions set forth in footnotes 2 and 12 in the Carnival Corporation & plc financial statements for the year ended November 30, 2009 (disregarding estimated forfeitures). Unless otherwise noted, the value for Carnival plc shares has been converted from sterling into U.S. dollars based on the December 19, 2009 exchange rate of $1.54:£1. The full grant date fair value for an award is the amount that Carnival Corporation & plc will expense in its financial statements over the award’s vesting schedule, and may not correspond to the actual value that will be realized by the NEOs.

Narrative Disclosure to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal 2009” Table

Executive Long-Term Compensation Agreements. In 1998 Carnival Corporation entered into Executive Long-Term Compensation Agreements with Mr. Arison and Mr. Frank. These agreements provide that during the term of such officer’s employment, Carnival Corporation will provide equity-based compensation (in addition to his annual compensation consisting of a base salary and annual cash bonus) in the form of annual restricted share awards, contingent upon a satisfactory review of the performance of the officer. In accordance with these agreements, Mr. Arison is eligible to receive 84,000 restricted shares and Mr. Frank is eligible to receive 70,000 restricted shares. The restricted shares issued to Mr. Arison and Mr. Frank will cliff vest after a period of three years and will be subject to the forfeiture provisions described in the section entitled “Potential Payments upon Termination or Change of Control.” The Compensation Committees have discretion to award more shares outside of the terms of these agreements.

Service Agreement with Pier Luigi Foschi

Mr. Foschi entered into a new agreement in August 2009 setting forth the contractual and economic terms of his post as Chairman of the Board and Chief Executive Officer of Costa. The agreement provides for twelve month terms, which automatically renew unless either party gives 60 days advance written notice. Mr. Foschi’s annual base salary compensation for 2009 is €835,000. Pursuant to the agreement, Mr. Foschi’s annual performance-based bonus is determined pursuant to the Costa Plan. He also receives €115,000 annually as consideration for a non-competition provision whereby he may not undertake to operate in favor of companies in competition with Costa nor acquire a shareholding in such companies (unless the company is a listed company, in which case his ownership may not exceed 2%), entice away any of Costa’s suppliers of goods or services, nor induce any employee to resign in order to enter into an employment or independent contractor relationship in favor of other cruise vessel operators or owners.

If Mr. Foschi’s agreement is terminated by Costa for reasons other than Mr. Foschi’s breach of his obligations under the agreement or because Mr. Foschi is removed as a director of Costa for cause, or if Mr. Foschi resigns with cause under Italian law or as a result of a change of control of Costa, Mr. Foschi is entitled to a termination payment equal to his annual base salary, the annual non-competition compensation, and a bonus equal to the bonus paid for the year prior to termination (unless in the case of a change of control an alternative contractual arrangement is entered into with the new controlling group).

Annual Cash Bonus Plans

Annual cash bonuses for the NEOs are determined based on the Corporate Plan, the CCL Plan and the Costa Plan. For more detailed information regarding these plans, please refer to the exhibit index to the most recently filed Carnival Corporation & plc joint Annual Report on Form 10-K.

Equity-Based Compensation

In December 2008, the Compensation Committees awarded restricted shares or RSUs to the NEOs that cliff vest after three years, in conformity with the UK Combined Code. The closing price of Carnival Corporation common stock and Carnival plc ordinary shares on December 19, 2008, the grant date, was $24.20 and £14.96, respectively.

The restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. RSUs do not receive dividends or have voting rights. Each RSU is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock or Carnival plc ordinary shares, and, for RSUs awarded prior to December 1, 2008, interest shall be credited on the amount of cash dividend equivalents at a rate of 2% per annum. The cash and stock dividend equivalents will be distributed to Mr. Foschi upon the settlement of the RSUs upon vesting.

For further information regarding forfeiture and treatment upon termination or change of control, refer to the section entitled “Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards at 2009 Fiscal Year-End

Information with respect to outstanding Carnival Corporation options, restricted shares and RSUs granted by Carnival Corporation & plc to and held by the NEOs as of November 30, 2009, except for the options and RSUs issued to Mr. Foschi, which are Carnival plc ordinary shares is as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Micky Arison	120,000	0		43.56	1/26/2010	60,000	(5)(6)	1,921,800
	240,000	0		29.81	1/8/2011	60,000	(5)(7)	1,921,800
	120,000	0		22.57	10/8/2011	60,000	(5)(8)	1,921,800
	120,000	0		27.88	12/2/2012	84,000	(5)(9)	2,690,520
	120,000	0		34.45	10/13/2013	149,524	(5)(10)	4,789,254
	120,000	0		49.09	10/18/2014
	96,000	24,000	(3)	46.61	10/18/2012
	72,000	48,000	(4)	47.83	10/16/2013

TOTAL	1,008,000	72,000				413,524

David Bernstein	10,000	0		43.56	1/26/2010	10,000	(9)	320,300
	4,800	0		34.45	10/13/2013	17,800	(10)	570,134
	12,000	0		49.09	10/18/2014
	9,600	2,400	(3)	46.61	10/18/2012
	7,200	4,800	(4)	47.83	10/16/2013

TOTAL	43,600	7,200				27,800

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gerald R. Cahill	30,000	0		43.56	1/26/2010	10,000	(8)	320,300
	6,000	0		22.57	10/8/2011	25,000	(9)	800,750
	12,000	0		27.88	12/2/2012	44,501	(10)	1,425,367
	30,000	0		34.45	10/13/2013
	50,000	0		49.09	10/18/2014
	40,000	10,000	(3)	46.61	10/18/2012
	30,000	20,000	(4)	47.83	10/16/2013

TOTAL	198,000	30,000				79,501

Pier Luigi Foschi	200,000	0		42.04	2/25/2012	10,000	(10)	336,270
	28,800	0		47.03	10/17/2014	10,000	(13)	336,270
	58,264	0		47.03	10/17/2014	25,000	(10)	840,675
	21,200	0		48.39	4/13/2015	44,880	(11)	1,509,180
	32,000	8,000	(3)	47.57	10/17/2013
	30,000	20,000	(11)	52.77	2/20/2013
	0	50,000	(13)	42.90	2/19/2012

TOTAL	370,264	78,000				89,880

Howard S. Frank	100,000	0		43.56	1/26/2010	50,000	(6)	1,601,500
	20,000	0		27.88	12/2/2012	50,000	(7)	1,601,500
	40,000	0		34.45	10/13/2013	50,000	(8)	1,601,500
	100,000	0		49.09	10/18/2014	70,000	(9)	2,242,100
	80,000	20,000	(3)	46.61	10/18/2012	124,603	(10)	3,991,0347
	60,000	40,000	(4)	47.83	10/16/2013

TOTAL	400,000	60,000				344,603

(1)

Option exercise prices indicate rounding with respect to prices prior to 2002 which extended to four decimal places. Options issued to Mr. Foschi are in Carnival plc shares, which are priced in British Pounds Sterling. These option prices have been converted into the figures above based on the November 30, 2009 exchange rate of $1.65:£1.

(2)

Market value of the stock awards is based on the closing price of Carnival Corporation common stock on November 30, 2009 of $32.03, except for the Carnival plc RSUs awarded to Mr. Foschi under the Carnival plc 2005 Employee Share Plan which are based on the closing price of Carnival plc shares on November 30, 2009 of £20.38, which has been converted into $33.627 based on the November 30, 2009 exchange rate of $1.65:£1.

(3)	Options granted October 18, 2005 and vest 20% per year on the first through the fifth anniversaries of the grant date.
(4)	Options granted October 16, 2006 and vest 20% per year on the first through the fifth anniversaries of the grant date.
(5)	All shares are transferred upon issuance from Mr. Arison to the Nickel 2003 Revocable Trust of which Mr. Arison is a beneficiary.
(6)	Restrictions lapse on January 17, 2010.
(7)	Restrictions lapse on January 23, 2011.
(8)	Restrictions lapse on January 22, 2012.
(9)	Restrictions on the RSUs lapse on February 20, 2011.
(10)	Restrictions on the RSU’s lapse on December 19, 2011.
(11)	Options granted February 21, 2006 and vest 20% per year on the first through the fifth anniversaries of the grant date.
(12)	Restrictions on the RSUs lapse on February 19, 2012.
(13)	All options vest on February 19, 2012.

Option Exercises and Stock Vested for Fiscal Year 2009

No options were exercised by the NEOs during fiscal 2009. The following table provides information for the NEOs on the number of shares acquired upon the vesting of restricted shares and RSUs and the value realized, each before the payment of any applicable withholding tax and broker commissions.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Micky Arison	60,000	1,117,200
David Bernstein	0	0
Gerald R. Cahill	0	0
Pier Luigi Foschi	0	0
Howard S. Frank	50,000	931,000

(1)

The fair market value of Carnival Corporation shares realized on vesting has been determined using the average of the highest and lowest sale prices reported as having occurred on the New York Stock Exchange on the vesting date.

Pension Benefits in Fiscal Year 2009

The following table provides information regarding defined benefit retirement plan benefits for each of the NEOs. Messrs. Arison, Cahill and Frank participate in the Retirement Plan. Mr. Frank also participates in the Carnival SERP.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Micky Arison	Retirement Plan	30	1,420,529	—
David Bernstein	None	—	—	—
Gerald R. Cahill	Retirement Plan	15	3,231,415	—
Pier Luigi Foschi	None	—	—	—
Howard S. Frank	Retirement Plan Carnival SERP	30 25	— —	1,843,017 —

(1)

Credited service for benefit calculation purposes under the Retirement Plan and the Carnival SERP is limited to 30 and 25 years, respectively, while actual credited service for Messrs. Arison and Frank exceeds these amounts. In consideration of Mr. Frank’s forfeiture of retirement benefits from his prior employer, in April 1995, the Carnival Corporation Compensation Committee approved an agreement with Mr. Frank whereby Carnival Corporation agreed to compensate Mr. Frank upon his retirement for benefits he would have received if he had been credited with an additional 13 years of service in addition to the actual years of credited service. Mr. Frank has been paid his accrued benefit under both plans and, as a result, there is no longer any effect of the additional 13 years of credited service.

(2)

The present value of benefits was calculated based on the interest assumptions used to calculate the fiscal 2009 year end liabilities for each of the plans as disclosed in note 12 to the financial statements in the Carnival Corporation & plc joint Annual Report on Form 10-K for the year ended November 30, 2009. Specifically, for the Retirement Plan, benefits are assumed payable as lump sums at the later of age 65 or current age. Lumps sums were calculated using an interest rate of 4.25% and the 1994 Group Annuity Reserving Table used to determine lump sum payments in 2009. They were then discounted to the current age using an interest rate of 5.28% and the RP 2000 mortality table with mortality improvements projected seven years beyond the valuation date for annuitants and 15 years beyond the valuation date for participants not yet receiving payments. Due to taxation issues created by the adoption of Section 457A, Retirement Plan benefits will be paid as lump sums at the earlier of retirement or December 31, 2017.

Carnival Corporation & plc operate various group pension programs for its executives in which the NEOs also participate. Under the Carnival plc pension schemes, in line with UK best practice, pension benefits are based solely on base salary and no other elements of compensation are taken into account when determining pension benefits. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses are used to determine pension benefits.

Messrs. Arison, Cahill and Frank participate in the Retirement Plan. The Retirement Plan is unfunded and is not qualified for U.S. tax purposes. Benefits under the Retirement Plan are calculated based on age, length of service with Carnival Corporation and the average of a participant’s five highest consecutive years of compensation out of the last ten years of service. The benefit formula provides an annual benefit accrual equal to 1% of the participant’s earnings for the year up to “covered compensation” plus 1.6% of earnings for the year in excess of covered compensation then multiplied by the participant’s years of service up to a maximum of 30 years of credited service. “Covered compensation” may vary over the years based in part on changes in the Social Security taxable wage base. Covered compensation in 2009 for Messrs. Arison, Cahill and Frank was $71,724, $76,044 and $51,348, respectively. The elements of compensation to determine their benefits are their base salary and annual cash bonus. Each of Messrs. Arison, Cahill and Frank are vested in their respective benefit in accordance with the terms of the Retirement Plan. As a result of the adoption of Section 457A, benefits under the Retirement Plan will be paid as elected by the participant as a lump sum or monthly payments on or prior to the earlier of separation from employment, retirement or December 31, 2017. For Mr. Frank, each annual accrual beginning in 2009 will be paid in a lump sum to him each January up through 2017. During fiscal 2009, Mr. Frank received the present value of his 2008 annual accrual of $1,843,017 as a lump sum. The normal form of payment is a continuous and certain annuity for five years. Benefits payable in other forms are actuarially equivalent. At December 1, 2009, the accrued annual benefit for 2009 payable as a five-year certain and continuous annuity under the Retirement Plan to Mr. Cahill is $374,332.

Mr. Frank also participates in the Carnival SERP. The Carnival SERP is also unfunded and is not qualified for U.S. tax purposes. The Carnival SERP provides a benefit equal to 50% of Mr. Frank’s highest cash compensation in any 12 month period within the last sixty months offset by any benefit payable under the Retirement Plan and Social Security benefits. As a result of the adoption of Section 457A, benefits under the Carnival SERP will be paid as a lump sum each January beginning in 2010 following the year of the accrual up through 2017. Mr. Frank did not accrue additional SERP benefits in 2009.

Each of the Retirement Plan and the Carnival SERP provides a reduced early retirement benefit at age 55 after completion of 15 years of service. The normal retirement age under both plans is age 65. Benefits under the Retirement Plan are reduced by 6% for each year (1/2% for each month) that the participant retires before age 65. Benefits under the Carnival SERP are reduced by 3% for each year (1/4% for each month) that the participant retires before age 65. Mr. Arison and Mr. Cahill are currently eligible for early retirement under the Retirement Plan.

Carnival Corporation has a benefit limitation policy for the Retirement Plan which only applies to Mr. Arison. The annual compensation covered by the Retirement Plan for the calendar year 2009 for Mr. Arison has been limited to $358,455. Based on Mr. Arison’s level of compensation and his 30 credited years of service, the annual estimated benefits payable under the Carnival Corporation Retirement Plan to Mr. Arison at age 65 would be a life annuity (five-year certain benefit) $159,148 or a lump sum of $2,024,665. The Retirement Plan does not reduce benefits on account of Social Security (or any other benefit), other than as reflected in the benefit formula which is integrated with Social Security.

Mr. Bernstein and Mr. Foschi do not participate in any defined benefit pension plans sponsored by Carnival Corporation or Carnival plc. Mr. Bernstein is not eligible to participate in the Retirement Plan because it was closed to participation prior to his commencement of employment.

Nonqualified Deferred Compensation in Fiscal Year 2009

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Micky Arison	0	0	0	0	0
David Bernstein	2,458	28,260	79,790	350,117	131,600
Gerald R. Cahill	871,716	0	803,349	0	7,698,184
Pier Luigi Foschi	0	0	0	0	0
Howard S. Frank	0	0	3,805	12,677,727	0

(1)	These amounts are included under the “Salary,” “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table.”
(2)	These amounts are included in the All Other Compensation column of the “Summary Compensation Table.”

Carnival Corporation has established the Savings Plan, which is a nonqualified defined contribution plan for U.S. tax purposes. Until December 31, 2008, Messrs. Arison, Cahill, Bernstein and Frank could defer salary and/or bonus amounts into the Savings Plan. As described in the section of the Compensation Discussion and Analysis entitled “Impact of Regulatory Requirements on Compensation,” effective January 1, 2009, they could no longer defer any salary or bonus amounts into the Savings Plan. No company contributions were made on behalf of Messrs. Arison, Cahill and Frank since they participated in the Retirement Plan. Although the Savings Plan is unfunded, Carnival Corporation has established a “rabbi trust” that holds any executive deferrals and company contributions to the Savings Plan.

Benefits are paid based on the participant’s form and timing elections made in accordance with applicable Section 409A Treasury Regulations. Benefits are based on the participant’s deferrals of cash compensation and associated earnings and losses based on the investment allocation selected by the participant. The investment options available to participants in the Savings Plan are identical to those available to participants in the Carnival Corporation Fun Ship Savings Plan, a 401(k) plan, except for the Standard & Poor’s index fund and money market investment options. A participant may change his or her investment allocation at any time.

Because Mr. Bernstein is not a participant in the Retirement Plan which was closed to participation prior to his commencement of employment, for every dollar Mr. Bernstein deferred into the Savings Plan, Carnival Corporation matched 50% up to the lower of (ii) 50% of the U.S. Internal Revenue Service qualified plan limitation (which in 2009 was $16,500) or (ii) 6% of his eligible pay. “Eligible pay” includes regular pay (before any pre-tax contributions from his pay and taxes) and bonus. Carnival Corporation may also make profit sharing contributions into the Savings Plan based upon his eligible pay and years of service according to the following schedule:

Years of Service	Award (% of Eligible Pay)
Less than 2	0%
2-5	1%
6-9	2%
10-13	3%
14-16	5%
17-19	7%
20-22	9%
23-25	12%
26 and over	15%

As of November 30, 2009, Mr. Bernstein had 12 years of service.

Following the promulgation of Section 457A, salary and bonus deferrals into the Savings Plan are no longer permitted. Beginning in 2009, Mr. Bernstein and all other Savings Plan participants who are deemed highly compensated employees under IRS regulations will be paid the equivalent of their annual matching award and profit sharing contribution as additional cash compensation. The effect of this change will result in no additional benefit for Mr. Bernstein and will not result in a material incremental cost to Carnival Corporation.

Additional information with respect to pension plan arrangements for Carnival plc for the year ended November 30, 2009 is included in Part I of the Carnival plc Directors’ Remuneration Report included in this proxy statement as the Compensation Discussion and Analysis and Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Potential Payments Upon Termination or Change of Control

Each of our NEOs may be eligible to receive certain payments and benefits in connection with termination of employment under various circumstances. The potential benefits payable to our NEOs in the event of termination of employment under various scenarios on November 30, 2009 are described below.

In addition to benefits described below, NEOs will be eligible to receive any benefits accrued under Carnival Corporation & plc broad-based benefit plans, such as distributions under life insurance and disability benefits and accrued vacation pay, in accordance with those plans and policies. These benefits are generally available to all employees. Our NEOs will also be eligible to receive any account balances at the 2009 fiscal year under our nonqualified deferred compensation plans and programs as set forth in the “Nonqualified Deferred Compensation in Fiscal Year 2009” table in accordance with their payout election. Our NEOs will also be eligible to receive any vested benefits under our pension programs upon termination of employment in accordance with those plans and policies. These benefits are described in the “Pension Benefits in Fiscal Year 2009” table and the description that follows that table. There are no special or enhanced executive benefits under our pension and nonqualified deferred compensation plans and programs, and all of our NEOs are fully vested in those benefits.

Severance Benefits

It is the policy of the Compensation Committees for executive officers to have notice periods, if any, of not more than 12 months in duration. Following U.S. accepted practice on remuneration, the Compensation Committees have adopted a policy not to enter into service contracts with U.S. executives. The Compensation Committees will continue to have regard to the individual circumstances of each case taking account of best practice in the UK and the U.S. and the expected cost to Carnival Corporation & plc of any termination of an executive’s employment arrangements. Details of individual termination arrangements for the NEOs are set out below:

Name	Effective date of service contract	Unexpired term of contract from November 30, 2009	Notice period	Compensation for loss of office
Micky Arison	None(1)	None	None	None
David Bernstein	None	None	None	None
Gerald R. Cahill	None	None	None	None
Pier Luigi Foschi	Aug. 21, 2009	12 months	12 months	1x annual base salary and bonus
Howard S. Frank	None(1)	None	None	None

(1)

Messrs. Arison and Frank only have Executive Long-Term Compensation Agreements. Nothing in those agreements confers a right to be employed by Carnival Corporation and no notice period to terminate the agreements applies.

In accordance with U.S. practice, Messrs. Arison, Bernstein, Cahill and Frank have no employment agreements and no entitlement to severance except for possible retention of unvested options and restricted share awards depending on the circumstances of their separation of employment discussed below. Mr. Foschi is the only NEO with a service agreement providing cash severance. As shown in the above chart, Mr. Foschi may be eligible to receive 12 months of base salary plus a cash bonus if his employment is terminated for certain reasons as described in the section entitled “Individual Arrangements Related to Equity Awards under the Carnival Corporation 2002 Stock Plan.” In line with U.S. practice, Mr. Foschi’s severance includes an amount equal to his prior year annual cash bonus. If Mr. Foschi’s agreement is terminated by Costa for reasons other than Mr. Foschi’s breach of his obligations under the agreement or because Mr. Foschi is removed as a director of Costa for cause, or if Mr. Foschi resigns with cause under Italian law or as a result of a change of control of Costa, Mr. Foschi is entitled to a termination payment equal to his annual base salary (which includes the annual non-competition compensation of €115,000) and a bonus equal to the bonus paid the year prior to termination (unless, in the case of a change of control, an alternative contractual arrangement is entered into with the new controlling group). If Mr. Foschi’s employment had terminated on November 30, 2009 under these circumstances, he would have received a severance payment equal to one year’s base salary of $1,320,500 (which includes the annual non-competition compensation of $159,850) plus a bonus equal to his prior fiscal year’s bonus of $1,676,631. These amounts would be payable in euros. For purposes of this discussion, his potential compensation has been converted into U.S. dollars at the average exchange rate of the dollar for the 2009 fiscal year of $1.39: €1.

Equity-Based Compensation

Vesting of options, restricted shares and RSUs upon termination of an NEO’s employment is dependent upon the reasons the NEO is terminated, the terms of the respective equity award plan and the associated equity award agreement. Awards granted to Messrs. Bernstein, Cahill and Foschi are subject to the same terms as all other participants generally, except as described below. Mr. Arison and Mr. Frank have Executive Long-Term Compensation Agreements that provide for accelerated or continued vesting of awards upon termination of employment under certain circumstances described below. Absent an Executive Long-Term Compensation Agreement or an employment and/or equity award agreement specifying a different treatment, equity awards held by NEOs will be treated according to the respective provisions of the plans described further below.

Carnival Corporation 2002 Stock Plan

All NEOs except Mr. Foschi receive equity awards under the Carnival Corporation 2002 Stock Plan. The terms of the Carnival Corporation 2002 Stock Plan and the equity award agreements applicable to participants generally provide that upon termination for death or disability all unvested equity awards will immediately vest. Upon retirement, awards continue to vest according to their terms as though employment had not ended; provided, however, that as each participant reaches retirement age after December 31, 2008 the award will immediately vest as to 50% of the award. For equity awards made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service or at least 65 years of age with five years of service. Upon voluntary termination prior to qualifying for retirement, all unvested equity awards are forfeited. Upon a change of control, all options become immediately exercisable and the restricted period on all restricted shares and RSUs immediately expires. Change of control means the occurrence of any of the following (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock of Carnival Corporation or (B) the combined voting power of the then outstanding voting securities of Carnival Corporation and Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or the Arison family, (ii) incumbent directors cease to constitute at least a majority of the boards of directors, (iii) the dissolution or liquidation of Carnival Corporation, (iv) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival Corporation, or (v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Carnival Corporation that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity-based awards made to the NEOs in February 2008 contain confidentiality and non-compete provisions that restrict them from competing with Carnival Corporation. All of the equity-based awards made to participants, including the NEOs, in December 2008 and thereafter contain confidentiality and non-compete provisions (which restrict them from competing with Carnival Corporation for the remainder of the award’s vesting period. If they breach either of these provisions, they will forfeit the right to receive all unvested and unexercised equity awards.

Individual Arrangements Related to Equity Awards under the Carnival Corporation 2002 Stock Plan

Micky Arison and Howard S. Frank. In 1998, Mr. Arison and Mr. Frank entered into Executive Long-Term Compensation Agreements with Carnival Corporation that contain additional provisions pertaining to all of their equity awards under the Carnival Corporation 2002 Stock Plan. These agreements include provisions that differ from the standard terms of the plan described above that result in the vesting of awards upon termination of employment under certain circumstances. If their employment is terminated without cause, options will continue to vest according to their terms, and restricted share awards granted prior to February 2008 will vest in 20% annual installments on each of the first through fifth anniversaries of the date of grant of the award. Restricted share awards granted in February 2008 and thereafter will vest in 33.33% annual installments on each of the first through third anniversaries of the date of the grant of the award.

In December 2008, the Executive Long-Term Compensation Agreement with Mr. Arison was amended to change the age after which Mr. Arison may voluntarily terminate his employment and be eligible to continue to vest in the equity awards made to him under the agreement from 60 to 65 years of age. Accordingly, if employment terminates due to diagnosis of a terminal medical condition or if Mr. Arison voluntarily terminates his employment after attaining age 65, all of their respective outstanding equity awards will continue to vest according to their original vesting schedule. For purposes of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

If Mr. Arison voluntarily terminates his employment within 14 days of notice that the Compensation Committees elect to reduce the number of restricted shares granted under the agreement by more than 25%, then his restricted share awards will vest according to an alternate vesting schedule. The alternate vesting schedule allows Mr. Arison to retain 20% per year beginning with the first anniversary date of the restricted shares grant for awards granted prior to February 2008, and 33% per year for awards granted in February 2008 and thereafter. Any restricted shares remaining unvested after application of this alternate vesting schedule are forfeited. If Mr. Arison voluntarily terminates his employment before age 65, all unvested awards are forfeited. If termination occurs before the first anniversary date of the grant, all restricted shares are forfeited. The provisions of this paragraph are not applicable to Mr. Frank.

David Bernstein and Gerald R. Cahill. The terms of Mr. Bernstein and Mr. Cahill’s restricted stock agreement for awards granted in February 2008 and thereafter provide that if their employment is terminated without cause or they voluntarily terminate due to a diagnosis of terminal medical condition, the restricted share awards will continue to vest according to their original vesting schedule. For purpose of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

Carnival plc Executive Share Option Plan

Mr. Foschi is the only NEO that holds outstanding options under this plan. Mr. Foschi receives the same treatment as other Carnival Executive Share Option Plan participants generally. Under the terms of the plan and Mr. Foschi’s award agreements, upon termination for cause or voluntary termination, all options will be forfeited. Upon change of control or termination of employment for retirement, injury, disability, ill health or termination by Carnival plc without cause, all options will vest and become exercisable. Change of control is defined to mean (i) a person, alone or in concert with others making a general offer to acquire the whole of the share capital of Carnival plc, (ii) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (iii) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, or (iv) notice being duly given of a resolution for the voluntary winding-up of Carnival plc. Cause is not specifically defined in this plan.

Carnival plc 2005 Employee Share Plan

Mr. Foschi is the only NEO who receives awards under the Carnival plc 2005 Employee Share Plan. Mr. Foschi receives the same treatment under the Carnival plc 2005 Employee Share Plan as other participants generally for awards granted through fiscal year 2008, except with respect to termination in the event of disability as described in the section entitled “Individual Arrangements Related to Equity Awards under the Carnival plc Equity Plans.” All awards vest upon termination of employment for death. Upon retirement, all awards will continue to vest according to their terms as if employment had not been terminated. For equity awards made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service. Upon a change of control, all awards will vest. Change of control is defined to mean the occurrence of any of the following (i) a person (either alone or together with any person acting in concert with him) obtaining control of Carnival plc as a result of a general offer or otherwise for the whole of the share capital of Carnival plc (other than those shares which are already owned by him and/or any person acting in concert with him), (ii) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of Carnival plc or (B) the combined voting power of the then outstanding voting securities of Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or members of the Arison family, (iii) incumbent directors cease to constitute at least a majority of the boards of directors, (iv) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (v) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, (vi) notice being duly given of a resolution for the voluntary winding-up of Carnival plc, (vii) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival plc, or (viii) the completion of a reorganization, recapitalization, merger, consolidation, share exchange or similar form of corporate transaction involving Carnival plc that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity-based awards made to the NEOs in February 2008 and thereafter contain confidentiality and non-compete provisions that restrict them from competing with Carnival plc. If they breach either of these provisions, they will forfeit the right to receive all unvested and unexercised equity awards.

Individual Arrangements Related to Equity Awards under the Carnival plc Equity Plans

Pier Luigi Foschi. In the event of termination of employment as a result of disability, all of Mr. Foschi’s outstanding options and RSUs will vest. The terms of Mr. Foschi’s RSU agreement for awards granted in December 2008 provide that if his employment is terminated without cause or he voluntarily terminates due to diagnosis of a terminal medical condition, the RSU award will continue to vest according to its original vesting schedule. For purposes of his agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

Acceleration of Equity Awards Upon Termination of Employment or Change of Control

The following chart shows the value of option, restricted share, and RSU awards that would have become vested, or that could have continued to vest, subject to any non-compete and confidentiality requirement, for termination of employment or upon a change of control as of November 30, 2009. No termination of employment is required to trigger acceleration upon a change of control. For this purpose, options were valued as the difference between the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date and the applicable exercise price of the options. Restricted shares and RSUs were valued based on the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date. The value for Carnival Corporation common shares is based on $32.03, which is the closing price reported as having occurred on the New York Stock Exchange on November 30, 2009 and the value for Carnival plc ordinary shares is based on $33.627, which is the closing price reported as having occurred on the London Stock Exchange on November 30, 2009 of £20.38, which has been converted at November 30, 2009 exchange rate of $1.65:£1. The value of options includes only those options with an exercise price above these closing prices. As described above, certain options, restricted shares or RSUs do not vest upon termination of employment, but continue to vest over time according to the terms of the relevant equity plan, or Executive Long-Term Compensation, employment, service or equity award agreements. The true value of these equity awards for future vesting periods is subject to market fluctuations occurring over time.

Estimated Potential Value for Acceleration of Equity Awards

	Termination without Cause ($)	Voluntary Termination ($)	Retirement ($)	Death, Disability or Diagnosis of Terminal Medical Condition ($)		Change of Control ($)
Micky Arison	7,931,400	2,166,000	10,621,920	7,931,400		7,931,400
David Bernstein	890,434	0	0	890,434		890,434
Gerald R. Cahill	2,653,037	106,620	1,227,670	2,653,037		2,653,037
Pier Luigi Foschi	2,349,855	0	0	3,022,395	(1)	3,022,395
Howard S. Frank	11,120,734	11,120,734	11,120,734	11,120,734		11,120,734

Total	24,945,460	13,393,354	22,970,324	25,618,000		28,618,000

(1)	Mr. Foschi would receive $2,349,855 in the event of voluntary termination due to diagnosis of a terminal medical condition.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP were the auditors of Carnival Corporation & plc during 2009 and 2008. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended November 30, 2009 and 2008 are set forth below:

	Carnival Corporation & plc 2009 (in millions)		Carnival Corporation & plc 2008 (in millions)
Audit Fees	$5.1		$5.8
Audit-Related Fees	0.0		0.0
Tax Fees	0.0	(1)	0.0
All Other Fees	0.1		0.0	(1)

Total	$5.2		$5.8

(1)	Less than $50,000.

Audit Fees for 2009 and 2008 were for professional services rendered for the integrated audits of the Carnival Corporation & plc consolidated financial statements and system of internal control over financial reporting, quarterly reviews of our joint Quarterly Reports on Form 10-Q, the audits of the Carnival plc IFRS annual consolidated financial statements, consents, 2008 SEC comment letter, 2008 Financial Reporting Review Panel comment letter, comfort letters, registration statements, statutory audits of various international subsidiaries and other agreed upon procedures.

There were no Audit-Related Fees for 2009 and 2008.

Tax Fees for 2009 were for international tax research. There were no Tax Fees for 2008.

All Other Fees for 2009 were primarily for information technology consulting and services. In 2008, these fees were primarily for Immigration and Naturalization Service certifications and license fees for internal audit and accounting research software.

All of the services described above were approved by the Audit Committees, and in doing so, the Audit Committees did not rely on the de minimis exception set forth in Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In December 2003, the Audit Committees adopted Key Policies and Procedures which address, among other matters, pre-approval of audit and permissible non-audit services provided by the independent registered certified public accounting firm. The Key Policies and Procedures require that all services to be provided by the independent registered certified public accounting firm must be approved by the Audit Committees prior to the performance of such services. The Audit Committees consider whether the services requested are consistent with the rules of the SEC on auditor independence.

REPORT OF THE AUDIT COMMITTEES

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Audit Committee. In accordance with their charter, each Audit Committee assists the relevant board of directors in carrying out its oversight of:

•	the integrity of the relevant financial statements;

•	Carnival Corporation and Carnival plc’s compliance with legal and regulatory requirements;

•	the auditors’ qualifications and independence; and

•	the performance of Carnival Corporation & plc’s internal audit functions and independent auditors.

Both Audit Committees are subject to the audit committee independence requirements under the corporate governance standards of the New York Stock Exchange and relevant SEC rules, and the Audit Committee of Carnival plc is also subject to the requirements of the UK Combined Code. The two Audit Committees have identical members and each currently consists of six independent (as defined by the listing standards of the New York Stock Exchange currently in effect, SEC rules and the UK Combined Code), non-executive directors. The Carnival Corporation board of directors has determined that Richard J. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the Carnival plc board of directors has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Combined Code.

Management has primary responsibility for Carnival Corporation & plc’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements. Carnival Corporation & plc’s independent auditor is responsible for performing an independent audit of those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committees are responsible for monitoring and overseeing the financial reporting process and the preparation of consolidated financial statements and for supervising the relationship between Carnival Corporation & plc and its independent auditor, as well as reviewing the group’s systems of internal controls and compliance with the group Code of Business Conduct and Ethics. The Audit Committees have met and held discussions with management of Carnival Corporation & plc and the independent auditor. In this context, management represented to the Audit Committees that Carnival Corporation & plc’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committees (i) reviewed and discussed Carnival Corporation & plc’s audited consolidated financial statements for the year ended November 30, 2009 with Carnival Corporation & plc’s management and with Carnival Corporation & plc’s independent auditor; (ii) discussed with Carnival Corporation & plc’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and (iii) received the written disclosures and the letter from Carnival Corporation & plc’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committees concerning independence and discussed with Carnival Corporation & plc’s independent auditor the independent auditors’ independence. The Audit Committees also considered whether the provision to the relevant entity by the independent auditor of non-audit services was compatible with maintaining the independence of the independent auditor. Based on the reviews and discussions described above, the Audit Committees recommended to the boards of directors that the audited consolidated financial statements of Carnival Corporation & plc be included in Carnival Corporation & plc’s Annual Report on Form 10-K for the year ended November 30, 2009 for filing with the SEC.

The Audit Committee of Carnival Corporation	The Audit Committee of Carnival plc
Richard J. Glasier, Chairman	Richard J. Glasier, Chairman
Modesto A. Maidique	Modesto A. Maidique
Stuart Subotnick	Stuart Subotnick
Laura Weil	Laura Weil
Randall J. Weisenburger	Randall J. Weisenburger
Uzi Zucker	Uzi Zucker

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

It is our practice to review all relationships and transactions in which Carnival Corporation & plc and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Legal and Corporate Finance Departments are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions in which the amount involved exceeds $120,000 in which the Company was or is to be a participant and a related person had or will have a direct or indirect material interest are disclosed in our proxy statement. In addition, the boards review and approve or ratify any related person transaction involving (1) a director regardless of the amount and (2) a non-director executive officer with an aggregate value in excess of $50,000.

In the course of its review and approval or ratification of a related person transaction, the boards may consider the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the boards deem appropriate.

Any member of the boards who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the board that considers the transaction.

Related Person Transactions

Transactions with Micky Arison. Micky Arison, our Chairman and Chief Executive Officer, is also the Chairman, President and the indirect sole shareholder of FBA II, Inc., the sole general partner of Miami Heat Limited Partnership (“MHLP”), the owner of the Miami Heat, a professional basketball team. He is also the indirect sole shareholder of Basketball Properties, Inc., the sole general partner of Basketball Properties, Ltd. (“BPL”), the manager and operator of American Airlines Arena. Pursuant to a five-year advertising and promotion agreement between Carnival Cruise Lines, MHLP and BPL which expired in July 2009, Carnival Cruise Lines paid approximately $270,100 in fiscal 2009 for the advertising and promotion of Carnival Cruise Lines during Miami Heat games and other events held at the American Airlines Arena, located in Miami, Florida. Effective October 2009, Carnival Cruise Lines, MHLP and BPL entered into a three-year advertising and promotion agreement pursuant to which Carnival Cruise Lines paid approximately $162,500 during fiscal 2009. In addition, Carnival Cruise Lines paid approximately $8,100 for radio and in-game commercials to promote Carnival Cruise Lines during Miami Heat games.

In addition, in October 2004 Carnival Corporation entered into a seven-year agreement with BPL for the use of six courtside lounge seats at the Miami Heat games played at the American Airlines Arena and other public events at the arena. Under the agreement, Carnival Corporation agreed to pay $180,000 per year for the first five years, plus taxes, subject to a 5% increase in years six and seven. This agreement was terminated effective July 2009.

Transactions with the Ted Arison Family Foundation USA, Inc. Until September 2009, Shari Arison (Micky Arison’s sister) was the Chairman of the Board of Trustees of the Ted Arison Family Foundation USA, Inc. (the “Foundation”), a charitable foundation established by Carnival Corporation’s founder, Ted Arison. Carnival Corporation leased approximately 100 square feet of office space to the Foundation until November 30, 2009, when the leasing arrangement was terminated. Carnival Corporation also provided the services of one of its employees to the Foundation until December 31, 2009, when that arrangement was also terminated. During fiscal 2009, Carnival Corporation billed the Foundation $132,000 for both occupancy and other costs incurred by Carnival Corporation related to this employee.

Registration Rights. Pursuant to a letter agreement (the “Trust Registration Rights Agreement”) dated July 11, 1989, Carnival Corporation granted to the Ted Arison Irrevocable Trust (the “Irrevocable Trust”) and the Arison Children’s Irrevocable Trust (the “Children’s Trust,” and together with the Irrevocable Trust, the “Trusts”) certain registration rights with respect to certain shares of Carnival Corporation common stock held for investment by the Trusts (the “Shares”). The beneficiaries of the Trusts included the children of Ted Arison, including Micky Arison, our Chairman of the boards and Chief Executive Officer, and Shari Arison. Effective December 26, 1991, the Children’s Trust was divided into three separate continued trusts, including continued trusts for Micky Arison, Shari Arison and Michael Arison.

Under the Trust Registration Rights Agreement, Carnival Corporation has granted the Trusts demand and piggyback registration rights. Carnival Corporation is not required to effect any demand registration unless all of the Shares owned by either of the Trusts are included in the demand. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Trusts, selling costs, underwriting discounts and applicable filing fees.

Under a registration rights agreement dated June 14, 1991, as amended by an amendment dated July 31, 1991 and a succession agreement dated May 28, 2002 (together, the “Arison Registration Rights Agreement”), Carnival Corporation granted certain registration rights to Ted Arison with respect to certain shares of common stock beneficially owned by him (the “Arison Shares”) in consideration for $10,000. The registration rights were held by the Estate of Ted Arison. The Estate of Ted Arison subsequently transferred the Arison Shares to the Nickel 1997 Irrevocable Trust (formerly known as The 1997 Irrevocable Trust of Micky Arison), the Artsfare 1992 Irrevocable Trust (formerly known as the Ted Arison 1992 Irrevocable Trust for Lin No. 2) and the Eternity Four Trust (formerly known as the Ted Arison 1994 Irrevocable Trust for Shari No. 1) (collectively, the “Family Trusts”). The Arison Registration Rights Agreement provides the Family Trusts and certain transferees with demand and piggyback registration rights. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Family Trusts, selling costs, underwriting discounts and applicable filing fees.

Son of Pier Luigi Foschi. The son of Pier Luigi Foschi, one of our NEOs and a director, is a minority partner in Studio Biscozzi-Nobili, an Italian tax consulting firm, which is retained from time to time to provide tax advice to Costa and AIDA Cruises, Carnival plc’s subsidiaries. During fiscal 2009, we paid approximately $285,000 to Studio Biscozzi-Nobili for providing such services to Costa and AIDA Cruises.

Transactions with Omnicom Group, Inc. Randall J. Weisenburger, a member of our boards, is the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., an advertising, marketing and corporate communications company. During fiscal 2009, Omnicom Group Inc. received approximately $6.7 million from Carnival Corporation & plc for advertising and marketing services. Such fees represented less than 1/10th of 1% of the consolidated revenues of Omnicom Group Inc. It is anticipated that Carnival Corporation & plc will continue to do business with Omnicom Group Inc. in the future.

Charitable Donations. One of our board members, Modesto A. Maidique, is the former President of FIU and is now a professor of management of FIU and Executive Director of FIU’s Center for Leadership. In fiscal 2008, Carnival Corporation made a $900,000 gift commitment to FIU in support of the FIU School of Hospitality and Tourism Management, which is being paid in annual installments over five years. FIU agreed to use the gift, which qualified for $700,000 in matching funds from the State of Florida, to (1) renovate, furnish and equip a 2,600 square foot multi-purpose facility to be named the “Carnival Student Center” and (2) establish and endow Carnival Scholarships for students to be known as Carnival Scholars. During fiscal 2009, Carnival Corporation paid $250,000 in respect of this commitment. During fiscal 2009, Carnival Corporation also made additional donations in the amount of approximately $15,500 for event sponsorships and scholarship contributions.

Mary Frank, the spouse of Howard S. Frank, our Vice Chairman and Chief Operating Officer, is a past President of the Board of Trustees of the Miami Art Museum and currently serves on its Executive Committee. During fiscal 2008, Carnival Corporation made a conditional pledge of $5,000,000 to the Miami Art Museum to be used for on-going capital expenditures, a capital campaign to include construction of certain galleries to be named as the “Carnival Family Gallery” and the “Carnival Educational Gallery” and expenses relating to educational outreach programs. In January 2009, the board approved payment of the second installment of $500,000. It is anticipated that eight additional $500,000 annual installments will be submitted for board approval annually. During fiscal 2009, Carnival Corporation also made additional donations in the amount of approximately $12,500 for general sponsorships and educational programs.

Alonzo Mourning is the founder and primary sponsor of the Overtown Youth Center, an 18,000 square foot facility located in the heart of Miami’s inner city, which provides academic and recreational activities for children. Mr. Mourning is current employee of and a former player for the Miami Heat, a professional basketball team. As described above, Micky Arison, our Chairman and Chief Executive Officer, is also the Chairman, President and the indirect sole shareholder of FBA II, Inc., the sole general partner of MHLP, the owner of the Miami Heat. During fiscal 2008, Carnival Corporation conditionally pledged a gift of $500,000 to the Overtown Youth Center Endowment Fund. In January 2009, the board approved payment of the second installment of $100,000. It is anticipated that three additional annual installments will be submitted for board approval annually. During fiscal 2009, Carnival Corporation also made additional donations in the amount of approximately $51,500 for program support.

The board has reviewed and approved or ratified these transactions.

CARNIVAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 13, 2010

The undersigned shareholders of Carnival Corporation hereby revoke all prior proxies and appoint Micky Arison and Arnaldo Perez, and each of them, proxies and attorneys in fact, each with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of common stock of Carnival Corporation which the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 13, 2010 or any postponement or adjournment of the annual meeting.

Please mark your vote as indicated in this example:    ☒

A vote “FOR” Proposals 1 through 21 and a vote “AGAINST” Proposal 22 is recommended by the Board of Directors.

1.	To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To re-elect Ambassador Richard G. Capen, Jr. as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To re-elect Robert H. Dickinson as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To re-elect Howard S. Frank as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To re-elect Modesto A. Maidique as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To re-elect Peter G. Ratcliffe as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

13.	To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

14.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

15.

To re-appoint the UK firm of PricewaterhouseCoopers LLC as independent auditors of Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Carnival Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

16.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

17.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

18.	To approve the directors’ remuneration report of Carnival plc for the year ended November 30, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

19.	To approve the giving of authority for the allotment of new shares by Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

20.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

21.	To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market.

FOR	AGAINST	ABSTAIN
☐	☐	☐

22.	To consider a shareholder proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐

23.	In their discretion, the proxies are authorized to vote upon such other business as may come before the annual meeting, or any adjournment(s) thereof.

	Yes	No
Please indicate if you plan to attend the annual meeting.	☐	☐

PERSONS WHO DO NOT INDICATE ATTENDANCE AT THE ANNUAL MEETING ON THIS PROXY CARD WILL BE REQUIRED TO PRESENT PROOF OF STOCK OWNERSHIP TO ATTEND.

The shares represented by this Proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1 through 21 and AGAINST Proposal 22.

Signature	Signature

(Please sign exactly as name appears above.)

Dated:	, 2010

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Admission Card Annual General Meeting – Tuesday, April 13, 2010 at 10:00 a.m. (DST) The Biltmore Hotel 1400 Anastasia Avenue Coral Gables, Florida 33134 United States of America	Notes:
	1.

A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend, speak and vote instead of him. All of the proposed resolutions will be voted on a poll. A proxy need not be a shareholder of the Company.

	2.

A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. To appoint more than one proxy, (an) additional proxy form(s) may be obtained by contacting the registrars on 0871 3842665* from within the United Kingdom (or +44 (0)121 4157107 from elsewhere) or you may photocopy this form. Please indicate in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one which was executed last shall be treated as replacing and revoking the others in their entirety as regards that share. If the Company is unable to determine which was executed last, none of them shall be valid in respect of that share.

	3.

To be valid, your signed and dated proxy form must be completed, signed and deposited together with any power of attorney or authority under which it is signed or a certified copy of such power of attorney or authority (whether delivered personally or by post), at the offices of the Company’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6GL as soon as possible and no later than 3:00 p.m. (BST) on April 11, 2010. In the case of a corporation, the proxy form should be executed under its common seal and/or the hand of a duly authorised officer or person.

	4.

The “Vote Withheld” box is provided to enable you to abstain on any particular resolution. However, it should be noted that a “vote withheld” is not a vote in law and will not be counted in the calculation of the proportion of votes “for” and “against” a resolution but will be counted to establish if a quorum is present.

Name of Shareholder. Address of Shareholder. Address of Shareholder. Address of Shareholder.	5.

If you would like to submit your proxy vote via the Internet, you can do so by accessing the www.sharevote.co.uk website. To do this you will need to use the Voting ID, Task ID and Shareholder Reference Number, which are given opposite. Alternatively CREST members can submit their proxy through the CREST Electronic Proxy Appointment Service (ID RA19).

	6.

Only those shareholders registered on the register of members of the Company at 6:00 p.m. (BST) on April 11, 2010 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 6.00 p.m. (BST) on April 11, 2010 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

	7.

In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names stand on the register of members of the Company in respect of the relevant joint holding.

	8.

To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID RA19) by 6:00 p.m. (BST) on April 11, 2010. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST System) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

	9.	Return of this form of proxy will not prevent a registered shareholder from attending the meeting and voting in person.
If you come to the meeting please bring this card with you. It is evidence of your right to attend and vote at the meeting and will help you gain admission as quickly as possible. Please also see overleaf.	10.

In respect of any resolution for which you have not given specific instructions on how your proxy should vote, your proxy will have discretion to vote on that resolution, in respect of your total holding, as they see fit. Your proxy will also have discretion to vote as they see fit on any other business which may properly come before the meeting, including amendments to resolutions, and at any adjournment of the meeting.

		*Calls to this number are charged at 8p per minute from a BT landline. Other telephone providers costs may vary.

Annual General Meeting

Name of Shareholder (s)

VOTING I.D.	TASK I.D.	SHAREHOLDER REFERENCE NUMBER

I/We, hereby appoint the Chairman of the meeting, or	*

As my/our proxy to attend and vote on my/our behalf at the Annual General Meeting of Carnival plc (the Company) to be held on Tuesday, April 13, 2010 and at any adjournment of the meeting. I would like my proxy to vote on the resolutions proposed at the meeting as indicated on this form.

Please indicate your vote by marking the appropriate boxes in black ink like this:

	Resolution	For	Against	Abstain		Resolution	For	Against	Abstain
1.	To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc	☐	☐	☐	12.	To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc	☐	☐	☐
2.	To elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc	☐	☐	☐	13.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc	☐	☐	☐
3.	To re-elect Robert H. Dickinson as a director of Carnival Corporation and Carnival plc	☐	☐	☐	14.	To re-elect Uzi Zucker as a director of Carnival Corporation and Carnival plc	☐	☐	☐
4.	To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc	☐	☐	☐	15.	To re-appoint Carnival plc’s independent auditors and to ratify Carnival Corporation’s independent registered certified public accounting firm	☐	☐	☐
5.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and Carnival plc	☐	☐	☐	16.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors	☐	☐	☐
6.	To re-elect Howard S. Frank as a director of Carnival Corporation and Carnival plc	☐	☐	☐	17.	To receive the UK annual accounts and reports of the directors and auditors of Carnival plc	☐	☐	☐
7.	To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc	☐	☐	☐	18.	To approve directors’ remuneration report for Carnival plc	☐	☐	☐
8.	To re-elect Modesto A. Maidique as a director of Carnival Corporation and Carnival plc	☐	☐	☐	19.	To approve the giving of authority for the allotment of new shares by Carnival plc	☐	☐	☐
9.	To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc	☐	☐	☐	20.	Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc	☐	☐	☐
10.	To re-elect Peter G. Ratcliffe as a director of Carnival Corporation and Carnival plc	☐	☐	☐	21.	Special resolution to authorise market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc	☐	☐	☐
11.	To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival plc	☐	☐	☐	22.	To consider a shareholder proposal	☐	☐	☐
		Date
							Signature

*☐ Please tick here if this proxy appointment is one of multiple appointments
*For the appointment of more than one proxy, please refer to Note 2.

This card should not used by any comments, change of address, or other inquiries. Please send a separate instruction.

Poll Card

Please bring this card with you to the meeting. Do NOT post this card to the Registrar.

1.	To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc
2.	To elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc
3.	To re-elect Robert H. Dickinson as a director of Carnival Corporation and Carnival plc
4.	To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc
5.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and Carnival plc
6.	To re-elect Howard S. Frank as a director of Carnival Corporation and Carnival plc
7.	To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc
8.	To re-elect Modesto A. Maidique as a director of Carnival Corporation and Carnival plc
9.	To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc
10.	To re-elect Peter G. Ratcliffe as a director of Carnival Corporation and Carnival plc
11.	To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival plc
12.	To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc
13.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc
14.	To re-elect Uzi Zucker as a director of Carnival Corporation and Carnival plc
15.	To re-appoint Carnival plc’s independent auditors and ratification of Carnival Corporation’s independent registered certified public accounting firm
16.	To authorize Carnival plc’s audit committee to agree the remuneration of the independent auditors
17.	To receive the UK annual accounts and reports of the directors and auditors of Carnival plc
18.	To approve directors’ remuneration report of Carnival plc
19.	To approve the giving of authority for the allotment of new shares by Carnival plc
20.	Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc
21.	Special resolution to authorise market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc
22.	To consider a shareholder proposal

Name:

Signature:

RESPONSE LICENCE No.
1

BARCODE

Equiniti Aspect House Spencer Road Lancing West Sussex BN99 6GL